Filed Pursuant to Rule 424(b)(5)
File No. 333-192059

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Dated March 19, 2014

PRELIMINARY    PROSPECTUS    SUPPLEMENT

(To Prospectus Dated November 1, 2013)

$250,000,000

Kennedy-Wilson, Inc.

% Senior Notes due 2024

The Company

Kennedy Wilson is a vertically integrated global real estate investment and services company with over $14.8 billion in assets under management. Founded in 1977, we have owned and operated real estate related investments for over 35 years on behalf of our shareholders and our clients. We have approximately 400 employees in 24 offices throughout the United States, the United Kingdom, Ireland, Spain and Japan and manage and work with over 2,000 operating associates. We focus on adding value for our shareholders through opportunistic investing and strategic asset management. Also, our services business creates additional value through fee generation.

The Notes

•	Issuer: The notes will be issued by Kennedy-Wilson, Inc., whom we refer to as Kennedy-Wilson, a wholly owned subsidiary of Kennedy-Wilson Holdings, Inc., whom we refer to as Kennedy-Wilson Holdings.

•	Maturity: The notes will mature on April 1, 2024.

•	Interest Payments: The notes will pay cash interest, semi-annually in arrears on April 1 and October 1 of each year, beginning on October 1, 2014.

•	Guarantees: The notes will be guaranteed by Kennedy-Wilson Holdings and, subject to certain exceptions, its material existing and future domestic subsidiaries.

•	Ranking: The notes and the guarantees will be senior unsecured obligations. They will rank equally in right of payment with existing and future senior indebtedness of Kennedy-Wilson and the guarantors and senior in right of payment to any existing and future subordinated indebtedness of Kennedy-Wilson and the guarantors. The notes will be effectively subordinated to all of Kennedy-Wilson’s and the guarantors’ secured debt to the extent of the value of the assets securing that debt and structurally subordinated to all existing and future liabilities of Kennedy-Wilson’s subsidiaries that do not guarantee the notes.

•	Optional Redemption: At any time prior to April 1, 2019, Kennedy-Wilson may redeem the notes, in whole or in part, at a redemption price equal to 100% of their principal amount, plus an applicable “make-whole” premium and accrued and unpaid interest, if any, to the redemption date, as described in this prospectus supplement. At any time and from time to time on or after April 1, 2019, Kennedy-Wilson may redeem the notes, in whole or in part, at the redemption prices specified under “Description of the Notes—Optional Redemption”, plus accrued and unpaid interest, if any, to the redemption date. Prior to April 1, 2017, Kennedy-Wilson may redeem up to 35% of the notes from the proceeds of certain equity offerings. There is no sinking fund for the notes.

Use of Proceeds

The net proceeds from the sale of the notes are currently intended to be used for general corporate purposes, including future acquisitions and co-investments, and to repay Kennedy-Wilson’s outstanding balance under its unsecured revolving credit facility.

Investing in the notes involves a high degree of risk. Before buying any notes, you should read the material risks of investing in the notes included or referred to under the heading “Risk Factors” beginning on page S-17 of this prospectus supplement. The notes are expected to be rated below investment grade and are subject to the risks associated with non-investment grade securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price (1)%		$
Underwriting discounts and commissions	%	$
Proceeds, before expenses, to Kennedy-Wilson	%	$

(1)	Plus accrued interest, if any from March , 2014, if settlement occurs after that date.

The underwriters expect to deliver the notes to the purchasers in book-entry only form through the facilities of The Depository Trust Company on or about March     , 2014.

Joint Book-Running Managers

BofA Merrill Lynch	Deutsche Bank Securities

Co-Manager

US Bancorp

The date of this prospectus supplement is March    , 2014.

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes certain matters relating to us and the specific terms of this offering of notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about securities we may offer from time to time.

We have not, and the underwriters have not, authorized anyone to provide you with information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriters take any responsibility for, or provide any assurances as to the reliability of, any other information that others may give you. The information contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you is accurate as of their respective dates. The information in documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of the respective dates of those documents. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, the information in this prospectus supplement will control. To the extent the information contained in this prospectus supplement differs or varies from the information contained in a document we have incorporated by reference into this prospectus supplement or the accompanying prospectus, you should rely on the information in the more recent document.

Before you decide to invest in the notes, you should carefully read this prospectus supplement, the accompanying prospectus, the registration statement described in the accompanying prospectus (including the exhibits thereto) and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The incorporated documents are described in this prospectus supplement under the caption “Incorporation of Certain Information by Reference.”

We are not making offers to sell the notes or soliciting offers to purchase the notes in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

We expect that delivery of the notes will be made to investors on or about March         , 2014, which will be the 4th business day following the date of this prospectus supplement (such settlement being referred to as “T+4”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market are required, subject to certain exceptions, to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to sell their notes before the third business day prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+4, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Those purchasers should consult their advisors.

Unless otherwise stated or the context otherwise requires, as used in this prospectus supplement, the words “we,” “us,” “our” or the “company” refer to Kennedy-Wilson Holdings, Inc. and its subsidiaries.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus and may not contain all of the information that may be important to you. You should carefully read this together with the entire prospectus supplement and the accompanying prospectus, and the documents incorporated by reference, including the “Risk Factors” section, the historical financial statements and the notes to those financial statements.

Our Company

We are a vertically integrated global real estate investment and services company with over $14.8 billion in assets under management (“AUM”). Founded in 1977, we have owned and operated real estate-related investments for over 35 years on behalf of our shareholders and our clients. We have approximately 400 employees in 24 offices throughout the United States, the United Kingdom, Ireland, Spain and Japan and manage and work with over 2,000 operating associates. We focus on adding value for our shareholders through opportunistic investing and strategic asset management. Also, our services business creates additional value through fee generation.

AUM generally refers to the properties and other assets with respect to which we provide (or participate in) oversight, investment management services and other advice, and which generally consist of real estate properties or loans, and investments in joint ventures. Our AUM is principally intended to reflect the extent of our presence in the real estate market and is not the basis for determining our management fees. Our assets under management consist of the total estimated fair value of the real estate properties and other real estate-related assets either owned by third parties, wholly owned by us or held by joint ventures and other entities in which our sponsored funds or investment vehicles and client accounts have invested. Committed (but unfunded) capital from investors in our sponsored funds is not included in our AUM. The estimated value of development properties is included at estimated completion cost.

Our operating associates generally are individuals that are employed by or affiliated with third-party consultants, contractors, property managers or other service providers that we manage and oversee on a day-to-day basis with respect to our investments and services businesses.

Our Business Segments

Our operations are defined by two core business units: KW Investments and KW Services. KW Investments invests our capital in most cases alongside partners’ capital in real estate-related assets, including multifamily properties, loans secured by real estate and commercial properties. KW Services provides a full array of real estate-related services to investors and lenders, with a strong focus on financial institution based clients.

KW Investments

We invest our capital in real estate assets and loans secured by real estate either on our own or with strategic partners through joint ventures, separate accounts and funds. We are typically the general partner in these investment vehicles with ownership interests ranging from approximately 5% to 50% and often have the right to promoted interests in the profits of the investments. Our equity partners include financial institutions, foundations, endowments, high net worth individuals and other institutional investors.

The following are product types we invest in through the KW Investments segment:

Commercial

We source, acquire, and finance various types of commercial real estate, which includes office, industrial, retail, and mixed-use assets. After acquisition, the properties are repositioned to enhance market value.

Assets are either sold as part of property-specific investment strategies designed to deliver above-market returns to our clients and shareholders or held if producing above average returns. As of December 31, 2013, we owned interests in 85 commercial properties, totaling over 10 million square feet, located throughout the United States, the United Kingdom, Ireland, and Japan.

Multifamily

We pursue multifamily acquisition opportunities where we believe we can unlock value through a myriad of strategies, including institutional management, asset rehabilitation, repositioning and creative recapitalization. We focus primarily on apartments in supply-constrained, infill markets. As of December 31, 2013, we held investments in 17,355 multifamily apartment units, of which 2,327 units are owned by our consolidated subsidiaries and 15,028 units are owned through joint ventures.

Loan Originations/Discounted Loan Purchases

We acquire and/or originate loans secured by real estate. Our acquisitions and originations include individual notes on all real estate property types as well as portfolios of loans purchased from financial institutions, corporations and government agencies. We deliver value through loan resolutions, discounted payoffs and sales. We also foreclose on certain loans to acquire the underlying real estate collateral. The loans in our discounted purchased loan pool portfolio as of December 31, 2013 had an initial unpaid principal balance, or UPB, of $4.7 billion at the time of their origination. As of December 31, 2013, the UPB was $1.0 billion due to collections of over $3 billion on the portfolio. Also, as of December 31, 2013, our loan originations portfolio had an UPB of $57.2 million with a weighted average interest rate of 10.1%.

Residential, Hotel and Other

In certain cases, we may pursue residential for sale housing acquisition opportunities, including land for entitlements, finished lots, urban infill condominium sites and partially finished and finished condominium projects. We also invest in hotels and marketable securities.

While our core investments have been in the specific markets and locations listed above, we continue to evaluate opportunities to earn above market returns across many other segments and geographic locations.

The following table describes our investment account, which includes the following financial statement captions, and is derived from our consolidated balance sheet as of December 31, 2013 (dollars in millions):

Investment in joint ventures (1)	$724.5
Real estate, net of depreciation	668.8
Mortgage debt	(407.7)
Notes receivable	56.8
Loan pool participations	34.7
Other (2)	23.2

Total net investment account	1,100.3

Add back:
Accumulated depreciation and amortization	29.7
Kennedy Wilson’s share of accumulated depreciation and amortization included in investment in joint ventures	106.0

Total gross investment account	$1,236.0

(1)	Excludes $26.9 million related to our investment in a real estate and asset management servicing platform in Spain.
(2)	Includes acquired in-place lease value, net of amortization and marketable securities both of which are included in other assets.

The following table breaks down our investment account information derived from our consolidated balance sheet by investment type and geographic location as of December 31, 2013 (dollars in millions):

	Commercial	Multifamily	Loans Secured by Real Estate	Residential, Hotel, and Other (1)	Total
Western United States	$212.8	$221.9	$112.5	$182.8	$730.0
Other United States	3.4	0.2	—	7.8	11.4
Japan	4.1	68.8	—	0.4	73.3
United Kingdom	104.5	—	27.3	—	131.8
Ireland	97.3	48.2	8.3	—	153.8

Total	$422.1	$339.1	$148.1	$191.0	$1,100.3

(1)	Includes for-sale residential properties, condominiums and residential land.

KW Services

KW Services offers a comprehensive line of real estate services for the full lifecycle of real estate ownership and investment to clients that include financial institutions, developers, builders and government agencies. KW Services has five business lines: investment management, property services, research, brokerage and auction and conventional sales. These five business lines generate revenue for us through commissions and fees.

We manage over 68 million square feet of properties for institutional clients and individual investors in the United States, Europe and Asia, which includes assets we have ownership interests in and third party-owned assets. With 24 offices throughout the United States, the United Kingdom, Ireland, Spain and Japan, we have the capabilities and resources to provide property services to real estate owners as well as the experience, as a real estate investor, to understand client concerns. The managers of KW Services have an extensive track record in their respective lines of business and in the real estate community as a whole. Their knowledge and relationships are an excellent driver of businesses through the services business as well as on the investment front.

Additionally, KW Services plays a critical role in supporting the company’s investment strategy by providing local market intelligence and real-time data for evaluating investments, generating proprietary transaction flow and creating value through efficient implementation of asset management or repositioning strategies.

Investment Management

Our investment management division provides acquisition, asset management and disposition services to our equity partners as well as to third parties. Our fund management division has invested in real estate deals totaling $3 billion since its inception in 2000. Today, through six closed-end funds (two traditional funds, two club funds and two double bottom line funds), we serve as general partner and manager of an estimated $2 billion in value of real estate, 10.6 million square feet of office and retail space and over 7,200 apartment units.

Property Services

Our property services division manages commercial real estate for third-party clients, fund investors and investments held by Kennedy Wilson. In addition to earning property management fees, consulting fees, leasing commissions, construction management fees, disposition fees and accounting fees, the property services division gives Kennedy Wilson insight into local markets and potential acquisitions. Leveraging over 35 years of real estate experience, we approach property management from the perspective of an owner and are active in identifying and implementing value-creation strategies. The division has a proven track record of success in managing stabilized as well as value-add investments.

Research

Meyers Research LLC, or Meyers, a wholly owned subsidiary of Kennedy Wilson, is a premier consulting practice and provider of data for residential real estate development and new home construction. Meyers’ offers a national perspective as well as local expertise to homebuilders, multifamily developers, lenders and financial institutions. These relationships have led to investment opportunities with homebuilders in the Western United States region.

Brokerage

Our brokerage division represents tenants and landlords in every aspect of site selection, negotiation and occupancy. The division also specializes in innovative marketing programs tailored to client objectives for all types of investment grade and income-producing real estate. The division’s property marketing programs combine proven techniques with its detailed market knowledge to create optimum results.

Auction and Conventional Sales

The auction and conventional sales division provides innovative marketing and sales strategies for all types of commercial and residential real estate, including single family homes, mixed-use developments, estate homes, multifamily dwellings, new home projects and conversions. Generally the division’s auction sales business is countercyclical to the traditional sales real estate market.

Value Creation

Our differentiated approach to investing is the cornerstone of how we create value for our shareholders. Our investment philosophy is based on three core fundamentals:

•	Leverage our global footprint and complementary investments and services businesses to identify attractive investment markets across the world.

•	Selectively invest in opportunities across many real estate product types with a goal of maximizing cash flow and return on capital.

•	Actively manage assets and finance them conservatively to generate stable, predictable and growing cash flows for shareholders and clients.

We are able to create value for our shareholders in the following ways:

•	We have the ability to identify and acquire attractive real estate assets across many markets, in part due to the significant proprietary deal flow driven from an established global network of industry relationships, particularly with financial institutions. This can create value by allowing us to maintain and develop a large pipeline of attractive opportunities.

•	Our operating expertise allows us to focus on opportunistic investments where we can increase the value of assets and cash flows, such as in the case of distressed real estate owners or lenders seeking liquidity, under-managed or under-leased assets or other repositioning opportunities.

•	Many times, these investments are acquired at a discount to replacement cost or recent comparative sales, thereby offering opportunities to achieve above average total returns. In many cases, we have the opportunity to earn significant additional returns, such as through a promoted interest based on the performance of the assets.

•	KW Services plays a critical role in supporting our investment strategy by providing local market intelligence and real-time data for evaluating investments, generating proprietary transaction flow and creating value through efficient implementation of asset management or repositioning strategies.

•	We understand that real estate is cyclical. Our management team employs a multi-cyclical approach that has resulted in our AUM being globally diversified across many sectors of real estate while maintaining a healthy liquidity position and adequate access to capital.

Our Competitive Strengths

We believe the combination of a service business and an investment platform provides us with significant competitive advantages and allows us to generate superior risk-adjusted returns. We use our service platform to facilitate the origination of investment opportunities, enhance the investment process and ensure the alignment of interests with our investors’ interests. Our competitive advantages include:

•	Transaction experience: Our Executive Committee has more than 125 years of combined real estate experience and has been working and investing together, on average, for over 15 years. Members of the Executive Committee have collectively acquired, developed and managed in excess of $20 billion of real estate investments in the United States, the United Kingdom, Ireland and Japan throughout various economic cycles, both at our company and throughout their careers.

•	Extensive relationship and sourcing network: We leverage our services business in order to source off-market deals. In addition, the Executive Committee and our acquisition team have transacted deals in nearly every major metropolitan market on the West Coast of the United States, as well as in the United Kingdom, Ireland and Japan. Their local presence and reputation in these markets have enabled them to cultivate key relationships with major holders of property inventory, particularly financial institutions, throughout the real estate community.

•	Structuring expertise and speed of execution: Our prior acquisitions have taken a variety of forms, including direct property investments, joint ventures, participating loans and investments in performing and non-performing mortgages with the objective of long-term ownership. We believe we have developed a reputation of being able to quickly execute, as well as originate and creatively structure, acquisitions, dispositions and financing transactions.

•	Vertically integrated platform for operational enhancement: We have approximately 400 employees, with 24 regional offices throughout the United States, the United Kingdom, Ireland, Spain and Japan and work with over 2,000 operating associates. We have a hands-on approach to real estate investing and possess the local expertise in property management, leasing, construction management, development and investment sales, which, we believe, enable us to invest successfully in selected submarkets.

•	Risk protection and investment discipline: We underwrite our investments based upon a thorough examination of property economics and a critical understanding of market dynamics and risk management strategies. We conduct an in-depth sensitivity analysis on each of our acquisitions. This analysis applies various economic scenarios that include changes to rental rates, absorption periods, operating expenses, interest rates, exit values and holding periods. We use this analysis to develop our disciplined acquisition strategies.

Recent Developments

Acquisition Activity

Subsequent to December 31, 2013, we and our equity partners acquired $424.8 million of real estate-related investments, which include one commercial portfolio, three commercial properties including a hotel, two multifamily properties, one loan origination and one loan purchase secured by real estate. Our total equity investment in these transactions was approximately $158.3 million. Our investments since December 31, 2013 included the following:

•	Real estate: We and our equity partners acquired a 14-asset commercial portfolio in the United Kingdom and 3 commercial properties in the Western United States, including a 201-room hotel, totaling approximately 1.7 million square feet. In addition, we acquired a multifamily property in the Western United States and one in Ireland consisting of 398 total units.

•	Loans: We acquired notes secured by the Shelbourne Hotel in Dublin, Ireland for approximately $152.4 million (approximately $74.4 million of equity invested). We also originated a $5 million loan secured by real estate in the Western United States.

In addition, on February 28, 2014, we subscribed for a total of £122.0 million (approximately $203.0 million) of ordinary shares in the initial public offering of Kennedy Wilson Europe Real Estate Plc, or KWE, LSE:KWE. Our investment consists of £87.0 million (approximately $145.0 million) of cash subscription and the contribution of £35.0 million (approximately $58.0 million) of assets acquired by Kennedy Wilson in the first quarter of 2014. The assets consist of 14 properties located in the United Kingdom totaling approximately 1.2 million square feet. KWE announced the closing of its initial public offering on February 28, 2014, raising approximately £1 billion (approximately $1.7 billion) in gross proceeds (including the exercise of the £91 million (approximately $151 million) over-allotment option). Immediately following the closing, Kennedy Wilson’s investment represented approximately 12.2% of KWE’s total share capital, making Kennedy Wilson the largest shareholder of KWE. One of our wholly owned subsidiaries is acting as KWE’s external manager, in which capacity we will be entitled to receive certain management and performance fees. In addition, KWE will be provided priority access to all investment opportunities sourced by us in Europe. As of March 18, 2014, KWE is under contract to purchase a portfolio of 26 real estate assets located across the United Kingdom at an aggregate purchase price of approximately $253.9 million. There can be no assurances that KWE will complete this transaction.

The investment management agreement between us and KWE provides us with “control,” as defined by FASB Accounting Standards Codification Subtopic 810—Consolidation, over KWE. Accordingly, we expect that our consolidated financial statements will include the accounts of KWE beginning with the quarter ending March 31, 2014. As of December 31, 2013, after giving pro forma effect to the expected consolidation of KWE’s accounts in our consolidated financial statements, our total assets would have been approximately $3.3 billion. However, because we own only 12.2% interest in KWE, KWE will not be treated as a subsidiary under the terms of the indenture and will not be bound by the covenants contained in the indenture.

Pipeline

As of March 18, 2014, we are under separate contracts to purchase three real estate-related investments in the United States and Ireland at an aggregate purchase price of approximately $148.5 million. We anticipate financing these acquisitions with a combination of debt financing and third party equity. With respect to two of such real estate-related assets with an aggregate purchase price of approximately $122.0 million, we have non-refundable deposits of approximately $10.1 million held in escrow. The amount of our equity investment in these acquisitions has not yet been determined, but we currently expect our aggregate equity investment in these acquisitions to be approximately $54.4 million. There can be no assurances that we will complete the potential acquisitions under contract.

January 2014 Public Offering of Common Stock

In January 2014, we raised net proceeds of approximately $191.0 million in a public offering of 9.2 million shares of our common stock, after deducting underwriting discounts and commissions and estimated offering expenses to be paid by us.

Revolving Credit Facility Draw

Although as of December 31, 2013, our unsecured revolving credit facility was undrawn, as of March 17, 2014, we had $90.0 million of outstanding indebtedness as well as $0.2 million of accrued and unpaid interest under this facility, and we intend to use a portion of the proceeds from this offering of notes to repay the outstanding balance under this facility.

Corporate Information

Kennedy-Wilson Holdings, Inc. is a Delaware corporation. Our corporate headquarters is located at 9701 Wilshire Blvd., Suite 700, Beverly Hills, California 90212, and our telephone number is (310) 887-6400.

The Offering

The following summary is provided solely for your convenience. This summary is not intended to be complete. You should read the full text and more specific details about the notes and this offering contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more detailed description of the notes, see “Description of the Notes.” Unless otherwise stated or the context otherwise requires, as used in this “The Offering” section, the words “we,” “us,” “our” or the “company” refer to Kennedy-Wilson, Inc., excluding its subsidiaries.

Issuer	Kennedy-Wilson, Inc.

Securities	$250.0 million aggregate principal amount of % Senior Notes due 2024.

Offering Price	% of principal amount, plus accrued interest, if any, from March , 2014, if settlement occurs after that date.

Maturity	April 1, 2024.

Interest	% per year, payable semi-annually in arrears on April 1 and October 1 of each year, beginning on October 1, 2014.

Guarantees	Kennedy-Wilson Holdings, Inc. and, subject to certain exceptions, each material existing and future domestic subsidiary of Kennedy-Wilson, Inc. The guarantees by the guarantors of the notes will:

•	rank senior in right of payment to all existing and future subordinated indebtedness of the guarantors;

•	rank equally in right of payment with all existing and future senior indebtedness of the guarantors; and

•	be effectively subordinated in right of payment to all existing and future secured indebtedness of the guarantors, to the extent of the value of the assets securing that indebtedness.

Ranking	The notes will be our senior unsecured obligations and will:

•	rank senior in right of payment to all of our existing and future subordinated indebtedness;

•	rank equally in right of payment with all of our existing and future senior indebtedness;

•	be effectively subordinated in right of payment to all of our existing and future secured indebtedness, to the extent of the value of the assets securing that indebtedness; and

•	be structurally subordinated in right of payment to all existing and future indebtedness of any of our subsidiaries that do not guarantee the notes.

As of December 31, 2013, on an as adjusted basis after giving effect to the issuance and sale of $250.0 million in aggregate principal amount of the notes, after deducting underwriting discounts and commissions and estimated offering expenses to be paid by us, and the repayment of amounts outstanding under our unsecured revolving credit facility:

•	we and our subsidiaries that are guarantors would have had approximately $729.4 million of total senior indebtedness outstanding (excluding debt premium and discount), of which:

•	$74.4 million would have been secured non-recourse mortgage indebtedness; and

•	$655.0 million would have been senior unsecured indebtedness, consisting of the notes we are offering hereby, $55.0 million of our 7.75% Senior Notes due 2042, which we refer to as the 2042 notes, and $350.0 million of our 8.750% Senior Notes due 2019, which we refer to as our 2019 notes; and

•	we would have no indebtedness outstanding under our unsecured revolving credit facility and would have $140.0 million of availability under this facility.

As of December 31, 2013, we had $40.0 million of subordinated indebtedness consisting entirely of our junior subordinated debentures due 2037, which we refer to as the 2037 debentures.

In addition, as of such date, we and our subsidiary guarantors had $18.9 million aggregate principal amount of guarantees that we and our guarantors provided in connection with loans secured by assets held in various joint ventures that have recourse to us and our guarantors.

For the years ended December 31, 2013 and 2012, the revenues of our non-guarantor subsidiaries constituted approximately 64% and 55%, respectively, of Kennedy-Wilson Holding’s consolidated revenues, and the operating income of our non-guarantor subsidiaries for these periods was approximately $3.6 million and $16.4 million, respectively. As of December 31, 2013, the total assets of those subsidiaries constituted approximately 45% of Kennedy-Wilson Holding’s consolidated total assets, and those subsidiaries had $328.0 million of secured non-recourse mortgage indebtedness (excluding debt discount), of which none has recourse to us. However, these figures are as of December 31, 2013 and do not reflect transactions that we have entered into after that date, including the KWE transaction, or future transactions that we may enter into. Depending on the particular terms of any acquisition or other transaction that one or more of our subsidiaries may enter into, those subsidiaries may not be required by the terms of the Indenture to guarantee the Notes. Accordingly, these figures may fluctuate from time to time, and these figures may increase or decrease materially in future periods. For example, the instruments governing our acquisitions (such as the relevant loan agreement, or the terms of the relevant partnership agreement, limited liability company operating agreement or other governing document of the borrower, or any related joint venture agreement or the terms of any relevant Co-investment Vehicle or separate account or investment program) may prohibit the relevant subsidiary from guaranteeing the Notes. In many such cases, the Indenture does not require our subsidiaries, including those described above, to guarantee the Notes. In addition, the Indenture does not require certain non-material and non-wholly owned subsidiaries to guarantee the Notes.

Optional Redemption	At any time prior to April 1, 2019, we may redeem the notes, in whole or in part, at a redemption price equal to 100% of their principal amount, plus an applicable “make-whole” premium and accrued and unpaid interest, if any, to the redemption date, as described in this prospectus supplement.

At any time and from time to time on or after April 1, 2019, we may redeem the notes, in whole or in part, at the redemption prices specified under the caption “Description of the Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to the date of redemption.

Prior to April 1, 2017, we may redeem up to 35% of the notes from the proceeds of certain equity offerings.

There is no sinking fund for the notes.

See “Description of the Notes—Optional Redemption.”

Fundamental Change	Upon a fundamental change (as defined under “Description of the Notes—Fundamental Change”), we will be required to make an offer to purchase the notes. The purchase price will equal 101 % of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to the repurchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). We may not have sufficient funds available at the time of any fundamental change to make any required debt repayment (including repurchases of the notes). See “Risk Factors—Risk Related to the Notes—We may not have the ability to raise the funds necessary to finance a fundamental change offer.”

Certain Covenants	The terms of the notes restrict our ability and the ability of certain of our subsidiaries to, among other things:

•	incur or guarantee additional indebtedness;

•	pay dividends or distributions on capital stock or redeem or repurchase capital stock;

•	make investments;

•	create restrictions on the payment of dividends or other amounts to us;

•	sell the stock of our subsidiaries;

•	transfer or sell assets;

•	create liens;

•	enter into sale/leaseback transactions;

•	enter into transactions with affiliates; and

•	enter into mergers or consolidations.

However, these limitations will be subject to a number of important qualifications and exceptions. See “Description of the Notes—Certain Covenants.”

No Listing; No Established Trading Market	We do not intend to list the notes on any securities exchange or have them quoted on any inter-dealer quotation system. The notes are a new issue of securities with no established trading market. An active and liquid trading market for the notes may not develop. If an active or liquid trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Form and Denomination	The notes will be initially issued in the form of one or more global securities, without coupons, in denominations of $1,000 and integral multiples in excess thereof, and deposited with the trustee for the notes as custodian for The Depository Trust Company, or DTC, as depositary, and registered in the name of DTC or its nominee. See “Description of the Notes—Book Entry, Delivery and Form.”

Use of Proceeds	We estimate that the net proceeds from the sale of the notes we are offering will be approximately $ million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds from the sale of the notes for general corporate purposes, including future acquisitions and co-investments, and to repay the outstanding balance under our unsecured revolving credit facility described under the caption “Description of Other Indebtedness.” As of March 17, 2014, we had an outstanding balance under this facility of $90.0 million, as well as $0.2 million of accrued and unpaid interest. See “Use of Proceeds.”

Risk Factors

Investing in the notes involves substantial risks. You should carefully consider the risk factors set forth or referred to under the caption “Risk Factors” beginning on page S-17 of this prospectus supplement, together with the risks described under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended

December 31, 2013, as well as the other reports we file from time to time with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

Conflicts of Interest	An affiliate of one of the underwriters, U.S. Bancorp Investments, Inc., is a lender under our revolving credit facility and will receive more than 5% of the proceeds of the offering. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). See “Underwriting (Conflicts of Interest).”

Summary Historical Consolidated Financial and Other Data

The following summary historical consolidated financial data for each of the years in the three-year period ended December 31, 2013 and summary historical consolidated balance sheet data as of December 31, 2013 and 2012 have been derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. The following summary historical consolidated balance sheet data as of December 31, 2011 have been derived from our audited consolidated financial statements not incorporated by reference in this prospectus supplement.

The financial data set forth in the tables below are not necessarily indicative of the results of future operations and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and accompanying notes thereto included in our annual report on Form 10-K for the fiscal year ended December 31, 2013, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Some of the financial data contained or incorporated by reference in this prospectus supplement and the accompanying prospectus reflects the effects of, and may not total due to, rounding.

	For the Years Ended December 31,
(Dollars in Millions)	2011	2012	2013
Statement of Operations:
Revenue
Management and leasing fees	$27.1	$40.3	$54.1
Commissions	30.0	13.0	14.0
Sale of real estate	0.4	2.3	10.1
Rental and other income	5.1	8.5	43.0

Total revenue	62.6	64.1	121.2

Operating expenses
Commission and marketing expenses	4.0	4.6	3.6
Compensation and related expenses	41.1	55.8	76.7
Cost of real estate sold	0.4	2.2	7.9
General and administrative	14.5	19.5	24.6
Depreciation and amortization	2.8	4.9	17.4
Rental operating expense	3.3	4.5	18.9

Total operating expenses	66.1	91.5	149.1
Equity in joint venture income	12.5	21.5	29.8
Interest income from loan pool participations and notes receivable	8.0	9.2	13.5

Operating income	17.0	3.3	15.4

Non-operating income (expense)
Interest income	2.4	2.9	0.6
Acquisition-related gains	6.3	25.5	56.6
Acquisition-related expenses	—	(0.7)	(1.6)
Gain on sale of marketable securities	—	4.3	—
Interest expense	(20.6)	(28.6)	(51.7)
Realized foreign currency exchange loss	—	—	(2.8)

Income from continuing operations before benefit from income taxes	5.1	6.7	16.5
Benefit from (provision for) income taxes	2.0	0.2	(2.9)

Income from continuing operations	7.1	6.9	13.6

	For the Years Ended December 31,
(Dollars in Millions)	2011	2012	2013
Discontinued operations
Loss from discontinued operations, net of income taxes	—	—	(0.3)
Gain (loss) from sale of real estate, net of income taxes	0.4	(0.2)	0.6

Net income	7.5	6.7	13.9
Net income attributable to the non-controlling interests	(1.2)	(2.5)	(20.3)

Net income (loss) attributable to Kennedy-Wilson Holdings, Inc.	$6.3	$4.2	$(6.4)

Statement of Cash Flow Data:
Cash flow provided by (used in):
Operating activities	$3.4	$16.7	$31.3
Investing activities	(207.5)	(399.7)	(348.8)
Financing activities	272.6	388.4	371.4
Other Selected Data
EBITDA (1)	66.2	92.1	177.6
Adjusted EBITDA (2)	71.3	100.2	185.1
Ratio of earnings to fixed charges (3)	n/a (4)	1.13	2.49

	As of December 31,
	2011	2012	2013
Balance Sheet Data:
Cash and cash equivalents	$115.9	$120.9	178.2
Investment Account (5)	582.8	837.6	1,100.3
Total assets	792.8	1,283.8	1,798.8
Total debt	320.1	686.2	856.7
Total Kennedy-Wilson Holdings, Inc. stockholders’ equity	410.2	509.7	768.3

(1)	EBITDA represents net income before non-controlling interest income, interest expense, our share of interest expense included in income from investments in joint ventures and loan pool participations, depreciation and amortization, our share of depreciation and amortization included in income from investments in joint ventures, loss on early extinguishment of corporate debt and income taxes for the Company. We do not adjust EBITDA for gains or losses on the extinguishment of mortgage debt as we are in the business of purchasing discounted notes secured by real estate and, in connection with these note purchases, we may resolve these loans through discounted payoffs with the borrowers. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net earnings as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Our presentation of EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. EBITDA is not calculated under GAAP and should not be considered in isolation or as a substitute for net income, cash flows or other financial data prepared in accordance with GAAP or as a measure of our overall profitability or liquidity. Our management believes EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. Additionally, we believe EBITDA is useful to investors to assist them in getting a more accurate picture of our results from operations.

(2)	Adjusted EBITDA represents EBITDA, as defined above, adjusted to exclude corporate merger and acquisition related expenses and share based compensation expense for the Company. Our management uses Adjusted EBITDA to analyze our business because it adjusts EBITDA for items that are non cash or that we believe do not have an accurate reflection of the nature of our business going forward. Such items may vary for different companies for reasons unrelated to overall operating performance. Additionally, we believe Adjusted EBITDA is useful to investors to assist them in getting a more accurate picture of our results from operations. However, EBITDA and Adjusted EBITDA are not recognized measurements under GAAP and when analyzing our operating performance, readers should use EBITDA and Adjusted EBITDA in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA and Adjusted EBITDA are not intended to be a measure of free cash flow for our management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments. The amounts shown for EBITDA and Adjusted EBITDA also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.
(3)	The ratio of earnings to fixed charges is calculated by dividing earnings, as defined, by fixed charges. For this purpose, “earnings” consists of pretax income from continuing operations before non-controlling interest and our equity in income of joint ventures plus fixed charges and operating distributions from equity investees, and “fixed charges” consists of interest expense, whether capitalized or expensed, amortization related to indebtedness and premiums or discounts of stock issuances and an estimate of interest expense within rental expense.
(4)	For the year ended December 31, 2011, Kennedy-Wilson Holdings’ earnings were insufficient to cover fixed charges, and the deficiency of earnings was $6.5 million.
(5)	Investment Account is defined as investments in joint ventures plus real estate, net of depreciation, plus notes receivable plus loan pool participations plus acquired in-place lease value, net of amortization plus marketable securities less mortgage debt.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net (loss) income, the most directly comparable GAAP financial measure, for each of the periods indicated:

	For the Years Ended December 31,
	2011	2012	2013
Net income	$7.5	$6.7	$13.9
Add back:
Interest expense	20.6	28.6	51.7
Kennedy Wilson’s share of interest expense included in joint ventures and loan pool participation	23.5	29.5	45.0
Depreciation and amortization	2.7	4.9	17.4
Kennedy Wilson’s share of depreciation and amortization included in investment in joint ventures	13.9	22.6	46.7
(Benefit from) provision for income taxes	(2.0)	(0.2)	2.9

EBITDA	66.2	92.1	177.6
Add back:
Stock-based compensation expense (1)	5.1	8.1	7.5

Adjusted EBITDA	$71.3	$100.2	$185.1

(1)	Expenses related to stock-based compensation pursuant to our equity participation plan and the award of restricted stock to certain of our executive officers and employees.

RISK FACTORS

Unless otherwise stated or the context otherwise requires, the term “notes” refers to the notes we are offering pursuant to this prospectus supplement and the accompanying prospectus. Kennedy-Wilson is the primary obligor under the notes, the 2042 notes and the 2019 notes, and the guarantors described in this prospectus supplement are guarantors of the 2042 notes and the 2019 notes and will be the initial guarantors of the notes. In this section of this prospectus supplement, the words “we,” “us,” “our” and “Kennedy-Wilson” refer to Kennedy-Wilson, Inc. and not to any of its subsidiaries, unless the context requires otherwise.

Any investment in the notes involves a high degree of risk. You should carefully consider the risks described below and all of the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to purchase the notes, including the risks under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as well as the other reports we file from time to time with the SEC that are incorporated by reference in this prospectus supplement. The risks and uncertainties described below and in the incorporated documents are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occurs, our business, financial condition and results of operations would suffer. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Special Note Regarding Forward-Looking Statements” in this prospectus supplement. In addition to the risk factors incorporated by reference in this prospectus supplement, you should consider the additional risk factors below:

Risks Related to the Notes

The notes are expected to be rated below investment grade.

Although the notes have not been rated yet, we have sought to obtain a rating for the notes. We currently expect the rating of the notes, if obtained, to be below investment grade, which could adversely impact the market price of the notes. Securities rated below investment grade are generally subject to a higher risk of payment default and price volatility than similar, higher-rated securities. Furthermore, increases in leverage or deteriorating outlooks for an issuer, or volatile markets, could lead to continued significant deterioration in market prices of securities rated below investment grade.

Ratings only reflect the views of the issuing rating agency or agencies, and ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. Furthermore, a rating is not a recommendation to purchase, sell or hold any particular security, including the notes. In addition, ratings do not reflect market prices or the suitability of a security for a particular investor, and any rating of the notes may not reflect all risks related to us and our business or the structure or market value of the notes. An explanation of the significance of ratings may be obtained from the applicable rating agency.

A credit rating may not be issued and may not remain in effect for any given period of time, and the applicable rating agency may lower, suspend or withdraw entirely any rating that it has issued if, in that rating agency’s judgment, the circumstances so warrant. It is also possible that any rating assigned to the notes may be lowered in connection with the application of the proceeds of this offering or in connection with future events, such as future acquisitions. Holders of the notes will have no recourse against us or any other parties in the event of the issuance of a lower-than-expected rating or a change in or suspension or withdrawal of such a rating. Any lower-than-expected rating, and any lowering, suspension or withdrawal of an issued rating, may adversely affect the market price or marketability of the notes.

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

As of December 31, 2013, on an as adjusted basis after giving effect to the issuance and sale of $250.0 million in aggregate principal amount of the notes, after deducting underwriting discounts and commissions and estimated offering expenses to be paid by us, Kennedy-Wilson and its subsidiaries that are guarantors would have had $729.4 million of outstanding indebtedness (excluding debt premium and discount), of which $74.4 million is secured non-recourse mortgage indebtedness and $655.0 million is unsecured senior indebtedness, consisting of the notes we are offering; $55.0 of the 2042 notes and $350.0 million of 2019 notes; and $40.0 million of indebtedness that is subordinated in right of payment to the notes, the 2042 notes and the 2019 notes. In addition, as of such date, we and the subsidiary guarantors had $18.9 million aggregate principal amount of guarantees that we and our subsidiary guarantors provided in connection with loans secured by consolidated assets and assets held in various joint ventures that have recourse to us. Our non-guarantor subsidiaries had $328.0 million of secured, non-recourse mortgage indebtedness (excluding debt discount) as of December 31, 2013; and the notes we hereby are offering are structurally subordinated to such indebtedness. Our substantial indebtedness could have important consequences for you including:

•	it may limit our ability to borrow money or sell stock to fund our working capital, capital expenditures and debt service requirements;

•	it may limit our flexibility in planning for, or reacting to, changes in our business;

•	we may be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	it may make us more vulnerable to a downturn in our business or the economy;

•	the debt service requirements of our other indebtedness could make it more difficult for us to make payments on our indebtedness, including the notes;

•	a substantial portion of our cash flow from operations could be dedicated to the repayment of our indebtedness and would not be available for other purposes; and

•	our business and financial condition would materially and adversely suffer if we were unable to service our indebtedness, including the notes, or obtain additional financing, as needed.

In addition, the indenture governing the notes will contain, and the indentures governing the 2042 notes, the 2019 notes and the 2037 debentures and our unsecured revolving credit facility contain, financial and restrictive covenants that limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default that, if not cured or waived, could result in the acceleration of all of our debt.

Despite our substantial indebtedness, we may still incur significantly more debt. which could exacerbate the risks described above.

The indenture governing the notes will permit, and the indentures governing the 2042 notes and the 2019 notes and our unsecured revolving credit facility permit, us and our subsidiaries to incur significant additional indebtedness in the future. As of March 17, 2014, we had $90.0 million of outstanding indebtedness under our unsecured revolving credit facility, as well as $0.2 million of accrued and unpaid interest. We intend to use a portion of the proceeds from this offering of notes to repay the outstanding balance under this credit facility. Consequently, immediately after this offering and such repayment, we expect to have no outstanding indebtedness under our unsecured revolving credit facility and $140.0 million available for additional borrowing under that facility, subject to certain conditions.

We may not have the ability to raise the funds necessary to finance a fundamental change offer.

Upon the occurrence of a fundamental change (as defined in the indentures governing the notes, the 2042 notes and the 2019 notes), which includes a change of control event or delisting of our common stock, we will be required to offer to repurchase all of the notes, the 2042 notes and the 2019 notes. We may have insufficient funds available to make any required repurchases of the notes, the 2042 notes or the 2019 notes upon a fundamental change. In addition, our unsecured revolving credit facility provides that the occurrence of a change of control constitutes a default. Our failure to purchase tendered notes, 2042 notes and 2019 notes would constitute a default under the relevant indenture governing the same, which, in turn, would constitute a default under our credit facility. See “Description of the Notes—Fundamental Change.”

In the event of a change of control or termination of trading of our common stock, our Series A and Series B preferred stock will be redeemable at the option of the stockholders thereof.

Under the indentures governing the notes, the 2042 notes and the 2019 notes, upon the occurrence of a fundamental change (as defined in those indentures), which includes a change of control event or a delisting of our common stock, each noteholder will have the right to require us to purchase that noteholder’s notes, 2042 notes or 2019 notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. The occurrence of a fundamental change will also trigger a redemption right held by the holders of our Series A and Series B preferred stock under the applicable certificate of designation. Under the terms of these indentures, Kennedy-Wilson may not make any restricted payment to facilitate a redemption of the Series A and Series B preferred stock unless Kennedy-Wilson has restricted payment capacity or has previously made an offer to noteholders to purchase their notes. If the noteholders, however, fail for any reason to tender all of their notes under the offer to purchase them, and our preferred stockholders accept the offer to purchase the Series A and Series B preferred stock, we will be required to use cash to fund the purchase of our Series A and Series B preferred stock. In the event this occurs, it may be more difficult for us to make scheduled payments on the untendered notes. See “Description of the Notes—Fundamental Change.” In addition, we may not redeem the Series A and Series B preferred stock without the consent of the lenders under our unsecured revolving credit facility. Our failure to purchase the Series A and B preferred stock when required could give the holders of that stock a legal claim against us.

A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a subsidiary guarantee can be voided, or claims under the subsidiary guarantee may be subordinated to all other debts of that subsidiary guarantor, if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its subsidiary guarantee or, in some states, when payments become due under the subsidiary guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the subsidiary guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

A subsidiary guarantee may also be voided, without regard to the above factors, if a court finds that the subsidiary guarantor entered into the subsidiary guarantee with the actual intent to hinder, delay or defraud its creditors.

A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its subsidiary guarantee if the subsidiary guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void a subsidiary guarantee, you would no longer have a claim against the subsidiary guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the subsidiary guarantor.

The measures of insolvency for purposes of fraudulent transfer laws vary depending on the governing law. Generally, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

•	it could not pay its debts as they became due.

Each subsidiary guarantee will contain a provision intended to limit the subsidiary guarantor’s liability to the maximum amount that it could incur without causing the incurrence of its obligations under its subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

The notes will not be guaranteed by all of our subsidiaries.

The notes will not be guaranteed by a number of our subsidiaries. To the extent that any of our subsidiaries do not guarantee the notes, the notes will be structurally subordinated to all existing and future obligations, including indebtedness, of those non-guarantor subsidiaries. The claims of creditors of the non-guarantor subsidiaries, including trade creditors, will have priority as to the assets of those subsidiaries. As a result, if we default on our obligations under the notes, you will not have any claims against any of our subsidiaries that do not guarantee the notes. For the years ended December 31, 2013 and 2012, the revenues of our non-guarantor subsidiaries constituted approximately 64% and 55%, respectively, of Kennedy-Wilson Holding, Inc.’s consolidated revenues, and the operating income of our non-guarantor subsidiaries for these periods was approximately $3.6 million and $16.4 million, respectively. As of December 31, 2013, the total assets of those subsidiaries constituted approximately 45% of Kennedy-Wilson Holding’s consolidated total assets, and those subsidiaries had $328.0 million of secured non-recourse mortgage indebtedness (excluding debt discount), of which none has recourse to us. However, these figures are as of December 31, 2013 and do not reflect transactions that we have entered into after that date, including the KWE transaction, or future transactions that we may enter into. Depending on the particular terms of any acquisition or other transaction that one or more of our subsidiaries may enter into, those subsidiaries may not be required by the terms of the indenture governing the notes to guarantee the notes. Accordingly, these figures may fluctuate from time to time, and these figures may increase or decrease materially in future periods. For example, the instruments governing our acquisitions (such as the relevant loan agreement, or the terms of the relevant partnership agreement, limited liability company operating agreement or other governing document of the borrower, or any related joint venture agreement or the terms of any relevant Co-investment Vehicle or separate account or investment program) may prohibit the relevant subsidiary from guaranteeing the notes. In many such cases, the indenture does not require our subsidiaries, including those described above, to guarantee the notes. In addition, the Indenture does not require, subject to limitation, certain non-material and non-wholly owned subsidiaries to guarantee the notes.

We may not have access to the cash flow and other assets of our subsidiaries and our joint ventures that may be needed to make payment on the notes.

Although our operations are conducted through our subsidiaries and joint ventures, our subsidiaries and joint ventures are not obligated to make funds available to us for payment on the notes. Accordingly, our ability to make payments on the notes depends on the earnings of, and the distribution of funds from, our subsidiaries and joint ventures. Furthermore, our subsidiaries will be permitted under the terms of the indentures governing the notes, the 2042 notes and the 2019 notes, our unsecured revolving credit facility and the instruments governing other indebtedness to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by those subsidiaries to us. The agreements governing the future indebtedness of our subsidiaries may not permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund scheduled interest and principal payments on the notes when due. See “Description of Other Indebtedness.”

To service our indebtedness, including the notes, we will require a significant amount of cash. Our ability to generate cash depends on many factors that are beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

However, our business may not generate sufficient cash flow from operations, current capital spending projects may require significant additional funds to complete or be successful and future borrowings may not be available to us in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. If we consummate an acquisition, our debt service requirements could increase. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We may be unable to refinance any of our indebtedness, including our unsecured revolving credit facility, the notes, the 2042 notes and the 2019 notes, on commercially reasonable terms or at all.

An active trading market for the notes may not develop.

Prior to this offering, there was no public market for the notes. We have been informed by certain of the underwriters that they intend to make a market in the notes after this offering is completed. However, the underwriters may cease their market-making activities at any time. In addition, the liquidity of the trading market in the notes and the market price quoted for the notes may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the financial performance or prospects of companies in our industry generally. As a result, an active trading market may not develop or be maintained for the notes. If an active market does not develop or is not maintained, the market price of the notes may decline and the liquidity of the notes may be limited.

Our debt agreements will contain restrictions that will limit our flexibility in operating our business.

The indenture governing the notes will contain, the indentures governing the 2042 notes and the 2019 notes and the agreement governing our unsecured revolving credit facility contains, various covenants that limit our ability to engage in specified types of transactions. These covenants limit Kennedy-Wilson’s and its restricted subsidiaries’ ability to, among other things:

•	incur or guarantee additional indebtedness;

•	pay dividends or distributions on capital stock or redeem or repurchase capital stock;

•	make investments;

•	create restrictions on the payment of dividends or other amounts to us;

•	sell the stock of our subsidiaries;

•	transfer or sell assets;

•	create liens;

•	enter into sale/leaseback transactions;

•	enter into transactions with affiliates; and

•	enter into mergers or consolidations.

Additionally, the agreement governing our unsecured revolving credit facility requires us to maintain certain financial ratios. A breach of any of these covenants could result in a default under the indentures governing the notes, the 2042 notes and the 2019 notes and the agreement governing our unsecured revolving credit facility. We may also be unable to take advantage of business opportunities that arise because of the limitations imposed on us by the restrictive covenants under our indebtedness. See “Description of Other Indebtedness.”

Many of the restrictive covenants contained in the indenture will not apply if the notes are rated investment grade by Moody’s and S&P and no event of default has occurred and is continuing.

Many of the covenants in the indenture governing the notes will not apply if the notes are rated investment grade (as defined in the indenture) by Moody’s and S&P, provided that at such time no event of default with respect to the notes has occurred and is continuing. There can be no assurance that the notes will ever be rated investment grade or, if they are rated investment grade, that the notes will maintain such ratings. Termination of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. See “Description of the Notes—Certain Covenants.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements included or incorporated by reference in this prospectus supplement or the accompanying prospectus or in other reports and statements released by us that are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21 of the Exchange Act. These forward-looking statements are estimates reflecting the judgment of our senior management based on estimates, expectations, forecasts and projections that are current as of the date of the applicable forward-looking statement. Forward-looking statements include comments that express opinions about trends and factors that may impact future operating results. Disclosures that use words such as “believe,” “anticipate,” “estimate,” “intend,” “could,” “plan,” “expect,” “project” or the negative of these, as well as similar expressions, are intended to identify forward-looking statements, but the absence of any of these words does not necessarily mean that a statement is not forward-looking.

Forward-looking statements are not guarantees of future performance, rely on a number of assumptions concerning future events, many of which are outside of our control, and involve known and unknown risks and uncertainties that could cause actual results, performance or achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable as of the time the statements were made, the transactions and events described may not happen as described or may not happen at all. In evaluating these statements, you should specifically consider the risks described and referred to under the heading “Risk Factors” on page S-17 of this prospectus supplement, including, but not limited to, the following factors:

•	disruptions in general economic and business conditions, particularly in geographies where our business may be concentrated;

•	volatility and disruption of the capital and credit markets, higher interest rates, higher loan costs, less desirable loan terms and a reduction in the availability of mortgage loans, all of which could increase costs and could limit our ability to acquire additional real estate assets;

•	continued high levels of, or increases in, unemployment and general slowdowns in commercial activity;

•	our leverage and ability to refinance existing indebtedness or incur additional indebtedness;

•	an increase in our debt service obligations;

•	our ability to generate a sufficient amount of cash to satisfy working capital requirements and to service our existing and future indebtedness;

•	our ability to achieve improvements in operating efficiency;

•	foreign currency fluctuations;

•	adverse changes in the securities markets;

•	our ability to retain our senior management and attract and retain qualified and experienced employees;

•	our ability to retain major clients and renew related contracts;

•	trends in use of large, full-service commercial real estate providers;

•	changes in tax laws in the United States, Ireland, United Kingdom, Spain or Japan that reduce or eliminate deductions or other tax benefits we receive;

•	future acquisitions may not be available at favorable prices or upon advantageous terms and conditions; and

•	costs relating to the acquisition of assets we may acquire could be higher than anticipated.

Each forward-looking statement should be considered in the context of the various disclosures we make about our business, including, without limitation, the factors discussed above. Except as required by law, we do not intend or have an obligation to publicly update any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the notes will be approximately $244.5 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We currently intend to use the net proceeds from the issuance and sale of the notes for general corporate purposes, including future acquisitions and co-investments, and to repay the outstanding balance under Kennedy-Wilson’s unsecured revolving credit facility with U.S. Bank National Association, East-West Bank and The Governor and Company of the Bank of Ireland described under the caption “Description of Other Indebtedness.” As of March 17, 2014, we had an outstanding balance under this facility of $90.0 million, as well as $0.2 million of accrued and unpaid interest. Loans under this facility mature on October 1, 2016 and bear interest at a rate equal to LIBOR plus 2.75%.

CAPITALIZATION

The following table sets forth the cash and cash equivalents and consolidated capitalization of Kennedy-Wilson Holdings, Inc., as of December 31, 2013:

•	on an actual basis;

•	on a pro forma basis to give effect to:

•	our issuance and sale in January 2014 of 9,200,000 shares of our common stock in a public offering, after deducting underwriting discounts and commissions and estimated offering expenses to be paid by us; and

•	our $203.0 million investment in Kennedy Wilson Europe Real Estate Plc, or KWE, in February 2014, consisting of a £87.0 million (approximately $145.0 million) cash subscription and the contribution of our 50% interest in a portfolio of 14 real estate assets located across the United Kingdom, and our entry into an investment management agreement with KWE pursuant to which one of our wholly owned subsidiaries will act as KWE’s external manager; and

•	on a pro forma as adjusted basis to give effect to the issuance and sale of $250.0 million in aggregate principal amount of the notes, after deducting underwriting discounts and commissions and estimated offering expenses to be paid by us.

Except as described above and in the footnotes below, we have made no adjustments to reflect normal course operations by us or other developments with our business after December 31, 2013. As a result, the pro forma as adjusted information provided below is not indicative of our actual cash and cash equivalents position or consolidated capitalization as of any date. You should read this table in conjunction with “Use of Proceeds” and the disclosures in our Annual Report on Form 10-K and our Current Reports on Form 8-K that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2013
(Dollars in Millions)	Actual	Pro Forma (1)	Pro Forma as Adjusted (1)
Cash and cash equivalents	$178.2	$1,720.5	$1,965.0

Debt:
Mortgage loans and notes (2)	$402.4	$402.4	$402.4
Unsecured revolving credit facility (3)	—	—	—
2042 notes (4)	55.0	55.0	55.0
2019 notes (5)	350.0	350.0	350.0
Senior unsecured notes offered hereby (6)	—	—	250.0
2037 debentures (7)	40.0	40.0	40.0

Total Debt	847.4	847.4	1,097.4
Total Kennedy-Wilson Holdings, Inc. Shareholders’ Equity (8)	768.3	959.3	959.3
Non-Controlling Interest (9)	50.6	1,518.7	1,518.7

Total Capitalization	$1,666.3	$3,325.4	$3,575.4

(1)

The investment management agreement between us and KWE provides us with “control” as defined by FASB Accounting Standards Codification Subtopic 810 – Consolidation, over KWE. Accordingly, we expect that our consolidated financial statements will include the accounts of KWE beginning with the quarter ending March 31, 2014. The pro forma and pro forma as adjusted columns in the table above reflect consolidation of KWE’s accounts as of December 31, 2013. However, because we own only a 12.2% interest in KWE, KWE will not be treated as a subsidiary under the terms of the indenture and will not be bound by the covenants contained in the indenture.
(2)	Mortgage loans and notes are presented at their face amount and do not include debt premium or discount.
(3)	Total availability, as of December 31, 2013, of $140.0 million to finance the acquisition of commercial real property or pools of notes secured by commercial real property and for general business purposes, including working capital needs and equity investments. The average amount of revolver borrowings fluctuates during the year. As of December 31, 2013, we had no borrowings under our unsecured revolving credit facility, and we had no letters of credit outstanding thereunder. As of March 17, 2014, we had $90.0 million of outstanding indebtedness under this facility, as well as $0.2 million of accrued and unpaid interest. We intend to use a portion of the proceeds from this offering of notes to repay the outstanding balance under this credit facility.
(4)	The $55.0 million of 2042 notes are presented at their face amount and do not reflect the estimated amount of net proceeds from the offering of the 2042 notes of $53.3 million.
(5)	The $350.0 million of 2019 notes are presented at their face amount and do not reflect the estimated amount of net proceeds from the offerings of the 2019 notes of $347.3 million.
(6)	The $250.0 million of notes offered hereby are presented at their face amount and do not reflect the actual estimated amount of net proceeds from this offering of $244.5 million.
(7)	The 2037 debentures are presented at their face amount.
(8)	Includes $99.8 million of Series A mandatory convertible preferred with a May 19, 2015 conversion date at $12.41 per share and $32.5 million of Series B mandatory convertible preferred with a November 3, 2018 conversion date at $10.70 per share.
(9)	Consists of the 87.8% interest in KWE not owned by us.

DESCRIPTION OF OTHER INDEBTEDNESS

Unless otherwise stated or the context otherwise requires, as used in this section, the words “we,” “us,” “our” or the “company” refer to Kennedy-Wilson, Inc. and its subsidiaries.

Unsecured Revolving Credit Facility with U.S. Bank and East-West Bank

We have an unsecured revolving credit facility with U.S. Bank National Association, East-West Bank and The Governor and Company of the Bank of Ireland. The borrower under the unsecured revolving credit facility is Kennedy-Wilson, Inc., and Kennedy-Wilson Holdings, Inc. is the sole guarantor.

Under the revolving loan agreement, we have: (a) a $105.0 million senior unsecured facility to finance our or our subsidiaries’ or affiliates’ acquisition of commercial real property or pools of notes secured by commercial real property, so long as we have management control of those subsidiaries or affiliates (“Facility A”); and (b) a $35.0 million senior unsecured facility for general business purposes, including working capital needs and equity investments (“Facility B”). Both Facility A and Facility B bear interest at the London Interbank Offered Rate (“LIBOR”) plus 2.75%. All principal and other amounts owing with respect to advances made under the revolving credit agreement will be due and payable in full on October 1, 2016.

On March 18, 2014, the lenders under this facility executed and delivered a letter agreement consenting to our issuance of certain notes, including the notes offered hereby. This consent letter also provides that (i) the lenders must consent to any change to the notes after the closing of this offering that would have a material adverse effect on our ability to repay our obligations under the unsecured revolving credit facility and (ii) if there occurs an event of default, as that term is defined in the indenture governing the notes, that event will constitute an event of default under this facility.

During 2013 and 2012, the average outstanding borrowings under the unsecured revolving credit facility were $14.9 million and $11.2 million, respectively. The borrowings under Facility A had an annual interest rate of 2.92% and 2.96% during 2013 and 2012, respectively. The borrowings under Facility B had an annual interest rate of 2.92% and 2.96% during 2013 and 2012, respectively. As of March 17, 2014, the principal amount outstanding under this unsecured revolving credit facility was $90.0 million, as well as $0.2 million of accrued and unpaid interest. We intend to use a portion of the proceeds from this offering of notes to repay the outstanding balance under this credit facility.

The unsecured revolving credit facility contains customary financial, affirmative and negative covenants. The financial covenants under the revolving credit facility require us:

•	to maintain a minimum rent-adjusted fixed charge coverage ratio (as defined in the unsecured revolving credit facility) of not less than 1.50 to 1.00, measured on a four-quarter rolling average basis;

•	to maintain unrestricted cash, cash equivalents and publicly traded marketable securities in the aggregate amount of at least $40.0 million, tested quarterly;

•	to maintain a maximum balance sheet leverage (as defined in the unsecured revolving credit facility) of not greater than 1.50 to 1.00, measured at the end of each calendar quarter; and

•	to maintain an effective tangible net worth (as defined in the unsecured revolving credit facility) equal to or greater than $250.0 million, measured at the end of each calendar quarter.

In addition to customary reporting and compliance requirements, the principal negative and affirmative covenants under the revolving credit facility require us, among other things:

•	not to incur indebtedness, other than those permitted by the revolving credit facility, without the prior written consent of the lenders;

•	not to permit any incurrence of liens, other than those permitted by the revolving credit facility;

•	not to purchase or acquire capital stock or make other investments in another entity, except as permitted by the revolving credit facility;

•	not to enter into a merger, consolidation, reorganization or recapitalization or to reincorporate in a different jurisdiction, liquidate or sell substantially all of our assets;

•	not to dispose of assets other than in the ordinary course of business;

•	not to (i) permit a person or group (other than William McMorrow, Fairfax Financial Holdings Limited and its affiliates, the heirs, assigns and successors of the foregoing, certain employee benefit plans and certain other persons) to acquire more than 35% of Kennedy-Wilson Holdings, Inc.’s equity securities entitled to vote for members of its board of directors on a fully diluted basis; or (ii) otherwise suffer a change in control (as defined in the revolving credit facility);

•	not to engage in transactions with affiliates, except in the ordinary course of business and upon fair and reasonable terms that are no less favorable than that which we would have obtained in an arms-length transaction with non-affiliates;

•	not to guaranty or otherwise become in any way liable with respect to the obligations of any third person, other than as permitted by the revolving credit facility;

•	not to make corporate acquisitions in excess of $5.0 million without the prior written consent of the lenders; provided, that any such acquisitions approved by the lenders satisfy all other applicable requirements of the revolving credit facility;

•	not to prepay, redeem, retire, defease, purchase or otherwise acquire any indebtedness owing to any third person, other than (i) pursuant to a permitted refinancing, (ii) a purchase (for investment or sale) of pools of notes secured by commercial real property and (iii) the obligations under the revolving credit facility;

•	not to amend, modify, alter, increase or change, materially and adversely, any of the terms or conditions of any agreement, instrument, document, indenture or writing evidencing or concerning certain indebtedness permitted to be incurred under the revolving credit facility;

•	not to declare or pay corporate dividends without the prior written consent of the lenders, except as permitted by the revolving credit facility;

•	to maintain insurance policies with certain minimum coverage; and

•	not to make a change in the principal nature of our business;

On September 19, 2013, we agreed to cause each of our subsidiaries that becomes a guarantor of our 2042 notes or our 2019 notes to become a guarantor under this credit facility.

As of December 31, 2013, we were in compliance with such covenants. We pay customary fees to the agent and the revolving lenders under our unsecured revolving credit facility.

7.75% Senior Notes due 2042

In November 2012, we completed a public offering of $50.0 million aggregate principal amount of Kennedy-Wilson’s 7.75% Senior Notes due 2042 (the “2042 notes”). In December 2012, the underwriters exercised their option to purchase an additional $5.0 million aggregate principal amount of 2042 notes from us. The 2042 notes will mature on December 1, 2042 and bear interest at a rate of 7.75% per annum, payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, commencing on March 1, 2013.

The 2042 notes are Kennedy-Wilson’s unsecured senior obligations and rank equally in right of payment with all of Kennedy-Wilson’s existing and future unsecured and unsubordinated indebtedness and are guaranteed on a senior unsecured basis by Kennedy-Wilson Holdings, Inc. and the same subsidiaries that guarantee the initial notes and that will guarantee the notes offered hereby. The 2042 notes contain substantially similar restrictive covenants as those contained in the indenture governing the notes and initial notes, including, among others, limitations on Kennedy-Wilson’s ability and the ability of certain of its subsidiaries to incur or guarantee additional indebtedness, make restricted payments, pay dividends or make any other distributions from restricted subsidiaries, redeem or repurchase capital stock, sell assets or subsidiary stock, engage in transactions with affiliates, create or permit liens on assets, enter into sale/leaseback transactions and enter into consolidations or mergers.

At any time prior to December 1, 2017, Kennedy-Wilson may redeem the 2042 notes, in whole or in part, at a redemption price equal to 100% of their principal amount, plus an applicable “make-whole” premium and accrued and unpaid interest, if any, to the redemption date. At any time and from time to time on or after December 1, 2017, Kennedy-Wilson may redeem the 2042 notes, in whole or in part, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date.

8.750% Senior Notes due 2019

In April 2011, in a private placement, we issued $200.0 million in aggregate principal amount of 8.750% senior notes due April 1, 2019 (the “2019 notes”) with an effective yield of 8.875% and an additional $50.0 million in aggregate principal amount of 2019 notes with an effective yield of 8.486%. In December 2012, we issued an additional $100.0 million in aggregate principal amount of 2019 notes with an effective yield of 7.306%. Interest on the 2019 notes is payable on April 1 and October 1 of each year.

The 2019 notes are guaranteed by Kennedy-Wilson Holdings, Inc. and the same subsidiaries that will be the initial guarantors under the indenture governing the notes. The 2019 notes contain substantially similar restrictive covenants as those that will be contained in the indenture governing the notes we are offering, including, among others, limitations on our ability and the ability of certain of our subsidiaries to incur or guarantee additional indebtedness, make restricted payments, pay dividends or make any other distributions from restricted subsidiaries, redeem or repurchase capital stock, sell assets or subsidiary stock, engage in transactions with affiliates, create or permit liens on assets, enter into sale/leaseback transactions and enter into consolidations or mergers.

At any time prior to April 1, 2015, we may redeem the 2019 notes, in whole or in part, at a price equal to 100% of the principal amount, plus an applicable “make-whole” premium and accrued and unpaid interest, if any, to the redemption date. At any time and from time to time on or after April 1, 2015, we may redeem the 2019 notes, in whole or in part, at a redemption price equal to a specified percentage of the principal amount to be redeemed, ranging from 104.375% to 100.000%, plus accrued and unpaid interest, if any, to the date of redemption. Prior to April 1, 2017, we may redeem up to 35% of the 2019 notes from the proceeds of certain equity offerings. There is no sinking fund for the 2019 notes.

Junior Subordinated Debentures

In 2007, we issued junior subordinated debentures (the “2037 debentures”) in the amount of $40.0 million. The 2037 debentures were issued to a trust established by us, which contemporaneously issued $40.0 million of trust preferred securities to Merrill Lynch International. The interest rate on the 2037 debentures is fixed for the first ten years at 9.06%, and variable thereafter at LIBOR plus 3.70%. Interest is payable quarterly with the principal due in April 30, 2037.

Prior to April 30, 2012, we were permitted to redeem the 2037 debentures, upon a Special Event, as defined in the indenture, at a redemption price equal to 107.5% of the outstanding principal amount. After April 30, 2012, we may redeem the 2037 debentures, in whole or in part, on any interest payment date at par plus accrued and unpaid interest, if any.

The indenture governing the 2037 debentures require us to be in compliance with certain financial covenants, including, among others:

•	a fixed charge coverage ratio not less than 1.75 to 1.00;

•	a ratio of total debt to net worth not to exceed 3.0 to 1.00;

•	a Tangible Net Worth (as defined in the indenture) not less than the sum of (i) $15.0 million, plus (ii) 60% of any net income (but only if a positive number) for each completed fiscal quarter beginning with the fiscal quarter ended March 31, 2007 until such time as our Net Worth equals or exceeds $75.0 million and then 50% of any net income for each completed fiscal quarter thereafter, plus (iii) 50% of all proceeds of equity interests issued by us or our subsidiaries after the date hereof; and

•	a Net Worth (as defined in the indenture) not less than the sum of (i) $40.0 million, plus (ii) 60% of any net income (but only if a positive number) for each completed fiscal quarter beginning with the fiscal quarter ended March 31, 2007 until such time as our Net Worth equals or exceeds $75.0 million and then 50% of any net income for each completed fiscal quarter thereafter, plus (iii) 50% of all proceeds of equity interests issued by us or our subsidiaries after the date hereof.

As of December 31, 2013, we were in compliance with all such covenants.

If an event of default occurs and is continuing, we are prohibited from (i) declaring or paying any dividends or distributions on, or redeeming or purchasing any of our equity interest, (ii) allowing any of our subsidiaries to declare or pay any dividends or distributions on, or redeem, purchase or otherwise retire any shares of any such subsidiary’s preferred stock or other equity interests entitling the holders thereof to a stated rate of return, or (iii) making any payment of principal of or any interest or premium, if any, on or repaying, repurchasing or redeeming any of our debt securities that rank pari passu with, or junior to, our 2037 debentures.

Other Consolidated Debt

In addition to the indebtedness described above, we also carry non-recourse, asset-level indebtedness on our consolidated balance sheet. As of December 31, 2013, the outstanding principal amount under these loans was $402.4 million (excluding debt discount), with a weighted average interest rate of 4.28% and a weighted average remaining maturity of 7 years. As of December 31, 2013, $74.4 million of this indebtedness was indebtedness of our guarantor subsidiaries and $328.0 million (excluding debt discount) was indebtedness of our non-guarantor subsidiaries.

DESCRIPTION OF OUTSTANDING PREFERRED STOCK

Unless otherwise stated or the context otherwise requires, as used in this section, the words “we,” “us,” “our” or the “company” refer to Kennedy-Wilson Holdings, Inc. and its subsidiaries.

In 2010, we entered into a 6.0% Convertible Series A Preferred Stock Purchase Agreement (the “Series A Purchase Agreement”) with Fairfax Financial Holdings Limited (“Fairfax”) for the issuance and sale in a private placement of up to 100,000 shares of series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), at a purchase price of $1,000 per share. We sold and issued to certain affiliates of Fairfax a total of 100,000 shares of Series A Preferred Stock for a total purchase price of $100,000,000. In accordance with the terms of the Series A Purchase Agreement, we also entered into a Registration Rights Agreement with Fairfax (the “Series A Registration Rights Agreement”). Under the Series A Registration Rights Agreement, the holders of the Series A Preferred Stock have certain demand and piggy-back registration rights with respect to the Series A Preferred Stock and the shares of our common stock issuable upon conversion of the Series A Preferred Stock.

The Series A Preferred Stock has the rights, privileges, preferences and restrictions set forth in the Certificate of Designation (the “Series A Certificate of Designation”) we filed with the Secretary of State of the state of Delaware. Under the Series A Certificate of Designation, prior to May 19, 2015, each share of Series A Preferred Stock is convertible, at the option of the holder at any time, into approximately 81 shares of our common stock, subject to adjustment under certain circumstances. On May 19, 2015, each outstanding share of Series A Preferred Stock will automatically be converted into shares of our common stock. Cumulative dividends on the Series A Preferred Stock accrue at an annual rate of 6% per $1,000 of shares of Series A Preferred Stock. The dividends are payable quarterly in arrears. Subject to limited exceptions, holders of the Series A Preferred Stock will have no voting or management rights. The Series A Certificate of Designation contains customary anti-dilution protection.

We also entered into a Convertible Series B Preferred Stock Purchase Agreement (the “Series B Purchase Agreement”) with Fairfax, for the issuance and sale in a private placement of 32,550 shares of Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock,” and together with the Series A Preferred Stock, the “Preferred Stock”), at a purchase price of $1,000 per share or a total purchase price of $32,550,000. The Series B Preferred Stock is convertible into approximately 3 million shares of our common stock. In accordance with the terms of the Series B Purchase Agreement, we also entered into a Registration Rights Agreement (the “Series B Registration Rights Agreement”) and Shareholders Agreement with Fairfax. Under the Series B Registration Rights Agreement, the holders of the Series B Preferred Stock have certain demand and piggy-back registration rights with respect to the Series B Preferred Stock and the shares of our common stock issuable upon conversion of the Series B Preferred Stock. Under the Shareholders Agreement, certain of our stockholders have agreed to vote all of the shares of voting stock held by such stockholders in favor of Fairfax’s designee to our Board of Directors. We also agreed to nominate Fairfax’s designee as a member of the Board of Directors.

The Series B Preferred Stock has the rights, privileges, preferences and restrictions set forth in the Certificate of Designation (the “Series B Certificate of Designation,” and, together with the Series A Certificate of Designation, the “Certificates of Designation”) we filed with the Secretary of State of the state of Delaware. Under the Series B Certificate of Designation, prior to November 3, 2018, each share of Series B Preferred Stock is convertible, at the option of the holder at any time, into approximately 93 shares of our common stock, subject to adjustments under certain circumstances (the “Series B Conversion Rate”). At any time on or after May 3, 2017 and prior to November 3, 2018, we have the option to convert all or part of the outstanding shares of Series B Preferred Stock into shares of our common stock at the Series B Conversion Rate. On November 3, 2018, each outstanding share of Series B Preferred Stock will automatically be converted into shares of our common stock at the Series B Conversion Rate. Cumulative dividends on the Series B Preferred Stock accrue at an annual rate of $64.52 per share. The dividends are payable quarterly in arrears. Subject to limited exceptions, holders of the

Series B Preferred Stock will have no voting rights. The Series B Certificate of Designation contains customary anti-dilution protection.

Under the Certificates of Designation, upon a change of control of or a delisting of our common stock (as such terms are defined in the Certificates of Designation), a fundamental change will have deemed to have occurred. In the event a fundamental change occurs, we must offer to purchase all of the outstanding Series A Preferred Stock and Series B Preferred Stock immediately prior to the change of control or delisting of our common stock at a purchase price per share equal to $1,150 plus all accumulated and accrued dividends to the effective date of such fundamental change. On March 18, 2014, in connection with this offering of notes, Fairfax waived the requirement set forth in the Certificates of Designation that provides that the offer to purchase upon a fundamental change be made at least 20 business days prior to the effective date (as such term is defined in the Certificates of Designation) of the fundamental change. Instead, we are required to complete such an offer within 90 days following completion of the fundamental change offer made to holders of the notes.

Preferred Stock converted after a fundamental change will automatically receive a number of shares of our common stock as provided for in the applicable Certificates of Designation.

DESCRIPTION OF THE NOTES

In this description, the words “we,” “us,” “our” and “Issuer” refer to Kennedy-Wilson, Inc. and not to any of its subsidiaries. Certain terms used in this description are defined under the subheading “—Certain Definitions.”

We will issue the notes under an indenture (the “Base Indenture”), to be dated as of March     , 2014, between us and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by a supplemental indenture thereto (the “Supplemental Indenture,” and, together with the Base Indenture, the “Indenture”), to be dated as of March     , 2014, among us, the Trustee and the initial Guarantors. The Notes will be a series of debt securities under the Base Indenture the terms of which will be established by the Supplemental Indenture.

The following description of the particular terms of the Notes and the Guarantees supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the debt securities and the guarantees set forth in the accompanying prospectus, to which reference is hereby made. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”). The following description is only a summary of the material provisions of the Indenture. We urge you to read the Indenture because it, not this description, defines your rights as holders of these Notes. You may request copies of the Indenture at our address set forth under the heading “Where You Can Find More Information.”

Brief Description of the Notes

These Notes:

•	are unsecured senior obligations of the Issuer;

•	are senior in right of payment to all existing and any future Subordinated Obligations of the Issuer; and

•	will be guaranteed by Kennedy-Wilson Holdings, Inc. (“Parent”) and each Subsidiary Guarantor on a senior basis.

Principal, Maturity and Interest

The Issuer will initially issue Notes with a maximum aggregate principal amount of $250.0 million. The Issuer will issue the Notes in denominations of $1,000 and any greater integral multiple of $1,000. The Notes will mature on April 1, 2024. Subject to our compliance with the covenant described under the subheading “—Certain Covenants—Limitation on Indebtedness,” we are permitted to issue more notes under the Indenture in an unlimited aggregate principal amount (the “Additional Notes”), provided that if the Additional Notes are not fungible with the Notes for United States federal income tax purposes, the Additional Notes will have a separate CUSIP number. The Notes offered hereby and any Additional Notes subsequently issued under the Indenture will be treated as a single series of Notes for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Holders of the Notes offered hereby and any Additional Notes subsequently issued under the Indenture will vote as one class under the Indenture. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Notes,” references to the Notes include any Additional Notes actually issued.

Interest on these Notes will accrue at the rate of     % per annum and will be payable semi-annually in arrears on April 1 and October 1 of each year, commencing on October 1, 2014. We will make each interest payment to the holders of record of these Notes on the immediately preceding March 15 and September 15, respectively.

Interest on these Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

Except as set forth below, we will not be entitled to redeem the Notes at our option.

On and after April 1, 2019, we will be entitled at our option to redeem all or a portion of these Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the related interest payment date), if redeemed during the 12-month period commencing on April 1 of the years set forth below:

Period	Redemption Price
2019		%
2020		%
2021		%
2022 and thereafter	100.000%

In addition, before April 1, 2017, we will be entitled at our option on one or more occasions to redeem Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount ) of     %, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, with an amount not to exceed the net cash proceeds from one or more Equity Offerings (provided that if the Equity Offering is an offering by Parent, a portion of the Net Cash Proceeds thereof equal to the amount required to redeem any such Notes is contributed to the equity capital of the Issuer), provided that:

(1) at least 65% of such aggregate principal amount of Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Issuer or its Affiliates); and

(2) each such redemption occurs within 90 days after the date of the related Equity Offering.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice, may, at the Issuer’s discretion, be subject to the completion of the related Equity Offering.

Prior to April 1, 2019, we will be entitled, at our option, to redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the redemption date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be delivered electronically if held at DTC or mailed by first-class mail to each holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.

“Applicable Premium” means with respect to a Note at any redemption date, as provided by the Issuer, the greater of (1) 1.00% of the principal amount of such Note on such redemption date and (2) the excess of (A) the present value at such redemption date of (i) the redemption price of such Note on April 1, 2019 (such redemption price being described in the second paragraph in this “—Optional Redemption” section, exclusive of any accrued and unpaid interest) plus (ii) all required remaining scheduled interest payments due on such Note through April 1, 2019 (but excluding accrued and unpaid interest, if any, to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such Note on such redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date and as provided by the Issuer, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H. 15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after April 1, 2019, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the date that the applicable redemption notice is first mailed or delivered electronically if held at DTC, in each case, plus 0.50%.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes from the redemption date to April 1, 2019, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to April 1, 2019.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (2) of the Adjusted Treasury Rate definition is applicable, the average of three, or such lesser number as is obtained by the Issuer, Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means the Reference Treasury Dealer selected by the Issuer.

“Reference Treasury Dealer” means each of (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. and (ii) a primary U.S. Government securities dealer in the United States selected by U.S. Bancorp Investments, Inc., and in each case the respective successors and assigns of the foregoing.

“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Issuer, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Issuer by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding date that the applicable redemption notice is first mailed or delivered electronically if held at DTC.

Selection and Notice of Redemption

If we are redeeming less than all the Notes at any time, the Trustee will select Notes on a pro rata basis, by lot or by such other method in accordance with the procedures of DTC.

We will redeem Notes with principal amounts of $1,000 or less in whole and not in part. We will cause notices of redemption to be delivered electronically if held at DTC or mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

No Sinking Fund; Open Market Purchases

We are not required to make any sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions “—Fundamental Change” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Guaranties

Parent and each Subsidiary Guarantor of the Issuer will jointly and severally guarantee, on a senior unsecured basis, our obligations under the Indenture and the Notes. The obligations of each Subsidiary Guarantor under its Subsidiary Guaranty are designed to be limited as necessary to prevent such Subsidiary Guaranty from constituting a fraudulent conveyance under applicable law and, therefore, will be expressly limited to the maximum amount that such Subsidiary Guaranty could guarantee without such Subsidiary Guaranty constituting a fraudulent conveyance. This limitation, however, may not be effective to prevent such Subsidiary Guaranty from constituting a fraudulent conveyance. See “Risk Factors—Risks Related to the Notes—A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the Notes from relying on that subsidiary to satisfy claims.”

If a Subsidiary Guaranty were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guaranty could be reduced to zero. See “Risk Factors—Risks Related to the Notes—A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the Notes from relying on that subsidiary to satisfy claims.”

The Subsidiary Guaranty of a Subsidiary Guarantor will be deemed to be automatically and unconditionally released and discharged, without the need of any action on the part of such Subsidiary Guarantor or the Trustee or otherwise:

(1) upon the sale or other disposition (including by way of consolidation or merger) of such Subsidiary Guarantor (including, for the avoidance of doubt, any transaction pursuant to which such Subsidiary Guarantor ceases to be a Subsidiary of the Issuer);

(2) upon the sale or disposition of all or substantially all the assets of such Subsidiary Guarantor;

(3) upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary or a Non-Material Subsidiary pursuant to the terms of the Indenture;

(4) upon a legal defeasance or satisfaction and discharge of the Notes, as provided under “—Defeasance and Satisfaction and Discharge”; or

(5) as described under “—Amendments and Waivers,”

in the case of clause (1) or (2), other than to the Issuer or a Restricted Subsidiary and as permitted by the Indenture.

Notwithstanding anything to the contrary in the Indenture, the Notes or the Guaranties, if the Issuer, due to an error made in good faith, causes any Person to execute the Supplemental Indenture or any other supplement to the Base Indenture, or any other instrument, purporting to cause such Person to guarantee the Notes and become a Subsidiary Guarantor and, at the time of such execution, such Person is not a domestic Subsidiary of the Issuer, then, notwithstanding such Supplemental Indenture or other supplement or instrument, the Subsidiary

Guaranty of such Person shall automatically, and without the need for any action on the part of the Issuer, such Person or the Trustee or otherwise, be null and void, with the same force and effect as if such execution had never occurred. Without limiting the generality of the foregoing, the Issuer and such Person may nonetheless thereafter execute and deliver to the Trustee such instruments or other documents that shall memorialize the nullification of such Subsidiary Guaranty.

Not all of our Subsidiaries will guarantee the notes. Also, the joint venture and fund entities in which we have investments and their respective subsidiaries (which are not Subsidiaries of the Issuer as of the date of the Indenture) are not guarantors and are not subject to any of the obligations and covenants described hereunder. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. For the years ended December 31, 2013 and 2012, the revenues of our non-guarantor subsidiaries constituted approximately 64% and 55%, respectively, of Kennedy-Wilson Holding’s consolidated revenues, and the operating income of our non-guarantor subsidiaries for those periods was approximately $3.6 million and $16.4 million, respectively. As of December 31, 2013, the total assets of those subsidiaries constituted approximately 45% of Kennedy-Wilson Holding’s consolidated total assets, and those subsidiaries had $328.0 million of secured non-recourse mortgage indebtedness (excluding debt discount), of which none has recourse to us. However, these figures are as of December 31, 2013 and do not reflect transactions that we have entered into after that date or future transactions that we may enter into. Depending on the particular terms of any acquisition or other transaction that one or more of our subsidiaries may enter into, those subsidiaries may not be required by the terms of the Indenture to guarantee the Notes. Accordingly, these figures may fluctuate from time to time, and these figures may increase or decrease materially in future periods. For example, the instruments governing our acquisitions (such as the relevant loan agreement, or the terms of the relevant partnership agreement, limited liability company operating agreement or other governing document of the borrower, or any related joint venture agreement or the terms of any relevant Co-investment Vehicle or separate account or investment program) may prohibit the relevant subsidiary from guaranteeing the Notes. In many such cases, the Indenture does not require our subsidiaries, including those described above, to guarantee the Notes.

Ranking

The indebtedness evidenced by the Notes and the Guaranties will be senior unsecured obligations and will rank pari passu in right of payment with all other unsecured Senior Indebtedness of the Issuer or the applicable Guarantor, as the case may be.

As of December 31, 2013, on an as adjusted basis, after giving effect to the issuance and sale of $250.0 million aggregate principal amount of the Notes, after deducting underwriting discounts and commissions and estimated offering expenses to be paid by us:

(a) the Issuer’s and the Guarantors’ Senior Indebtedness would have been approximately $729.4 million, of which:

(1) $74.4 million would have been secured Non-Recourse Indebtedness under mortgage loans;

(2) $655.0 million would have been unsecured Senior Indebtedness, consisting of the Notes offered hereby, $55.0 million of the Issuer’s 7.75% Senior Notes due 2042 and $350.0 million of the Issuer’s 8.750% Senior Notes due 2019; and

(3) the Issuer had $0.0 Indebtedness outstanding under the Credit Agreement and had $140.0 million of availability thereunder; and

(b) the Issuer had $40.0 million of subordinated Indebtedness, consisting entirely of its Subordinated Debentures.

In addition, as of such date, the Issuer and the Subsidiary Guarantors would have had $18.9 million aggregate principal amount of Guarantees that the Issuer and the Guarantors provided in connection with loans secured by assets held in various joint ventures and that are recourse to the Issuer and the Guarantors.

The Notes and the Guaranties are unsecured obligations of the Issuer and the Guarantors, as the case may be. Secured debt and other secured obligations of the Issuer and the Guarantors will be effectively senior to the Notes and the Guaranties to the extent of the value of the assets securing such debt or other obligations. In addition, all Indebtedness and trade payables of non-guarantor Subsidiaries will be effectively senior to the Notes and the Guaranties.

Not all of our subsidiaries will guarantee the notes. See “Risk Factors—Risks Related to the Notes—The notes will not be guaranteed by all of our subsidiaries.”

Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuer and the Restricted Subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial and, subject to the limitations set forth in the covenants described under “—Certain Covenants—Limitation on Liens,” such Indebtedness may be secured Indebtedness. See “—Certain Covenants—Limitation on Indebtedness” and “—Limitation on Liens.”

Fundamental Change

Upon the occurrence of a Fundamental Change, each noteholder shall have the right to require that the Issuer purchase such noteholder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Fundamental Change, unless we have exercised our option to redeem all the Notes as described under “—Optional Redemption,” we will mail (or deliver electronically, if held at DTC) a notice to each noteholder with a copy to the Trustee (the “Fundamental Change Offer”) stating:

(1) that a Fundamental Change has occurred and that such noteholder has the right to require us to purchase such noteholder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of noteholders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts regarding such Fundamental Change (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Fundamental Change);

(3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions, as determined by us, consistent with the covenant described hereunder, that a noteholder must follow in order to have its Notes purchased.

We will not be required to make a Fundamental Change Offer following a Fundamental Change if a third party makes the Fundamental Change Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Fundamental Change Offer made by us and purchases all Notes validly tendered and not withdrawn under such Fundamental Change Offer or if we have exercised our option to redeem all the Notes pursuant to the provisions described under “—Optional Redemption.”

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes as a result of a Fundamental Change. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

The Fundamental Change purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Issuer and, thus, the removal of incumbent management. The Fundamental Change purchase feature is a result of negotiations between the Issuer and the underwriters of the Notes. We have no present intention to engage in a transaction involving a Change of Control and we do not foresee the occurrence of a Termination of Trading, although it is possible that, in the future, we could decide to engage in a transaction involving a Change of Control or a Termination of Trading occurs. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture or result in a Termination of Trading, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Indebtedness,” and “—Limitation on Liens,” which limitations may terminate as described under “—Defeasance and Satisfaction and Discharge” below. Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenant, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

Holders may not be entitled to require us to purchase their Notes in certain circumstances involving a significant change in the composition of our Board of Directors, including in connection with a proxy contest where our Board of Directors does not approve a dissident slate of directors but approves them as continuing directors, even if our Board of Directors initially opposed the directors.

The Credit Agreement provides that the occurrence of certain change of control events with respect to the Issuer would constitute a default thereunder. Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Fundamental Change or require the purchase of such indebtedness upon a Fundamental Change. Moreover, the exercise by the holders of their right to require us to purchase the Notes could cause a default under such indebtedness, even if the Fundamental Change itself does not, due to the financial effect of such purchase on us. Our ability to pay cash to the holders of Notes following the occurrence of a Fundamental Change may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. See “Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to finance a fundamental change offer.”

The occurrence of a Fundamental Change will also trigger a redemption right held by the holders of Parent’s Series A Preferred Stock and Series B Preferred Stock under their respective certificates of designation. Pursuant to paragraph (a) and clause (11) of paragraph (b) under the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” we may not make any Restricted Payment to redeem or repurchase Parent’s Series A Preferred Stock and Series B Preferred Stock, unless we have sufficient restricted payment capacity or we have previously made an offer to noteholders to repurchase the Notes. If the noteholders, however, reject our Fundamental Change Offer or fail for any reason to tender all of their Notes, and the stockholders of Parent’s Series A Preferred Stock and Series B Preferred Stock accept Parent’s offer to repurchase such shares of Series A Preferred Stock and Series B Preferred Stock, we may have to pay dividends or make other payments to Parent so that it can use cash to fund the repurchase or redemption of its Series A Preferred Stock and Series B Preferred Stock. In the event this occurs, it may be more difficult for us to make scheduled payments on the untendered Notes. See “Risk Factors—Risks Related to the Notes—In the event of a change of control or termination of trading of our common stock, our Series A and Series B preferred stock will be redeemable at the option of the stockholders thereof.”

Notwithstanding anything to the contrary herein, a Fundamental Change Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of such Fundamental Change Offer.

The phrase “all or substantially all,” as used with respect to the assets of the Issuer in the definition of “Change of Control,” is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” the assets of the Issuer has occurred in a particular instance, in which case a holder’s ability to obtain the benefit of these provisions could be unclear.

The provisions under the Indenture relative to our obligation to make an offer to purchase the Notes as a result of a Fundamental Change may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

For purposes of this discussion of a repurchase of the Notes following a Fundamental Change “Change of Control” means the occurrence of any of the following:

(1) any “person” or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 35% (or, in the case of any Permitted Holder, 50%) of the total voting power of the Voting Stock of the Parent;

(2) individuals who on the Issue Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Parent was approved by a vote of a majority of the directors of the Parent then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Parent then in office;

(3) the adoption of a plan relating to the liquidation or dissolution of the Parent;

(4) the merger or consolidation of the Parent with or into another Person or the merger of another Person with or into the Parent, or the sale of all or substantially all the consolidated assets of Parent (but in any event, upon the sale of more than 35% of the consolidated assets of the Parent), to another Person, other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Parent immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own, directly or indirectly, at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (B) in the case of a sale of assets transaction, the transferee Person becomes the obligor in respect of the Notes and a Subsidiary of the transferor of such assets; or

(5) the Parent ceases to own, directly, 100% of the Capital Stock of the Issuer.

For the avoidance of doubt, for purposes of determining beneficial ownership under clause (1) above, no Permitted Holder shall be deemed to be a “person” or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) with Fairfax.

“Fundamental Change” shall mean the occurrence of a Change of Control or a Termination of Trading.

“Termination of Trading” shall mean the termination (but not the temporary suspension) of trading of the Common Stock of Parent, which will be deemed to have occurred if the Common Stock or other securities into which the Parent’s Series A Preferred Stock and Series B Preferred Stock are convertible are not, or are not permitted to be, listed for trading on the New York Stock Exchange or any other U.S. national securities exchange.

Certain Covenants

The indenture contains, among others, the covenants described below.

If on any date following the date of the Indenture:

(1) the notes are rated Baa3 or better by Moody’s and BBB- or better by S&P (or, if either such entity ceases to rate the notes for reasons outside of the control of the Issuer, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer as a replacement agency); and

(2) no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day and subject to the provisions of the following paragraph, the covenants described below will be suspended:

(1) “—Limitation on Indebtedness”;

(2) “—Limitation on Restricted Payments”;

(3) “—Limitation on Restrictions on Distributions from Restricted Subsidiaries”;

(4) “—Limitation on Sales of Assets and Subsidiary Stock”; and

(5) clause (3) of the covenant described below under the caption “—Merger and Consolidation.”

Notwithstanding the foregoing, if the rating assigned by either such rating agency should subsequently decline to below Baa3 or BBB-, respectively, then the foregoing covenants will be reinstituted as of and from the date of such rating decline. For the avoidance of doubt, calculations under the reinstated “Limitation on Restricted Payments” covenant will be made as if such covenant had been in effect since April 1, 2011, except that no default will be deemed to have occurred solely by reason of a Restricted Payment made prior to the date of the Indenture or during the time such that covenant was suspended.

There can be no assurance that the notes will ever achieve an investment grade rating or that any such rating will be maintained.

Limitation on Indebtedness

(a) The Issuer will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Issuer and the Restricted Subsidiaries will be entitled to Incur Indebtedness (including revolving credit Indebtedness) if, on the date of such Incurrence and after giving effect thereto, no Default has occurred and is continuing and the Maximum Balance Sheet Leverage Ratio is no greater than 1.5 to 1.0.

(b) Notwithstanding the foregoing paragraph (a), the Issuer and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

(1) Indebtedness Incurred by the Issuer pursuant to any Credit Facility (including the Credit Agreement); provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of (x) $150.0 million and (y) 8.0% of Total Assets;

(2) Indebtedness owed to and held by the Issuer or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Issuer or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) if the Issuer is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

(3) the Notes (other than any Additional Notes);

(4) Indebtedness of the Issuer and its Subsidiaries outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

(5) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Issuer (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Issuer); provided, however, at the time of such acquisition and after giving effect thereto, the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (5) and then outstanding does not exceed $25.0 million;

(6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4), (5), or this clause (6); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (5), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

(7) Hedging Obligations of the Issuer or any Restricted Subsidiary entered into in the ordinary course of business and not for the purpose of speculation;

(8) obligations in respect of letters of credit, performance, bid and surety bonds, completion guarantees, budget guarantees, payment obligations in connection with self-insurance or similar requirements provided by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(9) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(10) Indebtedness with respect to workers’ compensation claims in the ordinary course of business;

(11) any Guarantee (including the Subsidiary Guaranties) by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of the Issuer or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary is permitted under the terms of the Indenture,

(12) Indebtedness arising from agreements providing for indemnification, deposits, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary; provided, however, that (A) such Indebtedness is not reflected on the balance sheet of the Issuer or any Restricted Subsidiary (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) in the case of a disposition, the maximum liability in respect of such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being determined at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer or such Restricted Subsidiary in connection with such disposition;

(13) Non-Recourse Indebtedness, Permitted Non-Recourse Carve-Out Guarantees and Permitted Co-investments;

(14) Indebtedness constituting Subordinated Obligations, the net cash proceeds of which are used to purchase, repurchase, redeem, defease or otherwise acquire or retire for value the Subordinated Debentures and with a Stated Maturity that is no earlier than 180 days after the Stated Maturity of the Notes; and

(15) Indebtedness of the Issuer or any Restricted Subsidiary (together with any refinancing thereof) in an aggregate principal amount which, when taken together with all other Indebtedness of the Issuer and the Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (14) above or paragraph (a)), does not exceed the greater of (x) $37.5 million and (y) 2.0% of Total Assets.

(c) Notwithstanding the foregoing (except to the extent provided in the foregoing clause (14)), none of the Issuer or any Subsidiary Guarantor will Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Issuer or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the Notes or the applicable Subsidiary Guaranty to at least the same extent as such Subordinated Obligations.

(d) For purposes of determining compliance with this covenant: (1) any Indebtedness outstanding under the Credit Agreement on the Issue Date will be treated as having been incurred on the Issue Date under clause (1) of paragraph (b) above; (2) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Issuer, in its sole discretion, will be permitted to classify all or a portion of such item of Indebtedness at the time of Incurrence, or later reclassify all or a portion of such item of Indebtedness, in one of the above clauses in any manner that complies with the covenant; and (3) the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above. Notwithstanding the foregoing, Indebtedness incurred under the Credit Agreement will be deemed to have been incurred under clause (1) of paragraph (b) above and the Issuer shall not be permitted to reclassify all or any portion of such Indebtedness. Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness, but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness. For the avoidance of doubt, the outstanding principal amount of any particular Indebtedness shall be counted only once and any obligations arising under any Guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall not be double counted.

(e) For purposes of determining compliance with any U.S. dollar restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness, provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such

Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such Refinancing Indebtedness is Incurred.

(f) In no event shall an Incurrence of Indebtedness made on the basis of consolidated financial statements prepared in good faith to be in accordance with GAAP be subject to rescission or constitute a Default by reason of any requisite subsequent restatement of such financial statements that would have made such Incurrence prohibited at the time that it was made.

Limitation on Restricted Payments

(a) The Issuer will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Issuer or such Restricted Subsidiary makes such Restricted Payment:

(1) a Default shall have occurred and be continuing (or would result therefrom);

(2) the Issuer is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness”; or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments made on or after the Issue Date would exceed the sum of (without duplication):

(A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from April 1, 2011 to the end of the most recent fiscal quarter ended for which internal financial statements are available prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B) 100% of the aggregate Net Cash Proceeds received by the Issuer from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to April 5, 2011 (other than an issuance or sale to a Subsidiary of the Issuer and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Issuer or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution received by the Issuer from its shareholders subsequent to the April 5, 2011; plus

(C) the amount by which Indebtedness of the Issuer is reduced on the Issuer’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) subsequent to April 5, 2011 of any Indebtedness of the Issuer convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Issuer (less the amount of any cash, or the fair value of any other property, distributed by the Issuer upon such conversion or exchange); plus

(D) an amount equal to the sum of the following since April 5, 2011: (x) the net reduction in the Investments (other than Permitted Investments) made by the Issuer or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, payments of interest on Indebtedness, dividends, repayments of loans or advances, or proceeds realized on the sale of such Investment and proceeds representing the return of capital, in each case received by the Issuer or any Restricted Subsidiary since the Issue Date, and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum in this clause (D) shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Issuer or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

(b) The preceding provisions will not prohibit:

(1)(A) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Issuer (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Issuer or an employee stock ownership plan or to a trust established by the Issuer or any of its Subsidiaries for the benefit of their employees) subsequent to the Issue Date or (B) any Restricted Payment made out of a substantially concurrent cash capital contribution received by the Issuer from its shareholders subsequent to the Issue Date; provided, however, that (i) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (ii) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Issuer or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations which is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness”; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

(4)(A) payments or distributions to employees of Parent, the Issuer or any Restricted Subsidiary pursuant to incentive plans designed to pay employees amounts reflecting incentive compensation in recognition of performance thresholds achieved by such employees or (B) payments or distributions to employees of Parent, the Issuer or any Restricted Subsidiary of “co-investment return,” “carried interest” or other form of incentive compensation or performance fees or any distribution of an equity interest in respect thereof, or any other incentive distributions from Investment Subsidiaries or Co-investment Vehicles; provided, however, that such payments or distributions shall be excluded in the calculation of the amount of Restricted Payments;

(5) so long as no Default has occurred and is continuing, the repurchase or other acquisition of shares of Capital Stock of Parent or the Issuer or any of the Issuer’s Subsidiaries from employees (including substantially full-time independent contractors), former employees, directors, former directors or consultants of the Issuer or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors, former directors or consultants), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of Parent or its Subsidiaries under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock (including pursuant to any net exercise or net settlement provisions); provided, however, that the aggregate amount of such repurchases and other acquisitions for cash shall not exceed the sum of (A) $10.0 million, (B) the Net Cash Proceeds from the sale of Capital Stock to members of management, consultants or directors of the Issuer and its Subsidiaries that occurred or occurs after April 5, 2011 (to the extent the Net Cash Proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3)(B) of paragraph (a) above) and (C) the cash proceeds of any “key man” life insurance policies that are used to make such repurchases; provided further, however, that (x) such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments and (y) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(6) dividends to Parent to be used by Parent solely to pay its franchise taxes and other fees required to maintain its corporate existence and to pay for general corporate and overhead expenses (including salaries, insurance and other compensation of the employees) incurred by Parent in the ordinary course of its business; provided, however, that such dividends shall not exceed $5.0 million in any calendar year; provided further, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

(7) so long as no Event of Default has occurred and is continuing, dividends or other payments to Parent to be used by Parent to pay dividends to the holders of the Parent’s Series A Preferred Stock and Series B Preferred Stock issued and outstanding as of the Issue Date, provided, however, that the aggregate amount of such dividends or other payments shall not exceed $8.5 million per year (provided that any unused amounts in any year continue to carry forward and increase such limit in each subsequent year); provided further, however, that such dividends or other payments shall be excluded in the calculation of the amount of Restricted Payments;

(8) payments to Parent in respect of federal, state and local taxes directly attributable to (or arising as a result of) the operations of the Issuer and its consolidated Subsidiaries; provided, however, that the amount of such payments in any fiscal year shall not exceed the amount that the Issuer and its consolidated Subsidiaries would be required to pay in respect of federal, state and local taxes for such fiscal year were the Issuer to pay such taxes as a stand-alone taxpayer (whether or not all such amounts are actually used by Parent for such purposes); provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(9) Investments made pursuant to commitments to Invest if at the date such commitment was made, such Investment would have complied with this covenant; provided, however, that such Investment shall be excluded in the calculation of the amount of Restricted Payments;

(10) upon the occurrence of a Change of Control (or similarly defined term in other Indebtedness) and within 90 days after completion of the Fundamental Change Offer (including the purchase of all Notes tendered), any repayment, repurchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness of the Issuer or the Subsidiary Guarantors that is contractually subordinated to the Notes or to any Subsidiary Guaranty that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control (or similarly defined term in other Indebtedness), at a purchase price not greater than 101% of the outstanding principal amount or liquidation preference thereof (plus accrued and unpaid interest and liquidated damages, if any);

(11) upon the occurrence of a Fundamental Change (or similarly defined term in the certificates of designation of Parent’s Series A Preferred Stock and Series B Preferred Stock) and within 90 days after completion of the Fundamental Change Offer (including the purchase of all Notes tendered), any repayment, repurchase, redemption, defeasance or other acquisition or retirement for value of Parent’s Series A Preferred Stock and Series B Preferred Stock (or any dividend or other payment to Parent for such purpose) that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Fundamental Change (or similarly defined term in the certificates of designation of Parent’s Series A Preferred Stock and Series B Preferred Stock), at a purchase price not greater than the respective purchase prices specified in the certificates of designation of Parent’s Series A Preferred Stock and Series B Preferred Stock as in effect on the Issue Date;

(12) within 90 days after completion of any offer to repurchase Notes pursuant to “—Limitation on Sales of Assets and Subsidiary Stock” (including the purchase of all Notes tendered), any repayment, repurchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness of the Issuer or the Subsidiary Guarantors that is contractually subordinated to the Notes or to any Subsidiary Guaranty that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Asset Disposition (or similarly defined term in other Indebtedness), at a purchase price not greater than 100% of the outstanding principal amount or liquidation preference thereof (plus accrued and unpaid interest and liquidated damages, if any);

(13) the payment of any amounts in respect of Capital Stock by any Restricted Subsidiary organized as a partnership or a limited liability company or other pass-through entity: (a) to the extent of capital contributions made to such Restricted Subsidiary (other than capital contributions made to such Restricted Subsidiary by the Issuer or any Restricted Subsidiary), or (b) to the extent necessary for holders thereof to pay taxes with respect to the net income of such Restricted Subsidiary; provided, however, that except in the case of clause (b), no Default or Event of Default has occurred and is continuing at the time of such Restricted Payment or would result therefrom; provided, further, however, such amounts shall be excluded in the calculation of the amount of Restricted Payments;

(14) the payment of any dividend or distributions by a Restricted Subsidiary of the Issuer to the holders of its Capital Stock pursuant to the terms of the relevant partnership agreement, limited liability company operating agreement or other governing document of the Restricted Subsidiary; provided, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments; and

(15) Restricted Payments in an aggregate amount which, when taken together with all Restricted Payments made pursuant to this clause (15) which have not been repaid, does not exceed the greater of (x) $37.5 million and (y) 2.0% of Total Assets; provided, however, that (A) at the time of such Restricted Payments, no Default shall have occurred and be continuing (or result therefrom) and (B) such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments.

In no event shall a Restricted Payment made on the basis of consolidated financial statements prepared in good faith to be in accordance with GAAP be subject to rescission or constitute a Default by reason of any requisite subsequent restatement of such financial statements that would have made such Restricted Payment prohibited at the time that it was made.

For purposes of determining compliance with this covenant: (1) in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in the sub-clauses to clause (b) above, the Issuer, in its sole discretion, will be permitted to classify all or a portion of such Restricted Payment at the time it is made, or later reclassify all or a portion of such Restricted Payment, in one of the above sub-clauses in any manner that complies with the covenant; and (2) the Issuer will be entitled to divide and classify a Restricted Payment in more than one of the types of Restricted Payments described in the sub-clauses to clause (b) above.

As of March 18, 2014, the sum of the amounts referred to in paragraphs (A), (B), (C) and (D) of clause (a)(3) above was approximately $753.0 million.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Issuer will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted

Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Issuer or a Restricted Subsidiary or pay any Indebtedness owed to the Issuer, (b) make any loans or advances to the Issuer or (c) transfer any of its property or assets to the Issuer, except:

(1) with respect to clauses (a), (b) and (c),

(A) any encumbrance or restriction pursuant to an agreement of the Issuer or any of its Subsidiaries in effect at or entered into on the Issue Date;

(B) any encumbrance or restriction contained in the terms of any agreement pursuant to which such Indebtedness was issued if (x) either (i) the encumbrance or restriction applies only in the event of and during the continuance of a payment default or a covenant default contained in such Indebtedness or agreement or (ii) the Issuer determines at the time any such Indebtedness is Incurred (and at the time of any modification of the terms of any such encumbrance or restriction) that any such encumbrance or restriction will not materially affect the Issuer’s ability to make principal or interest payments on the Notes and (y) the encumbrance or restriction is not materially more disadvantageous to the holders of the Notes than is customary in comparable financings or agreements (as determined by the Board of Directors in good faith);

(C) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Issuer (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Issuer) and outstanding on such date;

(D) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A), (B) or (C) of clause (1) of this covenant or this clause (D) or contained in any amendment to an agreement referred to in clause (A), (B) or (C) of clause (1) of this covenant or this clause (D); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are not materially less favorable, taken as a whole, to the noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

(E) any encumbrance or restriction pursuant to customary restrictions on, or customary conditions to the payment of dividends or other distributions on, equity interests owned by the Issuer or any Subsidiary in any joint venture or similar enterprise contained in the constitutive documents, including shareholders’ or similar agreements, of such joint venture or enterprise, to the extent encumbrances or restrictions apply solely to the income of such joint venture or similar enterprise;

(F) any encumbrance or restriction pursuant to customary restrictions contained in (i) agreements governing any Non-Recourse Indebtedness or Permitted Co-investments, or (ii) the terms of the relevant partnership agreement, limited liability company operating agreement or other governing document of the entity that is the borrower (or the direct parent of the borrower) under any Non-Recourse Indebtedness or of any Co-investment Vehicle;

(G) any encumbrance or restriction contained in the terms of any agreement governing Indebtedness directly or indirectly secured by real property or other related assets that are customary for real property financing transactions, such as cash collateral accounts or impounds or reserves required for payment of taxes, insurance, security deposits, capital expenditures and repairs, interest and tenant improvements and leasing commissions; and

(H) any encumbrance or restriction pursuant to applicable law; and

(2) with respect to clause (c) only,

(A) any such encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests or licenses of intellectual property to the extent such provisions restrict the transfer of the lease or the property leased or licensed thereunder;

(B) restrictions contained in security agreements, mortgages or other agreements securing Indebtedness of a Restricted Subsidiary or any agreement governing Non-Recourse Indebtedness to the extent such restrictions restrict the transfer of the property subject to such security agreements, mortgages or Non-Recourse Indebtedness;

(C) restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

(D) any restriction with respect to a Restricted Subsidiary or its assets imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and

(E) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of the property or assets of the Issuer or any Restricted Subsidiary in a manner material to the Issuer and its Restricted Subsidiaries, taken as a whole.

Limitation on Sales of Assets and Subsidiary Stock

(a) The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

(1) the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all noncash consideration), as determined in good faith by members of the Issuer’s senior management, of the shares and assets subject to such Asset Disposition;

(2) at least 75% of the consideration thereof received by the Issuer or such Restricted Subsidiary is in the form of cash or cash equivalents, Temporary Cash Investments or Replacement Assets or a combination of cash and cash equivalents, Temporary Cash Investments, and Replacement Assets; provided, however, that with respect to the sale of one or more real estate properties or related property, plant and equipment, or loans secured by real estate, up to 75% of the consideration may consist of Indebtedness of the purchaser of such real estate properties or related property, plant and equipment, or loans secured by real estate, so long as such Indebtedness is secured by a first or second priority Lien on the real estate property or properties or related property, plant and equipment, or loans secured by real estate, sold;

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Issuer (or such Restricted Subsidiary, as the case may be):

(A) first, to the extent the Issuer elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase secured Indebtedness of the Issuer or any Restricted Subsidiary or Indebtedness (other than Disqualified Stock) of any other Wholly Owned Subsidiary (in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Issuer elects, to make a capital expenditure or to acquire Replacement Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

(C) third, to the extent of the Excess Proceeds (as defined below), to make an offer to the holders of the Notes (and to holders of other Senior Indebtedness of the Issuer designated by the Issuer) to purchase Notes (and such other Senior Indebtedness of the Issuer) pursuant to and subject to the conditions contained in the Indenture;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above (excluding temporary reductions of revolving credit indebtedness made pursuant to the covenant described in the last sentence of the next paragraph), the Issuer or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; provided further, however, the Issuer will be deemed to have complied with clause (B) above if and to the extent that, within 365 days after the later of the Asset Disposition or the receipt of Net Available Cash, the Issuer or any of its Restricted Subsidiaries has entered into and not abandoned or rejected a binding agreement to make a capital expenditure or to acquire Replacement Assets, and that such capital expenditure or acquisition is thereafter completed within 180 days after the end of such 365-day period.

The Net Available Cash of an Asset Disposition not applied pursuant to clauses (3)(A) and (B) above constitute “Excess Proceeds.” Excess Proceeds of less than $10.0 million will be carried forward and accumulated. When accumulated Excess Proceeds equal or exceed such amount, the Issuer must, within 30 days, make an offer to purchase the Notes, in accordance with clause (3)(C) above. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.

For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

(1) the assumption of Indebtedness of the Issuer or any Restricted Subsidiary and the release of the Issuer or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

(2) securities received by the Issuer or any Restricted Subsidiary from the transferee that are converted by the Issuer or such Restricted Subsidiary into cash within 180 days of receipt.

(b) In the event of an Asset Disposition that requires the purchase of Notes (and other Senior Indebtedness of the Issuer) pursuant to clause (a)(3)(C) above, the Issuer will purchase Notes tendered pursuant to an offer by the Issuer for the Notes (and such other Senior Indebtedness of the Issuer) at a purchase price of 100% of their principal amount (or, in the event such other Senior Indebtedness of the Issuer was issued with significant original issue discount, 100% of the accreted value thereof), without premium, plus accrued but unpaid interest, if any, (or, in respect of such other Senior Indebtedness of the Issuer, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness of the Issuer) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Issuer will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of 1,000 principal amount or integral multiples of $1,000 greater thereof. The Issuer shall not be required to make such an offer to purchase Notes (and other Senior Indebtedness of the Issuer) pursuant to this covenant if the Excess Proceeds are less than $5.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

(c) The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this clause by virtue of its compliance with such securities laws or regulations.

Limitation on Affiliate Transactions

(a) The Issuer will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Issuer (an “Affiliate Transaction”) unless:

(1) the terms of the Affiliate Transaction are no less favorable to the Issuer or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

(2) if such Affiliate Transaction involves an amount in excess of $25.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the directors of the Issuer disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

(3) if such Affiliate Transaction involves an amount in excess of $50.0 million, the Board of Directors shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Issuer or the applicable Restricted Subsidiary or is not less favorable to the Issuer or the applicable Restricted Subsidiary than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

(b) The provisions of the preceding paragraph (a) will not prohibit:

(1) any Investment or other Restricted Payment, in each case not prohibited pursuant to the covenant described under “—Limitation on Restricted Payments”;

(2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors;

(3) loans or advances to employees or consultants in the ordinary course of business of the Issuer or its Restricted Subsidiaries;

(4) the payment of reasonable fees and compensation to, or the provision of employee benefit arrangements and indemnity for the benefit of, directors, officers, employees and consultants of the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(5) any transaction between or among the Issuer, any Restricted Subsidiary, any Co-investment Vehicle or joint venture or similar entity (including any separate account or investment program managed, operated or sponsored by an Investment Subsidiary) which would constitute an Affiliate Transaction solely because the Issuer or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, Co-investment Vehicle, joint venture or similar entity (including any separate account or investment program managed, operated or sponsored by an Investment Subsidiary);

(6) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Issuer or Parent;

(7) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) or warrant agreement to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the noteholders in any material respect;

(8) any agreement as in effect on the Issue Date and described or incorporated by reference in this prospectus supplement or the accompanying prospectus, or any renewals, extensions or amendments of any such agreement (so long as such renewals, extensions or amendments are not less favorable to the Issuer or the Restricted Subsidiaries) and the transactions evidenced thereby;

(9) transactions with customers, clients, suppliers or purchasers or sellers of goods or services in each case in the ordinary course of business and otherwise in compliance with the terms of the applicable Indenture which are fair to the Issuer or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and

(10) the repurchase or other acquisition of the Parent’s warrants outstanding as of the Issue Date, pursuant to the terms of a plan (or amendment thereto) approved by the Board of Directors of Parent.

Limitation on Liens

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, securing any Obligations, other than Permitted Liens, without effectively providing that the Notes (or a Subsidiary Guaranty in the case of an Initial Lien of a Subsidiary Guarantor) shall be secured equally and ratably with (or, in the event the Lien related to Subordinated Obligations, prior to) the Obligations so secured for so long as such Obligations are so secured. Any Lien created for the benefit of the holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Limitation on Sale/Leaseback Transactions

The Issuer will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

(1) the Issuer or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under “—Limitation on Indebtedness” and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to the covenant described under “—Limitation on Liens”;

(2) the net proceeds received by the Issuer or any Restricted Subsidiary in connection with such Sale/ Leaseback Transaction are at least equal to the fair value (as determined by the Board of Directors of the Issuer) of such property; and

(3) the Issuer applies the proceeds of such transaction in compliance with the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock.”

Merger and Consolidation

The provisions described below apply to the Notes and the Guaranties in lieu of the provisions described in the accompanying prospectus under the heading “Description of Debt Securities—Consolidation, Merger and Sale of Assets.” The provisions described below apply only to the Notes and the Guaranties and not to any other series of debt securities or related guaranties issued pursuant to the Base Indenture.

The Issuer will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Issuer) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, all the obligations of the Issuer under the Notes and the Indenture;

(2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness”; and

(4) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture;

provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Issuer or (B) the Issuer merging with an Affiliate of the Issuer solely for the purpose and with the sole effect of reincorporating the Issuer in another jurisdiction.

The Successor Company will be the successor to the Issuer and shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture, and the predecessor Issuer, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

The Issuer will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(1) except in the case of a Subsidiary Guarantor that has been disposed of in its entirety to another Person (other than to the Issuer or an Affiliate of the Issuer), whether through a merger, consolidation or sale of Capital Stock or assets, if in connection therewith the Issuer provides an Officer’s Certificate to the Trustee stating that the Issuer will comply with its obligations under the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock” in respect of such disposition, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty;

(2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3) the Issuer delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the Indenture.

Parent will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(1) the resulting, surviving or transferee Person (if not Parent) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement, all the obligations of Parent, if any, under its Guaranty;

(2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3) the Issuer delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the Indenture.

Future Guarantors

On the Issue Date, Parent and each of the Subsidiary Guarantors will execute and deliver the Supplemental Indenture agreeing to fully and unconditionally Guarantee the Notes on an unsecured, senior basis. After the Issue Date, the Issuer will cause each domestic Restricted Subsidiary (other than (i) any Excluded Subsidiary and (ii) Restricted Subsidiary prohibited from providing a Guarantee by any agreement governing Non-Recourse Indebtedness (or the terms of the relevant partnership agreement, limited liability company operating agreement or other governing document of the entity that is the borrower (or the direct parent of the borrower) under any Non-Recourse Indebtedness), any joint venture agreement or the terms of any Co-investment Vehicle or any separate account or investment program managed, operated or sponsored by an Investment Subsidiary) to execute and deliver to the Trustee a Guaranty Agreement pursuant to which such domestic Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture.

Not all of our subsidiaries that acquire properties or other assets in the future will become guarantors of the Notes. For example, the terms of the Non-Recourse Indebtedness agreements, partnership agreements, limited liability company operating agreements, other governing documents, joint venture agreements, Co-investment Vehicles, separate accounts and investment programs referred to above may prohibit the relevant subsidiary from guaranteeing the Notes. In many cases, the Indenture does not require these subsidiaries to guarantee the Notes. Accordingly, noteholders will not have a direct claim against these subsidiaries for payments on the Notes. See “Risk Factors—Risks Related to the Notes—The notes will not be guaranteed by all of our subsidiaries.”

SEC Reports

Notwithstanding that the Issuer may not be subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act, the Issuer will file with the SEC and make available to the Trustee and noteholders and deliver a copy to the Trustee within 15 days after it files them with the SEC such annual reports and such information, documents and other reports as are specified in Sections 13(a) and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed with the SEC at the times specified for the filings of such information, documents and reports under such Sections; provided, however, that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to noteholders and deliver a copy to the Trustee within 15 days after the time the Issuer would be required to file such information with the SEC if it were subject to Sections 13(a) or 15(d) of the Exchange Act; provided further, however, that (a) so long as Parent is the Guarantor of the Notes, the reports, information and other documents required to be filed and provided as described hereunder may, at the Issuer’s option, be filed by and be those of Parent rather than the Issuer and (b) in the event that Parent conducts any business or holds any significant assets other than the capital stock of the Issuer at the time of filing and providing any such report, information or other document containing financial statements of Parent, Parent shall include in such report, information or other document summarized financial information (as defined in Rule 1-02(bb) of Regulation S-X promulgated by the SEC) with respect to the Issuer; provided further, however, that in no event shall the Issuer or Parent be required to make available to the Trustee or noteholders any material for which the Issuer or Parent is seeking, or has received, confidential treatment by the SEC, or any correspondence with the SEC or its staff. For purposes of this covenant, reports, information and documents publicly available on the SEC’s EDGAR system (or any successor thereto) shall be deemed to be available to the Trustee and noteholders.

Defaults

The provisions described below apply to the Notes and the Guaranties in lieu of the provisions described in the accompanying prospectus under the heading “Description of Debt Securities—Events of Default.” The provisions described below apply only to the Notes and the Guaranties and not to any other series of debt securities or related guaranties issued pursuant to the Base Indenture.

Each of the following is an Event of Default:

(1) a default in the payment of interest on the Notes when due, continued for 30 days;

(2) a default in the payment of principal of any Note when due at its Stated Maturity, upon redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3) the failure by the Issuer, Parent or any Subsidiary Guarantor to comply with its obligations under “—Certain Covenants—Merger and Consolidation”;

(4) the failure by the Issuer, Parent or any Subsidiary Guarantor, as the case may be, to comply for 60 days after receipt of written notice with any of its agreements contained in the Indenture (other than any other agreement specifically referred to in any of the other clauses of this definition of Event of Default), including its obligations in the covenants described above under “—Fundamental Change” (other than a failure to purchase Notes), “—Certain Covenants—Limitation on Indebtedness,” “—Certain Covenants—Limitation on Restricted Payments,” “—Certain Covenants—Limitation on Restrictions on Distributions from Restricted Subsidiaries,” “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” (other than a failure to purchase

Notes), “—Certain Covenants—Limitation on Affiliate Transactions,” “—Certain Covenants—Limitation on Liens,” “—Certain Covenants—Limitation on Sale/Leaseback Transactions” or “—Certain Covenants—Future Guarantors”;

(5) the failure by the Issuer or Parent, as the case may be, to comply for 180 days after receipt of written notice with any of its obligations in the covenant described above under “—Certain Covenants—SEC Reports” (provided that, if applicable, failure by the Issuer or Parent to comply with the provisions of Section 314(a) of the Trust Indenture Act will not in itself be deemed a Default or an Event of Default under the Indenture);

(6)(a) Indebtedness (other than Non-Recourse Indebtedness) of the Issuer, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $30.0 million or (b) three or more unrelated instances at any one time where Non-Recourse Indebtedness of the Issuer, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the aggregate amount of such Non-Recourse Indebtedness that remains unpaid or accelerated exceeds the greater of (i) $200.0 million and (ii) 10% of Total Assets (clauses (a) and (b), together, the “cross acceleration provision”);

(7) certain events of bankruptcy, insolvency or reorganization of the Issuer, any Subsidiary Guarantor or any Significant Subsidiary (the “bankruptcy provisions”);

(8) any final judgment or decree for the payment of money (other than judgments which are covered by enforceable insurance policies issued by solvent carriers) in excess of $20.0 million is entered against the Issuer, any Subsidiary Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment becoming final and is not discharged, waived or stayed within 10 days after notice (the “judgment default provision”); or

(9) the Parent Guaranty or a Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Guaranty) or a Guarantor denies or disaffirms its obligations under its Guaranty.

However, a default under clause (4), (5) or (8) will not constitute an Event of Default until the Trustee notifies the Issuer or the holders of 25% in principal amount of the outstanding Notes notify the Issuer with a copy to the Trustee of the default in writing and the Issuer does not cure such default within the time specified after receipt of such notice. In the event of any Event of Default specified under clause (6), such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders, if within 30 days after such Event of Default arose: (a) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (b) the default that is the basis for such Event of Default has been cured.

No Event of Default with respect to a particular series of debt securities under the Base Indenture (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities under the Base Indenture. The occurrence of certain Events of Default or an acceleration under the Indenture may constitute an event of default under certain other indebtedness of the Issuer or its subsidiaries outstanding from time to time.

If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest, if any, on all the Notes to be due and payable. Upon such declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

In case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3) such holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

Notwithstanding anything to the contrary in the Indenture, holders of the Notes will have an absolute and unconditional right to receive payment of the principal of, and interest on, the Notes on or after the due dates expressed in the Indenture and the Notes and to institute suit for the enforcement of payment.

If a Default occurs, is continuing and the Trustee has received notice thereof, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after the Trustee receives such notice. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

As to the waiver of defaults, see “—Amendments and Waivers.”

Amendments and Waivers

The Base Indenture or any debt security (other than the Notes) of a series established pursuant to the Base Indenture may be amended in the manner set forth in the accompanying prospectus under the heading “Description of Debt Securities—Modification and Waiver.” However, an amendment to the Base Indenture, the Supplemental Indenture, the Notes or the Guaranties that amends, supplements or modifies the terms of the

Supplemental Indenture, the Notes or the Guaranties must satisfy the provisions described in this “Amendments and Waivers” section in lieu of the provisions described in the accompanying prospectus under the heading “Description of Debt Securities—Modification and Waiver.” The provisions described below apply only to the Notes and the Guaranties and not to any other series of debt securities or related guaranties issued pursuant to the Base Indenture.

Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

(1) reduce the amount of Notes whose holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any Note;

(3) reduce the principal of or extend the Stated Maturity of any Note;

(4) reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “—Optional Redemption”;

(5) make any Note payable in money other than that stated in the Notes;

(6) impair the right of any holder of the Notes to receive payment of principal of and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(7) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions;

(8) make any change in the ranking or priority of any Note or Guaranty that would adversely affect the noteholders; or

(9) voluntarily release a Subsidiary Guarantor other than in accordance with the Indenture.

Notwithstanding the preceding, without the consent of any holder of the Notes, the Issuer, Parent, the Subsidiary Guarantors and Trustee may amend the Indenture:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for the assumption by a successor corporation of the obligations of the Issuer, Parent or any Subsidiary Guarantor under the Indenture;

(3) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

(4) to add guarantees with respect to the Notes, including any Subsidiary Guaranties, or to secure the Notes;

(5) to add to the covenants of the Issuer, Parent or any Subsidiary Guarantor for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Issuer, Parent or any Subsidiary Guarantor;

(6) to make any change that does not materially adversely affect the rights of any holder of the Notes;

(7) to comply with any requirement of the SEC in connection with any required qualification of the Indenture under the Trust Indenture Act;

(8) to conform the text of the Indenture, Guaranties or the Notes to any provision of this “Description of the Notes” to the extent that such provision was intended to be a verbatim recitation of a provision of the Indenture, the Guaranties or the Notes as certified in an Officer’s Certificate delivered to the Trustee; or

(9) to amend the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of holders to transfer Notes, except as required by law.

Notwithstanding the foregoing, the lenders under the Credit Agreement have the right to consent to any amendment, supplement or other modification of the Indenture or any other change relating to the Notes that occurs after the Issue Date if such amendments, supplements or changes would have a material adverse effect on the Issuer’s ability to repay its obligations under the Credit Agreement.

The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, we are required to deliver electronically, if held at DTC, or mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Neither the Issuer nor any Affiliate of the Issuer may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to all holders and is paid to all holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Transfer

The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Defeasance and Satisfaction and Discharge

The provisions described below apply to the Notes and the Guaranties in lieu of the provisions described in the accompanying prospectus under the heading “Description of Debt Securities—Defeasance of Debt Securities and Certain Covenants in Certain Circumstances.” The provisions described below apply only to the Notes and the Guaranties and not to any other series of debt securities or related guaranties issued pursuant to the Base Indenture.

At any time, we may terminate all our and each Guarantor’s obligations with respect to the Notes or the Guaranties under the Notes, the Guaranties and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

In addition, at any time we may terminate our obligations under “—Fundamental Change” and under the covenants described under “—Certain Covenants” (other than the covenant described under “—Merger and Consolidation”), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “—Defaults” above and the limitations contained in clause (3) of the first paragraph under “—Certain Covenants—Merger and Consolidation” above and our Guarantor’s obligations under the Guaranties and the Indenture (“covenant defeasance”).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (7), (8) (with respect only to Significant Subsidiaries) or (9) under “—Defaults” above or because of the failure of the Issuer to comply with clause (3) of the first paragraph under “—Certain Covenants—Merger and Consolidation” above. If we exercise our legal defeasance option or our covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Guaranty.

In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that the beneficial owners of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

In addition, the Issuer’s obligations under the Notes and with respect to the Notes under the Indenture, and each Guarantor’s obligations under its Guaranty, will terminate (a “satisfaction and discharge”), subject to certain limitations set forth in the Indenture, if:

(1) all Notes previously authenticated and delivered (other than (i) destroyed, lost or stolen Notes that have been replaced or (ii) Notes that are paid or (iii) Notes for whose payment money or U.S. Government Obligations have been held in trust and then repaid to the Issuer in accordance with the Indenture) have been delivered to the Trustee for cancellation and the Issuer has paid all sums payable by it under the Indenture; or

(2) (A) the Notes mature within 60 days, or all of them are to be called for redemption within 60 days under arrangements satisfactory to the Trustee for giving the notice of redemption,

(B) the Issuer irrevocably deposits in trust with the Trustee, as trust funds solely for the benefit of the holders, money or U.S. Government Obligations or a combination thereof sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certificate delivered to the Trustee, without consideration of any reinvestment, to pay principal of and interest on the Notes to maturity or redemption, as the case may be, and to pay all other sums payable by it hereunder,

(C) no Default has occurred and is continuing on the date of the deposit,

(D) the deposit will not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which the Issuer is a party or by which it is bound, and

(E) the Issuer delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, in each case stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

Concerning the Trustee

Wilmington Trust, National Association is to be the Trustee under the Indenture. We have appointed Wilmington Trust, National Association as Registrar and Paying Agent with regard to the Notes.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest and the Notes are in default, it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

Subject to certain rights of the Trustee, holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s affairs. The Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, member or stockholder or control person of the Issuer, the Parent or any Subsidiary Guarantor will have any liability for any obligations of the Issuer, the Parent or any Subsidiary Guarantor under the Notes, any Guaranty or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The Indenture, the Notes and the Guaranties, including any claim or controversy arising out of or relating to the Indenture, the Notes or the Guaranties, will be governed by the laws of the State of New York (without regard to the conflicts of laws provisions thereof, other than Section 5-1401 of the General Obligations Law).

Certain Definitions

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “—Certain Covenants—Limitation on Restricted Payments,” “—Certain Covenants—Limitation on Affiliate Transactions” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Issuer or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof. Solely for purposes of the covenant described under “—Certain Covenants—Limitation on Affiliate Transactions” the term “Affiliate” shall be deemed to exclude Fairfax Financial Holdings Limited, a corporation organized under the laws of Canada, or any subsidiary or affiliate thereof (collectively, “Fairfax”); provided, however, that Fairfax will be deemed to be an “Affiliate” of the Issuer for purposes of clause (1) under paragraph (a) of “—Certain Covenants—Limitation on Affiliate Transactions” and shall comply with the requirements set forth under such clause; provided further, however, that such requirements shall be deemed to have been satisfied in respect of any agreement as in effect on the Issue Date or any renewals, extension or amendments of any such agreements (so long as such renewals, extensions or amendments are not less favorable to the Issuer and its Restricted Subsidiaries) and the transactions evidenced thereby.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Issuer or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Issuer or a Restricted Subsidiary);

(2) all or substantially all the assets of any division or line of business of the Issuer or any Restricted Subsidiary; or

(3) any other assets of the Issuer or any Restricted Subsidiary outside of the ordinary course of business of the Issuer or such Restricted Subsidiary,

other than, in the case of clauses (1), (2) and (3) above,

(A) a disposition by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

(B) for purposes of the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, a disposition that constitutes a Restricted Payment permitted by the covenant described under “—Certain Covenants—Limitation on Restricted Payments” or a Permitted Investment;

(C) any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(D) a disposition of Temporary Cash Investments in the ordinary course of business;

(E) the disposition of property or assets that are obsolete, damaged or worn out;

(F) the lease or sublease of office space in the ordinary course of business;

(G) the sale of interests or investments in real estate or related assets and related personal property, or loans secured by real estate, in each case by an Investment Subsidiary or Co-investment Vehicle; and

(H) a disposition of assets with a fair market value of less than $5.0 million (a “de minimis disposition”);

provided, however, that a disposition of all or substantially all the assets of the Issuer and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Fundamental Change” and/or the provisions described above under the caption “—Certain Covenants—Merger and Consolidation” and not by the provisions described above under the caption “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” covenant.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/ Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2) the sum of all such payments.

“Bank Indebtedness” means all Obligations pursuant to the Credit Agreement.

“Board of Directors” means the Board of Directors of the Issuer or any committee thereof duly authorized to act on behalf of such Board.

“Business Day” means each day other than a Saturday, Sunday or a day on which commercial banking institutions are authorized or required by law to close in New York City or the place of payment.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “—Certain Covenants—Limitation on Liens,” a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased. For the avoidance of doubt, Capital Lease Obligations will not include ground leases of real property entered into in the ordinary course of business of the Issuer or its Restricted Subsidiaries.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, whether outstanding at the Issue Date or issued thereafter, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Code” means the Internal Revenue Code of 1986, as amended.

“Co-investment Vehicle” shall mean an entity (other than a Restricted Subsidiary) formed for the purpose of investing principally, directly or indirectly, in (i) real estate related assets (including Indebtedness primarily secured by real estate or equity interests in entities, directly or indirectly, primarily owning real estate or related assets) or (ii) unsecured loans that are part of a loan pool, more than 90% of the aggregate principal balance of which falls within the preceding clause (i).

“Common Stock” shall mean the common stock of Parent.

“Consolidated Net Income” means, for any period, the net income or loss of the Issuer and its consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP after net income or loss attributable to the noncontrolling interests and before preferred stock dividends and accretion of issuance costs, plus depreciation and amortization of any real property (including furniture and equipment and other real estate assets); provided, however, that there shall be excluded:

(a) the income of any such consolidated subsidiary to the extent that the declaration or payment of dividends or similar distributions by such consolidated subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such consolidated subsidiary,

(b) the net income or net loss of any Person, other than the Issuer or a Restricted Subsidiary, except that, subject to the exclusion contained in clause (h) below, the aggregate amount of cash actually distributed by such Person to the Issuer or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in clause (a) above) shall be included in determining Consolidated Net Income,

(c) the income or loss of any person accrued prior to the date it becomes a consolidated subsidiary of the Issuer or is merged into or consolidated with the Issuer or any of its consolidated subsidiaries or the date that such person’s assets are acquired by the Issuer or any of its consolidated subsidiaries,

(d) any reduction for charges made in accordance with Financial Accounting Standard No. 141, 141R, 142 or 144 or any amendments or successors thereto,

(e) all extraordinary gains and extraordinary losses and any gains or losses attributable to sales of assets out of the ordinary course of business (for the avoidance of doubt, the sale of real estate and real estate related assets shall always be deemed to be in the ordinary course of business),

(f) any noncash compensation expense attributable to grants of stock options, restricted stock or similar rights to officers, directors and employees of Parent, the Issuer or any of its consolidated Subsidiaries,

(g) any net noncash gain or loss resulting in such period from Hedging Obligations incurred in the ordinary course of business and made in accordance with Financial Accounting Standards Codification Topic No. 815, and

(h) all gain or loss realized as a result of the cumulative effect of changes in accounting principles;

provided further, however, that Consolidated Net Income for any period shall be increased (i) by cash received during such period by the Issuer or any of its consolidated subsidiaries in respect of commissions receivable (net of related commissions payable to brokers) on transactions that were completed by any acquired business prior to the acquisition of such business and which purchase accounting rules under GAAP would require to be recognized as an intangible asset purchased, (ii) increased, to the extent otherwise deducted in determining Consolidated Net Income for such period, by the amortization of intangibles relating to purchase accounting in connection with any acquisition permitted by the Indenture and (iii) increased (or decreased, as the case may be), in connection with the sale of real estate during such period, to eliminate the effect of purchase price allocations to such real estate resulting from the consummation of any acquisition permitted by the Indenture.

“Credit Agreement” means the Revolving Loan Agreement among the Issuer, as borrower, Parent and certain Subsidiaries of the Issuer, as guarantors, U.S. Bank National Association as the administrative agent and the lenders from time to time party thereto, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness, including an indenture, incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Revolving Loan Agreement or a successor Credit Agreement.

“Credit Facilities” means one or more debt facilities (including the Credit Agreement), commercial paper facilities, securities purchase agreement, indenture or similar agreement, in each case, with banks or other institutional lenders or investors providing for revolving loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables), letters of credit or the issuance of securities, including any related notes, guarantees, collateral documents, instruments and agreement executed in connection therewith, and, in each case, as amended, restated, replaced (whether upon or after termination or otherwise), refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1) matures (excluding any maturities as a result of an optional redemption by the issuer thereof) or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of Parent or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Parent or its Subsidiaries in order to satisfy obligations as a result of such employee’s death or disability; provided further, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale,” “change of control” or “termination of trading” occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

(1) the “asset sale,” “change of control” or “termination of trading” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” and “—Fundamental Change”; and

(2) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

For the avoidance of doubt, the following shall not constitute Disqualified Stock:

(x) the Series A Preferred Stock and the Series B Preferred Stock outstanding on the Issue Date; and

(y) future issuances of Capital Stock having terms substantially similar to those of the Series A Preferred Stock and the Series B Preferred Stock, provided that, the “change of control” or “termination of trading” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under “—Fundamental Change”; and any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“Effective Tangible Net Worth” means as of any date of determination, stockholders’ equity of the Issuer and its Restricted Subsidiaries (excluding any amounts attributable to Disqualified Stock), less Intangible Assets.

“Equity Offering” means any primary offering of Capital Stock of Parent or the Issuer (other than Disqualified Stock) to Persons who are not Affiliates of Parent or the Issuer other than (1) public offerings with respect to the Parent’s Common Stock registered on Form S-8 and (2) issuances upon exercise of options by employees of the Parent or any of its Restricted Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiary” means (i) any Non-Material Subsidiary and (ii) any Restricted Subsidiary that is not a Wholly Owned Subsidiary, provided that all such non-Wholly Owned Subsidiaries in this clause (ii) may not, in the aggregate at any time, have assets (attributable to the Issuer’s and its domestic Restricted Subsidiaries’ equity interest in such entities) constituting more than 7.5% of the Issuer’s total assets on a consolidated basis based on the Issuer’s most recent internal financial statements.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, provided, however, that GAAP shall mean the generally accepted accounting principles in the United States of America as in effect as of April 5, 2011 in the event of a change in GAAP after April 5, 2011 that would have a material adverse (including, without limitation, the treatment of an operating lease as Indebtedness) or positive effect on the Issuer, including those set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2) statements and pronouncements of the Financial Accounting Standards Board;

(3) such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership or other ownership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, (ii) customary environmental indemnities and non-recourse carve-out guarantees (including Permitted Non-Recourse Carve-Out Guarantees) requested by lenders in financing transactions secured by real property or loans secured by real estate, or (iii) completion and budget guarantees. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means Parent and/or a Subsidiary Guarantor.

“Guaranty” means the Parent Guaranty and/or a Subsidiary Guaranty.

“Guaranty Agreement” means the Indenture as of the Issue Date or any supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Guarantor guarantees the Issuer’s obligations with respect to the Notes on the terms provided for in the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement, commodity price protection or hedging agreement or other similar agreements.

The term “holder” or “noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with “—Certain Covenants—Limitation on Indebtedness,” (1) amortization of debt discount or the accretion of principal with respect to a noninterest bearing or other discount security and (2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms will not be deemed to be the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the 20th Business Day following payment on the letter of credit);

(5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends), provided that, provisions relating to waterfall priority returns, carried interest and tax allocations included in partnership agreements, shareholder agreements, limited liability company operating agreements or other constitutive documents entered into in the ordinary course of business shall not constitute Preferred Stock of any Subsidiary of such Person;

(6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

(8) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

Notwithstanding the foregoing, in connection with the purchase by the Issuer or any Restricted Subsidiary of any business or real property, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or post-closing prorations or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter. Indebtedness of any Person shall include all Indebtedness of any partnership or other entity in which such Person is a general partner or other equity holder with unlimited liability other than (x) Indebtedness which is non-recourse to such Person and its assets (other than pursuant to Permitted Non-Recourse Carve-Out Guarantees) and (y) if such Person is an Investment Subsidiary, the indebtedness of a related Co-investment Vehicle.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the related contingency at such date; provided, however, that the principal amount of any noninterest bearing or other discount security at any date will be the principal amount thereof that would be shown on a balance sheet of such Person dated such date prepared in accordance with GAAP.

For purposes of calculating the Maximum Balance Sheet Leverage Ratio under paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Indebtedness,” the term Indebtedness shall exclude Hedging Obligations of the Issuer and its Restricted Subsidiaries.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Issuer.

“Intangible Assets” means, as of any date of determination, intangible assets of the Issuer and its Restricted Subsidiaries under GAAP.

“Interest Rate Agreement” means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. Except as otherwise provided for herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in value. For the avoidance of doubt, leases to tenants in the ordinary course of business of the Issuer or any Restricted Subsidiary shall not be deemed to constitute “Investments”.

For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investment” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

“Investment Subsidiary” shall mean (1) any Subsidiary engaged principally in the business of directly or indirectly buying, holding, transferring or selling real estate related assets, including securities of companies engaged principally in such business (including, without limitation, Real Estate Companies and Qualified REITs) and Indebtedness secured by real estate or equity interests in entities directly or indirectly owning real estate or related assets, or (2) any Subsidiary engaged principally in the business of investment management, including investing in and/or managing Co-investment Vehicles. For the avoidance of doubt, an “Investment Subsidiary” may be a Restricted Subsidiary or an Unrestricted Subsidiary.

“Issue Date” means the date on which the Notes offered pursuant to this prospectus supplement and the accompanying prospectus are initially issued.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof). For the avoidance of doubt, the grant by any Person of a non-exclusive license to use intellectual property owned by, licensed to, or developed by such Person and such license activity shall not constitute a grant by such Person of a Lien on such intellectual property.

“Maximum Balance Sheet Leverage Ratio” means as of any date of determination with respect to the Issuer and its Restricted Subsidiaries, the ratio of total Indebtedness (excluding Non-Recourse Indebtedness) to Effective Tangible Net Worth, in each case as of the previous quarter end; provided, however, that:

(1) if the Issuer or any Restricted Subsidiary has issued any Indebtedness (including if the proceeds of such Indebtedness have been deposited in an escrow account (as described in the definition of “Refinancing

Indebtedness”)) since the previous quarter end that remains outstanding or if the transaction giving rise to the need to calculate the Maximum Balance Sheet Leverage Ratio is an issuance of Indebtedness, or both, the Maximum Balance Sheet Leverage Ratio shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been issued on the last day of the previous quarter, and

(2) if the Issuer or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness (including any discharge of Indebtedness to occur upon release of such funds from any escrow account as referenced above) since the previous quarter end or if the transaction giving rise to the need to calculate Maximum Balance Sheet Leverage Ratio will include the repayment, repurchase, defeasance or discharge of Indebtedness, or both, the Maximum Balance Sheet Leverage Ratio shall be calculated after giving effect on a pro forma basis to the discharge of such Indebtedness, as if such discharge had occurred on the last day of the previous quarter.

For purposes of this definition, whenever pro forma effect is to be given to an issuance of Indebtedness or the discharge of Indebtedness, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Issuer and in a manner that is consistent with Rule 11-02(b)(6) of Regulation S-X promulgated by the SEC.

Solely for purposes of calculating the Maximum Balance Sheet Leverage Ratio under paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Indebtedness,” the term Indebtedness shall exclude (i) Guarantees of Indebtedness of a Co-investment Vehicle or separate account or investment program managed, operated or sponsored by an Investment Subsidiary in an amount not to exceed $50.0 million in the aggregate at any time outstanding and (ii) Permitted Non-Recourse Carve-Out Guarantees.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form), in each case net of:

(1) all legal, accounting, investment banking and brokerage fees, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must, by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition; and

(4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Issuer or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Non-Material Subsidiaries” means all domestic Restricted Subsidiaries designated as Non-Material Subsidiaries by the Issuer; provided that all such domestic Restricted Subsidiaries may not, in the aggregate at any time have assets (attributable to the Issuer’s and its domestic Restricted Subsidiaries’ equity interest in such entities) constituting more than 3.75% of the Issuer’s total assets on a consolidated basis based on the Issuer’s most recent internal financial statements.

“Non-Recourse Indebtedness” means Indebtedness (including any and all refinancings thereof that would meet the criteria set forth below) of an Investment Subsidiary; provided, however, that (1) such Indebtedness is incurred solely in relation to the permitted investment activities (including investments in Permitted Mortgage Investments) or real estate related activities of such Investment Subsidiary or a Co-investment Vehicle or a separate account or investment program managed, operated or sponsored by an Investment Subsidiary, and (2) such Indebtedness is not Guaranteed by, or otherwise recourse to the Issuer or any Restricted Subsidiary (other than pursuant to a Permitted Non-Recourse Carve-Out Guarantee) other than the Investment Subsidiary that is the borrower; provided, further, that, if any such Indebtedness is partially Guaranteed by or otherwise recourse to the Issuer or any Restricted Subsidiary (other than pursuant to a Permitted Non-Recourse Carve-Out Guarantee and other than with respect to the Investment Subsidiary that is the borrower) and therefore does not meet the criteria set forth above, the portion of such Indebtedness that does meet the criteria set forth above shall be “Non-Recourse Indebtedness” hereunder.

“Obligations” means with respect to any Indebtedness all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements and other amounts payable pursuant to the documentation governing such Indebtedness.

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or any Assistant Treasurer or the Secretary or any Assistant Secretary of Parent or the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of Parent or the Issuer, as the case may be, by an Officer of Parent or the Issuer, respectively.

“Opinion of Counsel” means a written opinion signed by legal counsel, who may be an employee of or counsel to Parent or the Issuer, satisfactory to the Trustee.

“Parent” means Kennedy-Wilson Holdings, Inc., a Delaware corporation, and its successors.

“Parent Guaranty” means the Guarantee by Parent of the Issuer’s obligations with respect to the Notes contained in the Indenture.

“Permitted Co-investment” means any Investment by the Issuer or any of its Restricted Subsidiaries in, or any Guarantee by the Issuer or any of its Restricted Subsidiaries of the Indebtedness of, a Co-investment Vehicle or separate account or investment program managed, operated or sponsored by one or more Investment Subsidiaries; provided, however, that if, and only if such Investment or Guarantee (other than a Permitted Non-Recourse Carve-Out Guarantee), as applicable, is in an amount greater than $50.0 million, then (i) such Investment shall not be greater than 75% of the aggregate commitment (including both committed equity and Indebtedness) of such Co-investment Vehicle or separate account or investment program and (ii) such Guarantee (other than a Permitted Non-Recourse Carve-Out Guarantee) shall not be greater than 75% of the aggregate committed Indebtedness of such Co-investment Vehicle or separate account or investment program; provided further, however, that the total amount of such Guarantees (other than Permitted Non-Recourse Carve-Out Guarantees) shall not exceed $50.0 million in the aggregate at any time outstanding. For the avoidance of doubt, in determining committed equity and Indebtedness of a Co-investment Vehicle, or separate account or investment program managed, operated or sponsored by one or more Investment Subsidiaries, the committed equity and Indebtedness of such Co-investment Vehicle and its subsidiaries, taken as a whole, or such separate account or investment program, shall be counted.

“Permitted Holders” means (1) William J. McMorrow, (2) any per Person both the Capital Stock and Voting Stock of which (or in the case of a trust, the beneficial interests of which) are majority owned by William J. McMorrow or a family member of William J. McMorrow, and (3) any family member of William J. McMorrow, or the estate or heirs of William J. McMorrow or any of his family members.

“Permitted Investment” means an Investment by the Issuer or any Restricted Subsidiary in:

(1) the Issuer, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that (A) the primary business of such Restricted Subsidiary is a Related Business and (B) such Restricted Subsidiary is not restricted from making dividends or similar distributions by contract, operation of law or otherwise, other than restrictions on dividends or distributions permitted pursuant to the covenant described under “—Certain Covenants—Limitation on Restrictions on Distributions from Restricted Subsidiaries”;

(2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Issuer or a Restricted Subsidiary (including any Investments acquired as a result of such merger, consolidation, transfer or conveyance to the extent that such Investments were not made in contemplation of, and were in existence on the date of, such merger, consolidation, transfer or conveyance); provided, however, that such Person’s primary business is a Related Business;

(3) Investments made by Parent or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Disposition made in compliance with the covenant described above under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” or from any other disposition or transfer of assets not constituting an Asset Disposition;

(4) Investments represented by guarantees that are otherwise permitted by the Indenture;

(5) cash and Temporary Cash Investments;

(6) receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(7) payroll, travel, moving and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(8) loans or advances to employees or independent contractors made in the ordinary course of business of the Issuer or such Restricted Subsidiary;

(9) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments;

(10) any Person where such Investment was acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Issuer or any of its

Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(11) Hedging Obligations entered into in the ordinary course of the Issuer’s or any Restricted Subsidiary’s business and not for the purpose of speculation;

(12) any Person to the extent such Investment exists on the Issue Date or replaces or refinances an Investment in such Person existing on the Issue Date in an amount not exceeding the amount of the Investment being replaced or refinanced; provided, however, that the new Investment is on terms and conditions no less favorable than the Investment being renewed or replaced;

(13) Investments in insurance on the life of any participant in any deferred compensation plan of the Issuer made in the ordinary course of business;

(14) Permitted Co-investments; Permitted Non-Recourse Carve-Out Guarantees; Permitted Mortgage Investments, Capital Stock of any Qualified REIT and Qualified Real Estate Securities;

(15) so long as no Default shall have occurred and be continuing (or result therefrom), any Person in an aggregate amount which, when added together with the amount of all the Investments made pursuant to this clause (15) which at such time have not been repaid through repayments of loans or advances or other transfers of assets, does not exceed the greater of (x) $30.0 million and (y) 1.75% of Total Assets, at any time outstanding (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and

(16) marketable securities of a Related Business or marketable securities where the primary purpose of such Investment is to facilitate Related Business, provided that such marketable securities shall not, in the aggregate at any time, have a fair market (measured at the time made and without giving effect to subsequent changes in value) that exceeds the greater of (x) $25.0 million and (y) 1.50% of Total Assets.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts, including deposits under agreements that provide that such deposit constitutes liquidated damages upon breach of such agreement (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s and repairmen’s Liens and other similar Liens, in each case for sums not yet due and payable or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Issuer in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Issuer or any Restricted Subsidiary to provide collateral to the depository institution;

(3) Liens for taxes, fees, assessments or other governmental charges not yet subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(5) Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations and Attributable Debt), statutory obligations, appeal bonds, performance bonds, mechanic’s lien release bonds and other obligations of a like nature, in each case in the ordinary course of business;

(6) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or conditions, covenants and restrictions, deed restrictions, zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7) Liens securing Indebtedness (including Capital Lease Obligations and Attributable Debt) Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property (real or personal, tangible or intangible), plant or equipment of such Person or a direct or indirect Subsidiary of such Person or an Investment of such Person; provided, however, that the Lien may not extend to any other property (other than the relevant property, plant or equipment) owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(8) Liens arising out of judgments or awards in respect of which the Issuer or any Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings; provided that the aggregate amount of all such judgments or awards (and any cash and the fair market value of any property subject to such Liens) does not exceed $10.0 million at any time outstanding;

(9) Liens existing on the Issue Date (other than the Liens securing Indebtedness pursuant to any Credit Facility);

(10) Liens on property (real or personal, tangible or intangible) or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(11) Liens on property at the time such Person or any of its Subsidiaries acquires such property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(12) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Subsidiary of such Person;

(13) Liens securing Hedging Obligations so long as such Hedging Obligations relate to Indebtedness that is, and is permitted to be under the Indenture, secured by a Lien on the same properly securing such Hedging Obligations;

(14)(A) Liens securing Senior Indebtedness Incurred in compliance with the covenant described under “—Certain Covenants—Limitation on Indebtedness” in an aggregate amount not to exceed the amount of Indebtedness Incurred under clause (b)(1) of such covenant and then outstanding, and (B) Liens on Senior

Indebtedness securing any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by Liens permitted by this clause (14);

(15) Liens on specific items of inventory or other goods of such Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person solely to facilitate the purchase, shipment or storage of such inventory or other goods;

(16) Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Issuer or any Subsidiary of the Issuer in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve System of the United States and (B) such deposit account is not intended by the Issuer or any Subsidiary to provide collateral to such depository institution;

(17) Liens securing Non-Recourse Indebtedness or guarantees (including Permitted Non-Recourse Carve-Out Guarantees) thereof (and Refinancings of any of the foregoing) on assets or Capital Stock of Restricted Subsidiaries formed solely for the purpose of, and which engage in no business other than, any Related Business;

(18) Liens encumbering the assets of or secured by Permitted Mortgage Investments or Co-investment Vehicles;

(19) Liens securing Indebtedness which, taken together with all other Indebtedness secured by Liens (excluding Liens permitted by clauses (1) through (18) above or clause (20) below) at the time of determination, does not exceed the greater of (x) $37.5 million and (y) 2.0% of Total Assets; and

(20) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (7), (9), (10) or (11); provided, however, that:

(A) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such properly or proceeds or distributions thereof); and

(B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (7), (9), (10) or (11) at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

“Permitted Mortgage Investment” means any Investment in secured notes, mortgages, deeds of trust, collateralized mortgage obligations, commercial mortgage-backed securities, other secured debt securities, secured debt derivatives or other secured debt instruments, so long as such Investment relates directly or indirectly to real property that constitutes or is used as land, office, multifamily, residential, industrial, retail, hotel or mixed-use property.

“Permitted Non-Recourse Carve-Out Guarantees” means customary completion or budget guarantees, indemnities or other customary guarantees provided to lenders (including by means of separate indemnification agreements, carve-out guarantees or pledges of the equity interests in the borrower or the parent of the borrower under Non-Recourse Indebtedness by the direct parent of the borrower (or the indirect parent of the borrower, provided that the pledgor’s only assets are direct or indirect equity interests of the borrower) under such Non-

Recourse Indebtedness in order to secure such Non-Recourse Indebtedness) provided in the ordinary course of business and consistent with past practice by the Issuer or a Restricted Subsidiary in financing transactions that are directly or indirectly secured by real property or other related assets (including Capital Stock) of a Restricted Subsidiary (including an Investment Subsidiary), Co-Investment Vehicle, joint venture, Unrestricted Subsidiary or a separate account or investment program managed, operated or sponsored by an Investment Subsidiary and that may be full or partial recourse or non-recourse to the Restricted Subsidiary (including an Investment Subsidiary), Co-Investment Vehicle, joint venture, Unrestricted Subsidiary or separate account or investment program managed, operated or sponsored by an Investment Subsidiary, in each case that is the borrower (or the direct or indirect parent of the borrower) in such financing, but is non-recourse to Issuer or any other Restricted Subsidiary except for such customary completion or budget guarantees, indemnities or other customary guarantees (including by means of separate indemnification agreements or carve-out guarantees) and except for pledges of the equity interests in the borrower or the parent of the borrower under Non-Recourse Indebtedness by the direct parent of the borrower (or the indirect parent of the borrower provided that the pledgor’s only assets are direct or indirect equity interests of the borrower) under such Non-Recourse Indebtedness in order to secure such Non-Recourse Indebtedness.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

The “principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Qualified Real Estate Company” means any Real Estate Company that is controlled, managed, operated or sponsored by the Issuer or any Restricted Subsidiary or any Real Estate Company into which Parent, the Issuer, or its Restricted Subsidiaries contributes or has contributed direct or indirect interests in real estate and related assets in exchange for the Capital Stock of such Real Estate Company.

“Qualified Real Estate Securities” means any securities issued by a Qualified Real Estate Company.

“Qualified REIT” means a domestic or foreign REIT or its operating partnership subsidiary into which Parent, the Issuer or its Restricted Subsidiaries contribute direct or indirect interests in real estate and related assets in exchange for the Capital Stock of the REIT or its operating partnership subsidiary.

“Rating Agencies” means each of S&P and Moody’s or any successor to the respective rating agency business thereof; provided that if either of S&P or Moody’s ceases to provide rating services to issuers or investors, the Issuer may select (as certified by a resolution of the Board of Directors) a “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act) as a replacement agency for either S&P or Moody’s, as the case may be.

“Real Estate Company” means any corporation, limited liability company, limited partnership or other entity, including REITs, whether foreign or domestic, the primary object and purpose of which is the acquisition, disposition, management, development, promotion, sale, lease of, or investment in, real estate-related assets, including indebtedness secured by real estate-related assets.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Issuer or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1) such Refinancing Indebtedness has a Stated Maturity no earlier than the earlier of (x) the Stated Maturity of the Indebtedness being Refinanced and (y) the 91st day after the maturity date of the Notes;

(2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

(4) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Restricted Subsidiary that Refinances Indebtedness of the Issuer or (B) Indebtedness of the Issuer or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary; and provided further, however, that to the extent any new Indebtedness to be applied to Refinance any Indebtedness of the Issuer or its Restricted Subsidiaries:

(x) is incurred in compliance with clauses (1), (2), (3) and (4) above and with the covenant described under “—Certain Covenants—Limitation on Indebtedness,”

(y) the net proceeds of which are deposited into an escrow account at a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act) to be held in escrow for a period of not more than 90 days from the date of receipt of such net proceeds, and

(z) are to be held in such escrow account (together with any additional necessary funds) for the satisfaction and discharge, defeasance or other extinguishment of the Indebtedness to be Refinanced in connection with its Stated Maturity or in connection with an irrevocable notice of redemption, then such new Indebtedness shall be deemed to be “Refinancing Indebtedness” for the purposes of this definition, notwithstanding that such old Indebtedness remains outstanding pending release of such funds from escrow.

“Related Business” means any business in which the Issuer was engaged on the Issue Date and any business related, ancillary or complementary to any business of the Issuer in which the Issuer was engaged on the Issue Date.

“Replacement Assets” means (1) any property or other assets (other than Indebtedness and Capital Stock) used or useful in a Related Business, (2) substantially all the assets of a Related Business or a majority of the Voting Stock of any Person engaged in a Related Business that will become on the date of acquisition thereof a Restricted Subsidiary, (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary that is engaged in a Related Business, (4) any Permitted Co-investment, (5) Capital Stock of any Qualified REIT, or (6) Capital Stock of any Qualified Real Estate Company.

“Restricted Payment” with respect to any Person means:

(1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Issuer or a Restricted Subsidiary, and other than dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary in accordance with its organizational documents to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Issuer held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Issuer (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Issuer that is not Disqualified Stock);

(3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of such Person, if such Person is the Issuer or a Subsidiary Guarantor (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

(4) the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Subsidiary” means any Subsidiary of the Issuer that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Issuer or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer of a Restricted Subsidiary leases it from such Person.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Indebtedness” means with respect to any Person:

(1) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

(2) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the Notes or the Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

(1) any obligation of such Person to any Subsidiary;

(2) any liability for federal, state, local or other taxes owed or owing by such Person;

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

(4) any Indebtedness of such Person (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Indebtedness or other obligation of such Person;

(5) any Capital Stock; or

(6) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture; provided, however, that such Indebtedness shall be deemed not to have been Incurred in violation of the Indenture for purposes of this clause (6) if (x) the holders of such Indebtedness or their representative or the Issuer shall have furnished to the Trustee an opinion of recognized independent legal counsel, unqualified in all material respects, addressed to the Trustee (which legal counsel may, as to matters of fact, rely upon an Officer’s Certificate) to the effect that the Incurrence of such Indebtedness does not violate the provisions of the Indenture or (y) such Indebtedness consists of Bank Indebtedness, and the holders of such Indebtedness or their agent or representative (1) had no actual knowledge at the time of the Incurrence that the Incurrence of such Indebtedness violated the Indenture and (2) shall have received an Officer’s Certificate to the effect that the Incurrence of such Indebtedness does not violate the provisions of the Indenture.

“Series A Preferred Stock” means the Parent’s 6.00% Series A Preferred Stock.

“Series B Preferred Stock” means the Parent’s 6.452% Series B Preferred Stock.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Debentures” means the Issuer’s junior subordinated debentures due 2037, outstanding on the Issue Date.

“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1) such Person;

(2) such Person and one or more Subsidiaries of such Person; or (3) one or more Subsidiaries of such Person,

and the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date.

“Subsidiary Guarantor” means each Subsidiary of the Issuer that executed the Supplemental Indenture as a guarantor on the Issue Date and each other Subsidiary of the Issuer that thereafter guarantees the Notes pursuant to the terms of the Indenture. The following Subsidiaries of the Issuer will execute the Supplemental

Indenture as Guarantors on the Issue Date: Kennedy-Wilson Properties, Ltd., a Delaware corporation; Kennedy-Wilson Property Services, Inc., a Delaware corporation; Kennedy-Wilson Property Services II, Inc., a Delaware corporation; Kennedy Wilson Property Services III, L.P., a Delaware limited partnership; Kennedy-Wilson Property Equity, Inc., a Delaware corporation; Kennedy-Wilson Property Equity II, Inc., a Delaware corporation; Kennedy-Wilson Property Special Equity, Inc., a Delaware corporation; Kennedy-Wilson Property Special Equity II, Inc., a Delaware corporation; Kennedy Wilson Property Special Equity III, LLC, a Delaware limited liability company; K-W Properties, a California corporation; Kennedy Wilson Property Services III GP, LLC, a Delaware limited liability company; KW BASGF II Manager, LLC, a Delaware limited liability company; KWF Investors I, LLC, a Delaware limited liability company; KWF Investors II, LLC, a Delaware limited liability company; KWF Investors III, LLC, a Delaware limited liability company; KWF Manager I, LLC, a Delaware limited liability company; KWF Manager II, LLC, a Delaware limited liability company; KWF Manager III, LLC, a Delaware limited liability company; Kennedy Wilson Overseas Investments, Inc., a Delaware corporation; Fairways 340 Corp., a Delaware corporation; KW—Richmond, LLC, a Delaware limited liability company; SG KW Venture I Manager LLC, a Delaware limited liability company; KW Loan Partners I LLC, a Delaware limited liability company; KW Loan Partners II LLC, a California limited liability company; KW Summer House Manager, LLC, a Delaware limited liability company; KW Montclair, LLC, a Delaware limited liability company; KW Blossom Hill Manager, LLC, a Delaware limited liability company; KW Serenade Manager, LLC, a Delaware limited liability company; K-W Santiago Inc., a California corporation; KW Redmond Manager, LLC, a Delaware limited liability company; Dillingham Ranch Aina LLC, a Delaware limited liability company; 68-540 Farrington, LLC, a Delaware limited liability company; KW Dillingham Aina LLC, a Delaware limited liability company; Kennedy Wilson Fund Management Group, LLC, a California limited liability company; Kennedy-Wilson International, a California corporation; Kennedy- Wilson Tech, Ltd., a California corporation; KWP Financial I, a California corporation; Kennedy-Wilson Properties, LTD., an Illinois corporation; Kennedy Wilson Auction Group Inc., a California corporation; KWF Manager IV, LLC, a Delaware limited liability company; KWF Manager V, LLC, a Delaware limited liability company; KW Ireland, LLC, a Delaware limited liability company; Kennedy Wilson Property Equity IV, LLC, a Delaware limited liability company; KW Builder Marketing Services, Inc., a California corporation, KW Fund IV—Kohanaiki, LLC, a Delaware limited liability company; KW Telstar Partners, LLC, a Delaware limited liability company; KWF Investors IV, LLC, a Delaware limited liability company; KWF Investors V, LLC, a Delaware limited liability company; Meyers Research, LLC, a Delaware limited liability company; KW Armacost, LLC, a Delaware limited liability company; Santa Maria Land Partners Manager, LLC, a Delaware limited liability company; KW Investment Adviser, LLC, a Delaware limited liability company; Kennedy-Wilson Capital, a California corporation; KW Captowers Partners, LLC, a Delaware limited liability company; KW Four Points, LLC, a Delaware limited liability company; KW Loan Partners VII, LLC, a Delaware limited liability company; KWF Investors VII, LLC, a Delaware limited liability company; KWF Manager VII, LLC, a Delaware limited liability company; KW Residential Capital, LLC, a Delaware limited liability company; KW Boise Plaza, LLC, a Delaware limited liability company; KW Loan Partners VIII, LLC, a Delaware limited liability company; Kennedy Wilson Property Services IV, L.P., a Delaware limited partnership; Kennedy Wilson Property Services IV GP, LLC, a Delaware limited liability company; KW/CV Third-Pacific Manager, LLC, a Delaware limited liability company; KW EU Loan Partners II, LLC, a Delaware limited liability company; KWF Investors VIII, LLC, a Delaware limited liability company; KWF Manager VIII, LLC, a Delaware limited liability company; KW 1200 Main, LLC, a Delaware limited liability company; KW Harrington LLC, a Delaware limited liability company; KW 5200 Lankershim Manager, LLC, a Delaware limited liability company; KWF Manager X, LLC, a Delaware limited liability company; KWF Manager XI, LLC, a Delaware limited liability company; KWF Manager XII, LLC, a Delaware limited liability company; KW Real Estate Venture XIII, LLC, a Delaware limited liability company; KWF Manager XIII, LLC, a Delaware limited liability company; KWF Manager XV, LLC, a Delaware limited liability company; KW EU Loan Partners III, LLC, a Delaware limited liability company; KW EU Investors I, LLC, a Delaware limited liability company; KW Richfield Plaza, LLC, a Delaware limited liability company; KW Currier Square Shopping Center, LLC, a Delaware limited liability company; KW Creekview Shopping Center, LLC, a Delaware limited liability company; KW Securities, LLC, a Delaware limited liability company; KW Victory Land Loan, LLC, a Delaware limited liability company; KW

Victory Plaza Loan, LLC, a Delaware limited liability company; Country Ridge IX, LLC, a Delaware limited liability company; and KW EU Investors VIII, LLC, a Delaware limited liability company.

“Subsidiary Guaranty” means a Guarantee by a Subsidiary Guarantor of the Issuer’s obligations with respect to the Notes.

“Temporary Cash Investments” means any of the following:

(1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2) investments in time deposit accounts, bankers’ acceptances, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act) or any money-market fund sponsored by a registered broker-dealer or mutual fund distributor;

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above and clauses (4) and (5) below entered into with a bank meeting the qualifications described in clause (2) above;

(4) investments in commercial paper, maturing not more than one year from the date of creation thereof, issued by a corporation (other than an Affiliate of the Issuer) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P; and

(5) investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s.

“Total Assets” means, as of any date of determination, the total consolidated assets of the Issuer and its Restricted Subsidiaries under GAAP, as of the end of the most recent completed fiscal quarter for which internal financial statements are available, calculated on a pro forma basis to give effect to any acquisition or disposition of assets, companies, divisions, lines of businesses or operations by the Issuer and its Restricted Subsidiaries subsequent to the end of such fiscal quarter and on or prior to the date of determination.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Issuer could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Indebtedness” (irrespective of whether that covenant remains in effect) and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

Except as described under “—Certain Covenants—Limitation on Indebtedness,” whenever it is necessary to determine whether the Issuer has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof. For the avoidance of doubt, if the capital structure of such Person includes both (x) capital or similar interests and (y) profit, “promote” or similar interests, then Voting Stock shall be deemed to refer only to such capital or similar interests and not to such profit, “promote” or similar interests.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Issuer or one or more Wholly Owned Subsidiaries.

Book-Entry, Delivery and Form

Except as set forth below, Notes will be issued in registered, global form in minimum denominations of 1,000 and integral multiples of $1,000 in excess thereof. Notes will be issued at the closing of this offering only against payment in immediately available funds.

The Notes will initially be represented by one or more global notes in registered form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ( “DTC”), and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “—Book-Entry, Delivery and Form—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters of the Notes), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the underwriters of the Notes with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations that are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Issuer and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, none of the Issuer, the Trustee nor any agent of the Issuer or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Issuer. Neither the Issuer nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised the Issuer that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, DTC is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Issuer, the Guarantors, the Trustee or any of their respective agents will have any responsibility for the performance by DTC or its direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes and DTC fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default with respect to the Notes and the Trustee has received a request from DTC to issue certificated notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes under prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

The Issuer will make payments in respect of the Notes represented by the Global Notes (including principal and interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. The Issuer will make all payments of principal and interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The Notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations relevant to the purchase, ownership and disposition of the notes issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the notes. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of the notes.

This discussion is limited to holders who hold the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion is limited to persons purchasing the notes for cash at original issue and at their original “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the notes is sold to the public for cash). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding the notes as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations; and

•	persons deemed to sell the notes under the constructive sale provisions of the Code.

If an entity treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding the notes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Tax Considerations Applicable to U.S. Holders

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a note that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Payments of Interest

Interest on a note generally will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder’s method of tax accounting for U.S. federal income tax purposes. It is expected, and this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes.

Certain Additional Payments

In certain circumstances (see “Description of the Notes—Optional Redemption” and “Description of the Notes—Fundamental Change”), we may be obligated to make payments in excess of stated interest and the principal amount of the notes. We intend to take the position that the notes should not be treated as contingent payment debt instruments because of these additional payments. This position is based in part on assumptions regarding the likelihood, as of the date of issuance of the notes, that such additional payments will have to be made. Assuming this position is respected, any amounts paid to a U.S. Holder pursuant to any such redemption or repurchase, as applicable, would be taxable as described below in “—Tax Considerations Applicable to U.S. Holders—Sale or Other Taxable Disposition.” Our position is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. The IRS, however, may take a position contrary to our position, which could affect the timing and character of a U.S. Holder’s income and the timing of our deductions with respect to the notes. U.S. Holders are urged to consult their tax advisors regarding the potential application of the contingent payment debt instrument rules to the notes and the consequences thereof. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Sale or Other Taxable Disposition

A U.S. Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note. The amount of such gain or loss will generally equal the difference between the amount received for the note in cash or other property valued at fair market value (less amounts attributable to any accrued but unpaid interest, which will be taxable as interest to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be equal to the amount the U.S. Holder paid for the note. Any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year at the time of sale or other taxable disposition. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be taxable at reduced rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives payments on a note or receives proceeds from the sale or other taxable disposition of a note (including a redemption or retirement of a note). Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

•	fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	furnishes an incorrect taxpayer identification number;

•	is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•	fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Considerations Applicable to Non-U.S. Holders

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of a note that is neither a U.S. Holder nor an entity treated as a partnership for U.S. federal income tax purposes.

Payments of Interest

Interest paid on a note to a Non-U.S. Holder that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to U.S. federal income tax, or withholding tax of 30% (or such lower rate specified by an applicable income tax treaty), provided that:

•	the Non-U.S. Holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock;

•	the Non-U.S. Holder is not a controlled foreign corporation related to us through actual or constructive stock ownership; and

•	either (1) the Non-U.S. Holder certifies in a statement provided to the applicable withholding agent under penalties of perjury that it is not a United States person and provides its name and address; (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note on behalf of the Non-U.S. Holder certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement under penalties of perjury that such holder is not a United States person and provides a copy of such statement to the applicable withholding agent; or (3) the Non-U.S. Holder holds its note directly through a “qualified intermediary” (within the meaning of applicable Treasury Regulations) and certain conditions are satisfied.

If a Non-U.S. Holder does not satisfy the requirements above, such Non-U.S. Holder may be entitled to a reduction in or an exemption from withholding on such interest as a result of an applicable tax treaty. To claim such entitlement, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN claiming a reduction in or exemption from withholding tax under the benefit of an income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is established.

If interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such interest is attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that interest paid on a note is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

Any such effectively connected interest generally will be subject to U.S. federal income tax at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected interest, as adjusted for certain items.

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale, exchange, redemption, retirement or other taxable disposition of a note (such amount excludes any amount allocable to accrued and unpaid interest, which generally will be treated as interest and may be subject to the rules discussed above in “—Tax Considerations Applicable to Non-U.S. Holders—Payments of Interest”) unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of interest generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder certifies its non-U.S. status as described above under “—Tax Considerations Applicable to Non-U.S. Holders—Payments of Interest.” However, information returns are required to be filed with the IRS in connection with any interest paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of a note (including a retirement or redemption of the note) within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the statement described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of a note paid outside the United States and conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting, unless the broker has certain connections to the United States.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase and holding of the notes by (a) employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (b) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code (the “Code”) or provisions under any federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and (c) entities whose underlying assets are considered to include “plan assets” (within the meaning of ERISA) of any such plan, account or arrangement by reason of a plan’s investment in such entities (each of (a), (b) and (c), a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan (within the meaning of Section 3(21) of ERISA).

In considering an investment in the notes with any portion of the assets of a Plan, a fiduciary of an ERISA Plan should consider, among other matters, whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any applicable Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Considerations

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving “plan assets” with persons or entities who are “parties in interest,” within the meaning of Section 406 of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless a statutory or administrative exemption is available. A party in interest or disqualified person, including a fiduciary of an ERISA Plan, who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. Plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar prohibitions under other applicable Similar Laws.

The acquisition and/or holding of the notes by an ERISA Plan with respect to which we, a guarantor or any of the underwriters of the outstanding notes, or certain of our or their affiliates, are considered a “party in interest” or a “disqualified person” may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code (or comparable provisions of Similar Laws), unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to provide exemptive relief for direct or indirect prohibited transactions resulting from the acquisition and/ or holding of the notes. These class exemptions include, without limitation, PTCE 84-14 for transactions determined by independent qualified professional asset managers, PTCE 90-1 for transactions involving insurance company pooled separate accounts, PTCE 91-38 for transactions involving bank collective investment funds, PTCE 95-60 for transactions involving life insurance company general accounts and

PTCE 96-23 for transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code for certain purchases and sales of securities, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction, and provided further that the ERISA Plan receives no less, and pays no more, than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code and will not constitute a similar violation of any applicable Similar Laws.

Representation

Accordingly, by purchasing and holding notes, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) it is not a Plan, and no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan or (ii) neither the purchase nor the holding of the notes by such purchaser or subsequent transferee will result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering whether to purchase the notes (or hold or dispose of the notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transaction and whether an exemption would be applicable to such transaction. Investors in the notes have exclusive responsibility for ensuring that their purchase of the notes does not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any notes by or to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such Plans generally or with respect to any particular Plan, or that such an investment is appropriate for such Plans generally or for any particular Plan.

UNDERWRITING (CONFLICTS OF INTEREST)

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among Kennedy-Wilson, Kennedy-Wilson Holdings, the subsidiary guarantors and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$
Deutsche Bank Securities Inc.
U.S. Bancorp Investments, Inc.

Total		$250,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their control persons against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering, the public offering price, discount or any other term of the offering may be changed. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discounts and commissions per $1,000 principal amount of notes and the total underwriting discounts and commissions:

Per $1,000 principal amount of notes	$
Total	$

We estimate that the expenses of the offering payable by us, not including the underwriting discounts and commissions, will be approximately $500,000.

Settlement

We expect that delivery of the notes will be made to investors on or about March     , 2014, which will be the fourth business day following the date of this prospectus supplement (such settlement being referred to as

“T+4”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market are required, subject to certain exceptions, to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to sell their notes before the third business day prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+4, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Those purchasers should consult their advisors.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by certain of the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No Sales of Similar Securities

Each of Kennedy-Wilson Inc. and Kennedy-Wilson Holdings, Inc. and the other guarantors has agreed that, for a period of 90 days after the date of this prospectus supplement, it will not, without first obtaining the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or establish a “put equivalent position” (within the meaning of Rule 16a-1 under the Exchange Act), or otherwise dispose of, or announce the offering of, or file a registration statement under the Securities Act in respect of, any debt securities of Kennedy Wilson, Kennedy-Wilson Holdings or any other guarantor of the notes or securities exchangeable for or convertible into such debt securities, except as contemplated by the underwriting agreement.

Short Positions

In connection with this offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater principal amount of notes than they are required to purchase in the offering. The underwriters may close out a short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute this prospectus supplement and the accompanying prospectus by electronic means, such as e-mail.

Conflicts of Interest

We expect to use more than 5% of the net proceeds of this offering to repay our outstanding indebtedness to U.S. Bank National Association, an affiliate of U.S. Bancorp Investments Inc., under our revolving loan agreement dated as of August 5, 2010, as amended, under which U.S. Bank National Association acts as the administrative agent, lead arranger and book manager and is a lender. For this reason, a “conflict of interest” is deemed to exist under Rule 5121 of the FINRA. Accordingly, the offering will be made in compliance with the applicable provisions of FINRA Rule 5121. In addition, in accordance with Rule 5121, U.S. Bancorp Investments, Inc. will not make sales to discretionary accounts without the prior written consent of the customer.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial lending and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If the underwriters or their affiliates have a lending relationship with us, we have been advised that they routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions, which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of notes may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State; and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State; and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this prospectus supplement and the accompanying prospectus document are being distributed only to, and are directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying prospectus do not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement and the accompanying prospectus may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. They must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement or the accompanying prospectus nor taken steps to verify the information set forth herein and therein and has no responsibility for the prospectus supplement or the accompanying prospectus. The notes to which this prospectus supplement and the accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement or the accompanying prospectus, you should consult an authorized financial advisor.

LEGAL MATTERS

Certain matters will be passed on for us by Kulik, Gottesman & Siegel LLP, Los Angeles, California. The validity of the notes being offered will be passed upon for us by Latham & Watkins LLP, Los Angeles, California. The underwriters have been represented by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated balance sheets of Kennedy-Wilson Holdings, Inc. and subsidiaries (the Company) as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, equity and cash flows for each of the years in the three-year period ended December 31, 2013, the financial statement schedules III and IV, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, which reports appear in the annual report on Form 10-K of Kennedy-Wilson Holdings, Inc. for the fiscal year ended December 31, 2013, and are incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov. You may also read and obtain copies of any document we file with the SEC by mail from the Public Reference Room of the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

Our internet website at http://www.kennedywilson.com contains information about us. On the Investor Relations page of our website, we provide access to all of our SEC filings free of charge, as soon as reasonably practicable after filing with the SEC. Except for the documents listed below, the information contained in, or that can be accessed from, our internet website is not incorporated by reference in this prospectus supplement and the accompanying prospectus, and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows information in documents that we file with the SEC to be incorporated by reference, which means that we may disclose important information to you by referring you to those documents on file with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement. The following documents are incorporated by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 3, 2014 (File No. 001-33824);

•	our Current Reports on Form 8-K, filed with the SEC on January 6, 2014, January 10, 2014, February 25, 2014 and February 28, 2014 (File No. 001-33824);

•	the portions of our Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2013 (File No. 001-33824), that are incorporated by reference in Part III of our Annual Report on Form 10-K for the year ended December 31, 2012;

•	any future filings of Kennedy-Wilson Holdings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement but prior to the termination of the offering covered by this prospectus supplement.

Any statement in a document incorporated or deemed to be incorporated by reference in this prospectus supplement is deemed to be modified or superseded to the extent that a statement contained in this prospectus supplement, or in any other document subsequently filed with the SEC and incorporated by reference, modifies or supersedes that statement. If any statement is so modified or superseded, it does not constitute a part of this prospectus supplement, except as modified or superseded.

Information that is “furnished to” the SEC shall not be deemed “filed with” the SEC and shall not be deemed incorporated by reference into this prospectus supplement, the accompanying prospectus or the registration statement relating to this prospectus supplement.

Each person, including any beneficial owner, to whom this prospectus supplement or the accompanying prospectus is delivered, is entitled to receive a copy of any or all of the information that has been incorporated by reference in this prospectus supplement or the accompanying prospectus but not delivered with this prospectus supplement or the accompanying prospectus. You may request a copy of these filings, at no cost, by writing or telephoning Kennedy-Wilson Holdings at the following address and phone number:

Kennedy-Wilson Holdings, Inc.

9701 Wilshire Boulevard, Suite 700

Beverly Hills, CA 90212

(310) 887-6400

Attn: Secretary

PROSPECTUS

KENNEDY-WILSON HOLDINGS, INC.

KENNEDY-WILSON, INC.

Common Stock

Preferred Stock

Warrants

Debt Securities

Guarantees of Debt Securities

Kennedy-Wilson Holdings, Inc. (“Kennedy-Wilson Holdings”) may offer and sell, from time to time, in one or more offerings, in amounts, at prices and on terms determined at the time of any such offering, (i) shares of its common stock, (ii) shares of its preferred stock, which may be issued in one or more series, (iii) warrants to purchase its common stock or preferred stock, and (iv) debt securities, which may be senior, senior subordinated or subordinated. The debt securities offered and sold by Kennedy-Wilson Holdings may be fully and unconditionally guaranteed by one or more of its subsidiaries. In addition, Kennedy-Wilson, Inc. (“Kennedy-Wilson”) may offer and sell debt securities, which may be senior, senior subordinated or subordinated, from time to time, in one or more offerings, in amounts, at prices and on terms determined at the time of any such offering. The debt securities offered and sold by Kennedy-Wilson will be fully and unconditionally guaranteed by Kennedy-Wilson Holdings and also may be fully and unconditionally guaranteed by one or more of Kennedy-Wilson’s subsidiaries. Any debt that may be issued pursuant to this prospectus may be secured. Kennedy-Wilson Holdings and Kennedy-Wilson are sometimes referred to in this prospectus as the “issuers.”

The common stock, preferred stock, warrants, debt securities and guarantees being offered pursuant to this prospectus are collectively referred to in this prospectus as the “securities.” The securities may be offered in amounts, at prices and on terms determined at the time of the offering of such securities.

The specific terms of the securities will be provided in one or more supplements to this prospectus at the time of offering. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

The securities may be offered directly by the applicable issuer, through agents designated from time to time or to or through underwriters or dealers. If any agents, dealers or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections entitled “Plan of Distribution” and “About this Prospectus” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such series of securities.

Kennedy-Wilson Holdings’ common stock is listed on the New York Stock Exchange under the trading symbol “KW.” Each prospectus supplement will indicate whether the securities offered thereby will be listed on any securities exchange.

The principal executive offices of the issuers are located at 9701 Wilshire Boulevard, Suite 700, Beverly Hills, California, and their telephone number is (310) 887-6400.

INVESTING IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE RISK FACTORS INCLUDED IN THE PERIODIC REPORTS FILED BY THE ISSUERS, IN ANY PROSPECTUS SUPPLEMENT RELATING TO SPECIFIC OFFERINGS OF SECURITIES AND IN OTHER DOCUMENTS THAT THE ISSUERS FILE WITH THE SECURITIES AND EXCHANGE COMMISSION. SEE “RISK FACTORS” BEGINNING ON PAGE 1 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 1, 2013

You should rely only on the information contained in this prospectus, in an accompanying prospectus supplement or incorporated by reference herein or therein. Neither issuer has authorized anyone to provide you with information or make any representation that is different. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which they relate, and this prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is correct on any date after the respective dates of the prospectus and such prospectus supplement or supplements, as applicable, even though this prospectus and such prospectus supplement or supplements are delivered or securities are sold pursuant to the prospectus and such prospectus supplement or supplements at a later date. Since the respective dates of this prospectus and any accompanying prospectus supplement, the issuers’ respective businesses, financial conditions, results of operations and prospects may have changed. The issuers may use this prospectus to sell the securities only if it is accompanied by a prospectus supplement.

- i -

RISK FACTORS

An investment in the securities involves a high degree of risk. You should consider carefully all of the material risks incorporated by reference in this prospectus, including the risk factors set forth in Kennedy-Wilson Holdings’ most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC, together with the other information contained in this prospectus and any applicable prospectus supplement before making a decision to invest in the securities. If any of the risks occur, the applicable issuer’s business, financial condition and operating results may be materially adversely affected. In that event, the trading price of the securities could decline, and you could lose all or part of your investment. This prospectus also contains or incorporates by reference forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated by the forward-looking statements as a result of specific factors, including the risks incorporated by reference in this prospectus. For more information, see the sections entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that the issuers have filed with the Securities and Exchange Commission, or SEC. Under this shelf registration process, the issuers may sell securities, from time to time, in one or more offerings. This prospectus provides you with a general description of the securities that may be offered, which is not meant to be a complete description of each security. Each time securities are sold, a prospectus supplement containing specific information about the terms of that offering will be provided, including the specific amounts, prices and terms of the securities offered. The prospectus supplement and any other offering material may also add to, update or change information contained in this prospectus or in documents incorporated by reference into this prospectus. You are urged to read both this prospectus and any prospectus supplement and any other offering material (including a free writing prospectus) prepared by or on behalf of the applicable issuer for a specific offering of securities, together with additional information described under the heading “Where You Can Find Additional Information” on page 4 of this prospectus. You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement and in any authorized free writing prospectus. Neither issuer has authorized anyone to provide you with different information. The issuers are not making an offer to sell or soliciting an offer to purchase these securities in any jurisdiction where the offer or sale is not permitted.

The issuers may offer the securities directly, through agents, or to or through underwriters or dealers. The applicable prospectus supplement will describe the terms of the plan of distribution and set forth the names of any underwriters involved in the sale of the securities. See “Plan of Distribution” beginning on page 28 for more information on this topic. No securities may be sold without delivery of a prospectus supplement describing the method and terms of the offering of those securities.

KENNEDY-WILSON HOLDINGS, INC.

Unless otherwise stated or the context otherwise requires, as used in this section, the words “we,” “us,” “our” or the “company” refer to Kennedy-Wilson Holdings, Inc. and its subsidiaries.

Founded in 1977, we are an international real estate investment and services firm. We are a vertically-integrated real estate operating company with approximately 400 professionals in 24 offices throughout the United States, United Kingdom, Ireland, Spain and Japan. Based on management’s estimate of fair value as of June 30, 2013, as of that date, we had approximately $13.5 billion of real estate and real estate related assets under our management, totaling approximately 64.4 million square feet of properties throughout the United States, Europe and Japan. This included ownership in 16,679 multifamily apartment units, of which 2,030 units were owned by our consolidated subsidiaries and 14,649 were held in joint ventures.

AUM generally refers to the properties and other assets with respect to which we provide (or participate in) oversight, investment management services and other advice, and which generally consist of real estate properties or loans, and investments in joint ventures. Our AUM is principally intended to reflect the extent of our presence in the real estate market and is not the basis for determining our management fees. Our material assets under management consist of the total estimated fair value of the real estate properties and other assets owned by third parties, wholly owned by us or held by joint ventures and other entities in which our sponsored funds or investment vehicles and client accounts have invested. Committed (but unfunded) capital from investors in our sponsored funds is not included in our AUM. The estimated value of development properties is included at estimated completion cost.

Our principal executive offices are located at 9701 Wilshire Boulevard, Suite 700, Beverly Hills, CA 90212, and our telephone number is (310) 887-6400. Our website is http://www.kennedywilson.com. The information contained in, or that can be accessed through, our website is not part of this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The issuers have filed a registration statement on Form S-3 with respect to the securities offered by this prospectus with the SEC in accordance with the Securities Act of 1933, as amended, or the Securities Act, and the rules and regulations enacted under its authority. This prospectus, which constitutes a part of the registration statement, does not contain all of the information included in the registration statement and its exhibits and schedules. Statements contained in this prospectus regarding the contents of any document referred to in this prospectus are not necessarily complete, and, in each instance, you are referred to the full text of the document that is filed or incorporated by reference as an exhibit to the registration statement. Each statement concerning a document that is filed or incorporated by reference as an exhibit should be read along with the entire document. Kennedy-Wilson Holdings files annual, quarterly and current reports and other information with the SEC. For further information regarding the issuers and the securities offered by this prospectus, please refer to the registration statement and its exhibits and schedules, which may be inspected without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also read and copy Kennedy-Wilson Holdings’ reports and other information filed with the SEC at the SEC’s Public Reference Room. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers, such as Kennedy-Wilson Holdings, that file electronically with the SEC. The SEC’s website address is http://www.sec.gov.

Kennedy-Wilson Holdings’ corporate website is http://www.kennedywilson.com. The information contained in, or that can be accessed through, that website is not part of this prospectus and should not be relied upon in determining whether to purchase the securities.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows information in documents that Kennedy-Wilson Holdings files with the SEC to be incorporated by reference, which means that important information may be disclosed to you by referring you to those documents on file with the SEC. The information incorporated by reference is considered to be a part of this prospectus. The following documents of Kennedy-Wilson Holdings are deemed to be incorporated by reference:

•	the Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 12, 2013, as amended by Amendment No. 1 to such Form 10-K, filed with the SEC on April 1, 2013 (File No. 001-33824);

•	the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013, filed with the SEC on May 9, 2013 and August 8, 2013, respectively (File No. 001-33824);

•	the Current Reports on Form 8-K, filed with the SEC on February 14, 2013, March 20, 2013, May 29, 2013, June 21, 2013, September 13, 2013, September 20, 2013 and November 1, 2013 (File No. 001-33824);

•	the description of Kennedy-Wilson Holdings’ common stock incorporated by reference in the Registration Statement on Form 8-A, filed with the SEC on March 18, 2010 (File No. 001-32824), including any amendments or reports filed for purpose of updating such description; and

•	any future filings of Kennedy-Wilson Holdings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, on or after the date of this prospectus but prior to the termination of the applicable offering covered by this prospectus.

Any statement in a document incorporated or deemed to be incorporated by reference in this prospectus is deemed to be modified or superseded to the extent that a statement contained in this prospectus, or in any other document subsequently filed with the SEC and incorporated by reference, modifies or supersedes that statement. If any statement is so modified or superseded, it does not constitute a part of this prospectus, except as modified or superseded.

Information that is “furnished to” the SEC shall not be deemed “filed with” the SEC and shall not be deemed incorporated by reference into this prospectus or the registration statement of which this prospectus is a part.

Each person, including any beneficial owner, to whom a prospectus is delivered, is entitled to receive a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of these filings, at no cost, by writing or telephoning Kennedy-Wilson Holdings at the following address and phone number:

Kennedy-Wilson Holdings, Inc.

9701 Wilshire Boulevard, Suite 700

Beverly Hills, CA 90212

(310) 887-6400

Attn: Secretary

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements made by in this prospectus and in other reports and statements released by either issuer that are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21 of the Securities Exchange Act. These forward-looking statements are necessary estimates reflecting the judgment of senior management based on current estimates, expectations, forecasts and projections and include comments that express current opinions about trends and factors that may impact future operating results. Disclosures that use words such as “believe,” “anticipate,” “estimate,” “intend,” “could,” “plan,” “expect,” “project” or the negative of these, as well as similar expressions, are intended to identify forward-looking statements.

Forward-looking statements are not guarantees of future performance, rely on a number of assumptions concerning future events, many of which are outside of the issuers’ control, and involve known and unknown risks and uncertainties that could cause actual results, performance or achievement, or industry results, to differ materially from any future results, performance or achievements, expressed or implied by such forward-looking statements. Although the issuers believe that their plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, no assurance can be given that the transactions and events described will happen as described (or that they will happen at all). In evaluating these statements, you should specifically consider the risks referred to under the heading “Risk Factors” on page 1 of this prospectus, and in the reports Kennedy-Wilson Holdings files from time to time with the SEC and incorporates by reference herein, including, but not limited to, the following factors:

•	disruptions in general economic and business conditions, particularly in geographies where the issuers’ respective businesses may be concentrated;

•	the continued volatility and disruption of the capital and credit markets, higher interest rates, higher loan costs, less desirable loan terms and a reduction in the availability of mortgage loans and mezzanine financing, all of which could increase costs and could limit the issuers’ ability to acquire additional real estate assets;

•	continued high levels of, or increases in, unemployment and general slowdowns in commercial activity;

•	the issuers’ leverage and ability to refinance existing indebtedness or incur additional indebtedness;

•	an increase in the issuers’ debt service obligations;

•	the issuers’ ability to generate a sufficient amount of cash from operations to satisfy working capital requirements and to service their existing and future indebtedness;

•	the issuers’ ability to achieve improvements in operating efficiency;

•	foreign currency fluctuations;

•	adverse changes in the securities markets;

•	the issuers’ ability to retain their senior management and attract and retain qualified and experienced employees;

•	the issuers’ ability to attract new user and investor clients;

•	the issuers’ ability to retain major clients and renew related contracts;

•	trends in use of large, full-service commercial real estate providers;

•	changes in tax laws in the United States, Europe or Japan that reduce or eliminate deductions or other tax benefits the issuers receive;

•	future acquisitions may not be available at favorable prices or upon advantageous terms and conditions; and

•	costs relating to the acquisition of assets the issuers may acquire could be higher than anticipated.

Any such forward-looking statements, whether made in this prospectus or elsewhere, should be considered in the context of the various disclosures made by the issuers about their respective businesses including, without limitation, the risk factors discussed above. Except as required under the federal securities laws and the rules and regulations of the SEC, none of the issuers intends or has an obligation to update publicly any forward-looking statements, whether as a result of new information, future events, changes in assumptions, or otherwise.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, the applicable issuer intends to use the net proceeds it may receive from any offering of its securities pursuant to this prospectus for working capital and other general corporate purposes, including acquisitions, repayment or refinancing of debt, additions to working capital, capital expenditures, investments in its subsidiaries, stock repurchases and other business opportunities. The applicable issuer will have significant discretion in the use of any net proceeds. Additional information about the use of the net proceeds from the sale of securities may be provided in an applicable prospectus supplement or other offering materials relating to the offered securities.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

The following table sets forth Kennedy-Wilson Holdings’ ratio of earnings to fixed charges and ratio of earnings to fixed charges and preferred dividends for the periods indicated:

	Six Months Ended	Year Ended December 31,
	June 30, 2013	2012	2011	2010	2009	2008
Ratio of earnings to fixed charges	1.67	1.41	n/a	1.51	n/a	n/a
Ratio of earnings to combined fixed charges and preferred stock dividends	1.44	1.13	n/a	1.02	n/a	n/a

The ratio of earnings to fixed charges is calculated by dividing earnings, as defined, by fixed charges, as defined. For this purpose, “earnings” consist of pretax income from continuing operations before noncontrolling interest and equity in income of joint ventures plus operating distributions from equity investees, and “fixed charges” consists of interest expense, whether capitalized or expensed, amortization related to indebtedness and premiums or discounts of stock issuances and an estimate of interest expense within rental expense. For the years ended December 31, 2011, 2009, and 2008, Kennedy-Wilson Holdings’ earnings were insufficient to cover fixed charges, and the deficiency of earnings was $6.5 million, $21.1 million and $9.5 million, respectively.

The ratio of earnings to combined fixed charges and preferred stock dividends is calculated by dividing earnings, as defined, by fixed charges, as defined. For this purpose, “earnings” and “fixed charges” have the respective meanings assigned above. “Preferred stock dividends” refers to preferred dividend requirements of consolidated subsidiaries. For the years ended December 31, 2011, 2009 and 2008, Kennedy-Wilson Holdings’ earnings were insufficient to cover fixed charges and preferred stock dividends, and the deficiency of earnings was $15.3 million, $21.1 million and $9.5 million, respectively.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the common stock, preferred stock, warrants, debt securities and guarantees that may be offered and sold from time to time. These summary descriptions are not meant to be complete descriptions of each security. At the time of an offering and sale, this prospectus together with the accompanying prospectus supplement will contain the material terms of the securities being offered.

DESCRIPTION OF COMMON STOCK

Unless otherwise stated or the context otherwise requires, as used in this section, the words “we,” “us,” “our” or the “company” refer to Kennedy-Wilson Holdings, Inc. and its subsidiaries.

Our second amended and restated certificate of incorporation authorizes the issuance of 125,000,000 shares of common stock, par value $0.0001. As of October 30, 2013, 81,413,679 shares of common stock were issued and outstanding. Holders of common stock have exclusive voting rights for the election of our directors and all other matters requiring stockholder action, except with respect to amendments to our second amended and restated certificate of incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders and also are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. The payment of dividends, if ever, on the common stock will be subject to (i) the prior payment of dividends on any outstanding shares of preferred stock, and (ii) compliance with any applicable limitation in our debt agreements, including debt securities issued pursuant to this prospectus and any prospectus supplement. Our common stock has no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

Our board of directors is divided into three classes, each of which generally serve for a term of three years with only one class of directors being elected in each year. A plurality of the votes cast at a stockholders meeting is sufficient to elect any director into office. There is no cumulative voting with respect to the election of directors.

DESCRIPTION OF PREFERRED STOCK

Unless otherwise stated or the context otherwise requires, as used in this section, the words “we,” “us,” “our” or the “company” refer to Kennedy-Wilson Holdings, Inc. and its subsidiaries.

General. Our second amended and restated certificate of incorporation provides that we may issue up to 1,000,000 shares of preferred stock, $0.0001 par value per share, or preferred stock. Our second amended and restated certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, the designations, powers, and preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions, applicable to the shares of each series of preferred stock. Our board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control or the removal of existing management by diluting the stock ownership or voting rights of a person seeking to obtain control of the company or remove existing management. As of October 30, 2013, 100,000 shares of our series A preferred stock were issued and outstanding and 32,550 shares of our series B preferred stock were issued and outstanding. Other than the series A preferred stock and series B preferred stock, no shares of preferred stock are currently outstanding.

The specific terms of a particular class or series of preferred stock will be described in the prospectus supplement relating to that class or series, including a prospectus supplement providing that preferred stock may be issuable upon the exercise of warrants, or upon the conversion of any debt securities, that we issue pursuant to this prospectus. The description of preferred stock set forth below and the description of the terms of a particular class or series of preferred stock set forth in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to the articles supplementary relating to that class or series.

The preferences and other terms of the preferred stock of each class or series will be fixed by the certificate of designation relating to such class or series. A prospectus supplement, relating to each class or series, will specify the terms of the preferred stock as follows:

•	the title and stated value of such preferred stock;

•	the number of shares of such preferred stock offered, the liquidation preference per share and the offering price of such preferred stock;

•	the dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to such preferred stock;

•	whether such preferred stock is cumulative or not and, if cumulative, the date from which dividends on such preferred stock shall accumulate;

•	the provision for a sinking fund, if any, for such preferred stock;

•	the provision for redemption, if applicable, of such preferred stock;

•	any listing of such preferred stock on any securities exchange;

•	preemptive rights, if any;

•	the terms and conditions, if applicable, upon which such preferred stock will be converted into our common stock, including the conversion price (or manner of calculation thereof);

•	a discussion of any material United States federal income tax consequences applicable to an investment in such preferred stock;

•	the relative ranking and preferences of such preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of our company;

•	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with such class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of our company;

•	any voting rights of such preferred stock; and

•	any other specific terms, preferences, rights, limitations or restrictions of such preferred stock.

Rank. Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of our company, rank: (i) senior to all classes or series of our common stock, and to any other class or series of our stock expressly designated as ranking junior to the preferred stock; (ii) on parity with any class or series of our stock expressly designated as ranking on parity with the preferred stock; and (iii) junior to any other class or series of our stock expressly designated as ranking senior to the preferred stock.

Conversion Rights. The terms and conditions, if any, upon which any shares of any class or series of preferred stock are convertible into our common stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of our common stock into which the shares of preferred stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of such class or series of preferred stock, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such class or series of preferred stock.

Power to Increase Authorized Stock and Issue Additional Shares of Our Preferred Stock. The number of authorized shares of preferred stock may be increased by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of the capital stock entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to the resolutions adopted by the board of directors for such series. Our board of directors has the power to issue additional authorized but unissued shares of our preferred stock and to classify or reclassify unissued shares of our preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholders or otherwise be in their best interest.

Dividend Limitations. The payment of dividends, if ever, on the preferred stock will be subject to compliance with any applicable limitations in our debt agreements, including debt securities issued pursuant to this prospectus and any prospectus supplement.

6.0% Convertible Series A Preferred Stock

General. Our board of directors and a duly authorized committee thereof approved the certificate of designation, a copy of which we have previously filed with the SEC and which we incorporate by reference as an exhibit to the registration statement of which this prospectus is a part, creating the series A preferred stock as a class of our preferred stock, designated as the 6.0% convertible series A preferred stock. The outstanding series A preferred stock is validly issued, fully paid and nonassessable.

Ranking. The series A preferred stock ranks, with respect to dividend rights and rights upon our liquidation, dissolution or winding-up:

•	senior to all classes or series of our common stock, and to any other class or series of our stock expressly designated as ranking junior to the series A preferred stock;

•	on parity with any class or series of our stock expressly designated as ranking on parity with the series A preferred stock; and

•	junior to any other class or series of our stock expressly designated as ranking senior to the series A preferred stock.

Dividend Rate and Payment Date. Investors are entitled to receive cumulative cash dividends on the series A preferred stock from and including the date of original issue, payable quarterly in arrears on or about the last calendar day of January, April, July and October of each year, commencing June 30, 2010, at the rate of 6.0% per annum of the $1,000.00 liquidation preference per share. Dividends on the series A preferred stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends. Our debt agreements, including debt securities issued pursuant to this prospectus and any prospectus supplement, may restrict our ability to declare and pay dividends on our preferred stock.

Liquidation Preference. If we liquidate, dissolve or wind-up, holders of the series A preferred stock will have the right to receive $1,000.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) up to and including the date of payment, before any payment is made to holders of our common stock and any other class or series of stock ranking junior to the series A preferred stock as to liquidation rights. The rights of holders of series A preferred stock to receive their liquidation preference will be subject to the proportionate rights of any other class or series of our stock ranking on parity with the series A preferred stock as to liquidation.

Optional Conversion and Mandatory Conversion. Prior to May 19, 2015, each share of series A preferred stock is convertible, at the option of the holder at any time, into approximately 81 shares of our common stock, subject to adjustments under certain circumstances. On May 19, 2015, each outstanding share of series A preferred stock will automatically be converted into shares of our common stock.

Voting Rights. Holders of series A preferred stock generally have no voting rights. However, if we are in arrears on dividends on the series A preferred stock for three or more quarterly periods, whether or not consecutive, holders of the series A preferred stock (voting together as a class with the holders of all other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote at our next annual meeting or special meeting of stockholders for the election of two additional directors to serve on our board of directors until all unpaid dividends and the dividend for the then-current period with respect to the series A preferred stock and any other class or series of parity preferred stock have been paid or declared and a sum sufficient for the payment thereof set aside for payment. In addition, we may not make certain material and adverse changes to the terms of the series A preferred stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of series A preferred stock and the holders of all other shares of any class or series ranking on parity with the series A preferred stock that are entitled to similar voting rights (voting together as a single class).

Transfer Agent and Registrar. The transfer agent and registrar for our series A preferred stock is Continental Stock Transfer & Trust Company.

6.452% Convertible Series B Preferred Stock

General. Our board of directors and a duly authorized committee thereof approved the certificate of designation, a copy of which we have previously filed with the SEC and which we incorporate by reference as an exhibit to the registration statement of which this prospectus is a part, creating the series B preferred stock as a class of our preferred stock, designated as the 6.452% convertible series B preferred stock. The outstanding series B preferred stock is validly issued, fully paid and nonassessable.

Ranking. The series B preferred stock ranks, with respect to dividend rights and rights upon our liquidation, dissolution or winding-up:

•	senior to all classes or series of our common stock, and to any other class or series of our stock expressly designated as ranking junior to the series B preferred stock;

•	on parity with any class or series of our stock expressly designated as ranking on parity with the series B preferred stock; and

•	junior to any other class or series of our stock expressly designated as ranking senior to the series B preferred stock.

Dividend Rate and Payment Date. Investors are entitled to receive cumulative cash dividends on the series B preferred stock from and including the date of original issue, payable quarterly in arrears on or about the last calendar day of January, April, July and October of each year, commencing September 30, 2010, at the rate of 6.452% per annum of the $1,000.00 liquidation preference per share. Dividends on the series B preferred stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends. Our debt agreements, including debt securities issued pursuant to this prospectus and any prospectus supplement, may restrict our ability to declare and pay dividends on our preferred stock.

Liquidation Preference. If we liquidate, dissolve or wind-up, holders of the series B preferred stock will have the right to receive $1,000.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) up to and including the date of payment, before any payment is made to holders of our common stock and any other class or series of stock ranking junior to the series B preferred stock as to liquidation rights. The rights of holders of series B preferred stock to receive their liquidation preference will be subject to the proportionate rights of any other class or series of our stock ranking on parity with the series B preferred stock as to liquidation.

Optional Conversion and Mandatory Conversion. Prior to November 3, 2018, each share of series B preferred stock is convertible, at the option of the holder at any time, into approximately 93 shares of our common stock, subject to adjustments under certain circumstances, or the series B conversion rate. At any time on or after May 3, 2017 and prior to November 3, 2018, we have the option to convert all or part of the outstanding shares of series B preferred stock into shares of common stock at the series B conversion rate. On November 3, 2018, each outstanding share of series B preferred stock will automatically be converted into shares of our common stock at the series B conversion rate.

Voting Rights. Holders of series B preferred stock generally have no voting rights. However, if we are in arrears on dividends on the series B preferred stock for three or more quarterly periods, whether or not consecutive, holders of the series B preferred stock (voting together as a class with the holders of all other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote at our next annual meeting or special meeting of stockholders for the election of two additional directors to serve on our board of directors until all unpaid dividends and the dividend for the then-current period with respect to the series B preferred stock and any other class or series of parity preferred stock have been paid or declared and a sum sufficient for the payment thereof set aside for payment. In addition, we may not make certain material and adverse changes to the terms of the series B preferred stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of series B preferred stock and the holders of all other shares of any class or series ranking on parity with the series B preferred stock that are entitled to similar voting rights (voting together as a single class).

Transfer Agent and Registrar. The transfer agent and registrar for our series B preferred stock is Continental Stock Transfer & Trust Company.

DESCRIPTION OF WARRANTS

Unless otherwise stated or the context otherwise requires, as used in this section, the words “we,” “us,” “our” or the “company” refer to Kennedy-Wilson Holdings, Inc. and its subsidiaries.

This section describes the general terms and provisions of our warrants to acquire our securities that we may issue from time to time. The applicable prospectus supplement will describe the terms of any warrant agreements and the warrants issuable thereunder. If any particular terms of the warrants described in the prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed superseded by that prospectus supplement.

We may issue warrants for the purchase of our common stock or preferred stock. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation, or agency or trust relationship, with you. We will file a copy of the warrant and warrant agreement with the SEC each time we issue a series of warrants, and these warrants and warrant agreements will be incorporated by reference into the registration statement of which this prospectus is a part. A holder of our warrants should refer to the provisions of the applicable warrant agreement and prospectus supplement for more specific information.

The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, when applicable:

•	the offering price;

•	the currency or currencies, including composite currencies, in which the price of the warrants may be payable;

•	the number of warrants offered;

•	the securities underlying the warrants, including the securities of third parties or other rights, if any, to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of the warrants;

•	the exercise price and the amount of securities you will receive upon exercise;

•	the procedure for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

•	the rights, if any, we have to redeem the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the warrants will expire;

•	the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security;

•	the date on and after which the warrants and the related securities will be separately transferable;

•	material U.S. federal income tax consequences;

•	the name of the warrant agent; and

•	any other material terms of the warrants.

After the warrants expire they will become void. The prospectus supplement may provide for the adjustment of the exercise price of the warrants.

Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

The applicable warrant agreement may be amended or supplemented without the consent of the holders of the warrants to which it applies to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants. However, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding approve the amendment. Every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement as amended. The prospectus supplement applicable to a particular series of warrants may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price and the expiration date, may not be altered without the consent of the holder of each warrant.

DESCRIPTION OF DEBT SECURITIES

This prospectus covers the offer and sale of debt securities of Kennedy-Wilson Holdings or of Kennedy-Wilson. As used in this section, the term “applicable issuer” refers to Kennedy-Wilson Holdings, in the case of debt securities of Kennedy-Wilson Holdings, or Kennedy-Wilson, in the case of debt securities of Kennedy-Wilson, in each case excluding any of the issuers’ respective subsidiaries, unless expressly stated or the context requires otherwise.

Any debt securities of Kennedy-Wilson offered and sold pursuant to this prospectus will be fully and unconditionally guaranteed by Kennedy-Wilson Holdings and may also be fully and unconditionally guaranteed by one or more of its subsidiaries.

The Indentures Relating to this Prospectus

Any debt securities offered and sold pursuant to this prospectus will be issued under one of the following indentures (including any supplements to the indentures listed below):

•	that certain indenture, which we refer to as the “existing base indenture,” dated as of November 28, 2012, between Kennedy-Wilson and Wilmington Trust, National Association, as trustee;

•	an indenture, which we refer to as the “new base indenture,” to be entered into between (1) Kennedy-Kennedy-Wilson or Wilson Holdings and (2) the trustee to be named therein; or

•	that certain indenture, which we refer to as the “2019 note indenture,” dated as of April, 5, 2011, among Kennedy-Wilson, the guarantors party thereto and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as trustee.

The Series of Debt Securities that May Be Offered and Sold Pursuant to this Prospectus

Debt securities offered and sold pursuant to this prospectus may consist of:

•	an existing series of debt securities of Kennedy-Wilson, titled the 7.75% Senior Notes due 2042, which we refer to as the “2042 notes,” to be issued pursuant to the existing base indenture;

•	an existing series of debt securities of Kennedy-Wilson, titled the 8.750% Senior Notes due 2019, which we refer to as the “2019 notes,” to be issued pursuant to the 2019 note indenture; or

•	a new series of debt securities of Kennedy-Wilson or Kennedy-Wilson Holdings, which we refer to as “new debt securities,” to be issued pursuant to the existing base indenture (but only in the case of debt securities of Kennedy-Wilson) or the new base indenture.

The terms of any 2042 notes or 2019 notes we may offer and sell pursuant to this offering will be described in a supplement to this prospectus. The basic terms of any new series of debt securities we may issue pursuant to this prospectus are described below, and the specific terms of any such new series of debt securities (including any variations to the basic terms described below) will be described in a supplement to this prospectus.

Terms of New Series of Debt Securities

The following description, together with the additional information included in any applicable prospectus supplement, summarizes certain general terms and provisions of any new debt securities that may be offered under this prospectus. When a particular series of new debt securities is offered and sold, a description of the specific terms of the series will be included in a supplement to this prospectus. The supplement will also indicate to what extent the general terms and provisions described in this prospectus apply to a particular series of new debt securities.

For purposes of this description, the term “applicable base indenture” means the existing base indenture or the new base indenture, as applicable, pursuant to which a particular series of debt securities will be issued.

Solely for purposes of the description below, in connection with the issuance of a new series of new debt securities pursuant to the existing base indenture, the 2042 notes will be deemed to be a series of new debt securities separate from such new series of debt securities.

The new debt securities that may be offered pursuant to this prospectus may be senior, senior subordinated or subordinated obligations, and, unless otherwise specified in a supplement to this prospectus, the new debt securities will be the direct, unsecured obligations of the applicable issuer and may be issued in one or more series.

The new debt securities will be issued pursuant to the applicable base indenture between the applicable issuer and a trustee, which will be named in the applicable supplement to this prospectus (or, in the case of new debt securities to be issued pursuant to the existing base indenture, Wilmington Trust, National Association, or any successor trustee). Select portions of the applicable base indenture are summarized below. The summary is not complete. The form of each applicable base indenture, which may be modified prior to an offering, has been filed as an exhibit to the registration statement of which this prospectus forms a part, and you should read the applicable base indenture for provisions that may be important to you. Capitalized terms used in the summary and not defined herein have the meanings specified in the applicable base indenture.

General

The terms of each series of new debt securities will be established by or pursuant to a resolution of the applicable issuer’s board of directors and set forth or determined in the manner provided in a resolution of such board of directors, in an officer’s certificate or by a supplemental indenture to the applicable base indenture. The particular terms of each series of new debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

The applicable issuer can issue an unlimited amount of new debt securities under the applicable base indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. The prospectus supplement (including any pricing supplement or term sheet) relating to any series of new debt securities being offered will set forth the aggregate principal amount and other terms of the new debt securities, including, if applicable:

•	the title and ranking of the new debt securities (including the terms of any subordination provisions);

•	the price or prices (expressed as a percentage of the principal amount) at which the new debt securities will be sold;

•	any limit on the aggregate principal amount of the new debt securities;

•	the date or dates on which the principal of the securities of the series is payable;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the new debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal of, and interest, if any, on the new debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to the applicable issuer in respect of the new debt securities may be delivered;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which the applicable issuer may redeem the new debt securities;

•

any obligation the applicable issuer will have to redeem or purchase the new debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of new debt securities and the period or periods within which, the price or prices at which and in the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	the dates on which and the price or prices at which the applicable issuer will repurchase new debt securities at the option of the holders of new debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the new debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the new debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of the principal amount of the new debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the new debt securities, which may be U.S. dollars or any foreign currency, and, if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies or currency units in which payment of the principal of or premium, if any, and interest on the new debt securities will be made;

•	if payments of the principal of or premium, if any, or interest on the new debt securities will be made in one or more currencies or currency units other than that or those in which the new debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the manner in which the amounts of payment of the principal of or premium, if any, or interest on the new debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the new debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the new debt securities;

•	any addition to, deletion of or change in the Events of Default described in this prospectus or set forth in the applicable base indenture with respect to the new debt securities and any change in the acceleration provisions described in this prospectus or in the applicable base indenture with respect to the new debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or set forth in the applicable base indenture with respect to the new debt securities;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the new debt securities;

•	the provisions, if any, relating to conversion or exchange of any securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange;

•	if applicable, the terms of any guarantee of the new debt securities; and

•	any other terms of the new debt securities, which may supplement, modify or delete any provision of the applicable base indenture as it applies to that series or any guarantees of new debt securities of that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities.

The applicable issuer may issue new debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the applicable base indenture. Information on material federal income tax considerations and other special considerations applicable to any of these new debt securities will be provided in the applicable prospectus supplement.

If the purchase price of any of the new debt securities is denominated in a foreign currency or currencies or a foreign currency unit or units, or if the principal of, and any premium and interest on, any series of new debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, then information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of new debt securities and such foreign currency or currencies or foreign currency unit or units will be provided in the applicable prospectus supplement.

Transfer and Exchange

Each new debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, or the Depositary, or a nominee of the Depositary (which is referred to as a “book-entry debt security”) or a certificate issued in definitive registered form (which is referred to as a “certificated debt security”), as set forth in the applicable prospectus supplement. Except in limited circumstances, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office the applicable issuer maintains for this purpose in accordance with the terms of the applicable base indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange may be required.

You may effect the transfer of certificated debt securities and the right to receive the principal of, or any premium or interest on, certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by the applicable issuer or the trustee of the certificate to the new holder or the issuance by the applicable issuer or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary or a nominee of the Depositary.

Covenants

Any restrictive covenants applicable to any issue of new debt securities will be set forth in the applicable prospectus supplement.

No Protection In the Event of a Change of Control

Unless stated otherwise in the applicable prospectus supplement, the new debt securities will not contain any provisions that may afford holders of the new debt securities protection in the event the applicable issuer has a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) that could adversely affect holders of new debt securities.

Consolidation, Merger and Sale of Assets

The applicable issuer may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets to any person (a “successor person”) unless:

•	the applicable issuer is the surviving person or the successor person (if other than the applicable issuer) is a person that is organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes the applicable issuer’s obligations on the new debt securities and under the applicable base indenture; and

•	immediately after giving effect to the transaction, no Default or Event of Default, shall have occurred and be continuing.

Notwithstanding the above, any subsidiaries of the applicable issuer may consolidate with, merge into or transfer all or part of its properties to the applicable issuer.

Events of Default

“Event of Default” means, with respect to any series of new debt securities, any of the following:

•	a default in the payment of any interest upon any new debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by the applicable issuer with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	a default in the payment of principal of any security of that series at its maturity;

•	a default in the deposit of any sinking fund payment, if, when and as due by the terms of the new debt securities of that series, and the continuance of such default for a period of 60 days;

•	a default in the performance or breach of any other covenant or warranty by the applicable issuer (or, in the case the new debt securities of that series are subject to a guarantee, the guarantor of such guarantee) in the applicable base indenture (other than a covenant or warranty that has been included in the applicable base indenture solely for the benefit of a series of new debt securities other than that series), which default continues uncured for a period of 60 days after the applicable issuer receives written notice from the trustee or the applicable issuer and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding new debt securities of that series as provided in the applicable base indenture;

•	if the new debt securities of such series are subject to a guarantee of a guarantor, such guarantee shall for any reason cease to be, or shall for any reason be asserted in writing by such guarantor or the applicable issuer not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated or permitted by the applicable base indenture or the terms of the new debt securities of that series;

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of the applicable issuer; and

•	any other Event of Default provided with respect to new debt securities of that series that is described in the applicable prospectus supplement.

No Event of Default with respect to a particular series of new debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of new debt securities. The occurrence of certain Events of Default or an acceleration under the applicable base indenture may constitute an event of default under certain other indebtedness of the applicable issuer or its subsidiaries outstanding from time to time.

If an Event of Default with respect to new debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding new debt securities of that series may, by a notice in writing to the applicable issuer (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the new debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series), and any premium and accrued and unpaid interest on, all new debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of, and any premium and accrued and unpaid interest on, all outstanding new debt securities of the applicable series will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding new debt securities. At any time after a declaration of acceleration with respect to new debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding new debt securities of that series may rescind and annul the acceleration if all Events of Default (other than the non-payment of accelerated principal, premium and interest, if any, with respect to new debt securities of that series) have been cured or waived as provided in the applicable base indenture. You are referred to the prospectus supplement relating to any series of new debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The applicable base indenture will provide that the trustee will be under no obligation to exercise any of its rights or powers under the applicable base indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in exercising such right of power. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding new debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the new debt securities of that series.

No holder of any new debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the applicable base indenture or for the appointment of a receiver or trustee, or for any remedy under the applicable base indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to new debt securities of that series; and

•	the holders of not less than 25% in principal amount of the outstanding new debt securities of that series have made written request, and offered reasonable indemnity or security, to the trustee to institute the proceeding as trustee, and the trustee has (x) not received from the holders of not less than a majority in principal amount of the outstanding new debt securities of that series a direction inconsistent with that request and (y) failed to institute the proceeding within 60 days.

Notwithstanding any other provision in the applicable base indenture, the holder of any new debt security will have an absolute and unconditional right to receive payment of the principal of, and any premium and interest on, that new debt security on or after the due dates expressed in that new debt security and to institute suit for the enforcement of payment.

The applicable base indenture will require the applicable issuer to, within 120 days after the end of its fiscal year, furnish to the trustee a statement as to compliance with the applicable base indenture. If a Default or Event of Default occurs and is continuing with respect to the securities of any series and is known to a responsible officer of the trustee, then the trustee must mail to each holder of the securities of that series notice of a Default or Event of Default within 90 days after it occurs. The applicable base indenture will provide that the trustee may withhold notice to the holders of new debt securities of any series of any Default or Event of Default (except in payment on any new debt securities of that series) with respect to new debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those new debt securities.

Modification and Waiver

The applicable issuer, the applicable guarantors, if any, and the trustee may modify and amend the applicable base indenture or the new debt securities of any series without the consent of any holder of any new debt security:

•	to cure any ambiguity, defect or inconsistency;

•	to evidence the succession of another person to the applicable issuer or, if applicable, any guarantor and the assumption by such successor person of the covenants of the applicable issuer or such guarantor, as applicable, in or pursuant to the applicable base indenture and in the new debt securities or the guarantees of such guarantor, as applicable;

•	to secure or provide additional security for all or any new debt securities of any series;

•	to add to the covenants of the applicable issuer or, if applicable, any guarantor for the benefit of the holders of all or any new debt securities of any series or to surrender any right or power conferred upon the applicable issuer or, if applicable, any guarantor with regard to all or any new debt securities of any series;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	to make any change that does not materially adversely affect the rights of any holder;

•	to provide for the issuance of and establish the form, terms and conditions of new debt securities of any series and any guarantees thereof, as permitted by the applicable base indenture;

•	to evidence and provide for the acceptance of appointment by a successor trustee with respect to the new debt securities of one or more series and to add to or change any of the provisions of the applicable base indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the applicable base indenture under the Trust Indenture Act;

•	to amend the provisions of the applicable base indenture relating to the transfer and legending of new debt securities; provided, however, that (i) compliance with the applicable base indenture as so amended would not result in new debt securities being transferred in violation of the Securities Act or any applicable securities law; and (ii) such amendment does not materially and adversely affect the rights of holders to transfer new debt securities, except as required by law;

•	to add any additional Events of Default for the benefit of the holders of all or any new debt securities of any series;

•	to add to, change or eliminate any provision of the applicable base indenture in respect of all or any new debt securities of any series or any guarantees thereof, provided that such addition, change or elimination shall either (A) (i) not apply to any new debt security of any series or any guarantee thereof that was created prior to the execution and delivery of such supplemental indenture; and (ii) not modify the rights of the holder of any such new debt security with respect to such provision; or (B) become effective only when there are no new debt securities outstanding;

•	in the case of any new debt securities that, by their terms, may be converted into securities or other property (other than new debt securities of the same series and of like tenor), to (A) make provisions with respect to adjustments to the applicable conversion rate of such new debt securities as required or permitted by the applicable base indenture and the terms of such new debt securities; or (B) permit or facilitate the issuance, payment or conversion of such new debt securities;

•	to add any person as a guarantor of all or any new debt securities of any series, which new debt securities were not theretofore subject to a guarantee, or to add additional guarantors of all or any new debt securities of any series;

•	to evidence the release and discharge of any guarantor from its obligations under its guarantees of any new debt securities and its obligations under the applicable base indenture in respect of any new debt securities, in each case in accordance with the applicable base indenture and the terms of such new debt securities; or

•	to conform the text of the applicable base indenture or any new debt securities of any series or any guarantee to the description of the applicable base indenture, such new debt securities or such guarantee contained in this prospectus and the applicable prospectus supplement, provided that such supplemental indenture shall apply only to such new debt securities or guarantee.

Except to the extent the terms of a series of new debt securities otherwise provide with respect to any of such new debt securities or guarantee thereof, the applicable issuer may also modify and amend the applicable base indenture with the consent of the holders of at least a majority in principal amount of the outstanding new debt securities of each series affected by the modifications or amendments. However, no waiver or amendment may be made without the consent of the holders of each affected new debt security then outstanding if that waiver or amendment will:

•	reduce the amount of new debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any new debt security;

•	reduce the principal of or premium, if any, on or change the fixed maturity of any new debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of new debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a default in the payment of the principal of, or any premium or interest on, any new debt security (except a rescission of acceleration of the new debt securities of any series by the holders of at least a majority in aggregate principal amount of the then-outstanding new debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of, or any premium or interest on, any new debt security payable in currency other than that stated in the new debt security;

•	make any change to certain provisions of the applicable base indenture relating to, among other things, (i) the right of holders of new debt securities to receive payment of the principal of, or any premium or interest on, new debt securities and to institute suit for the enforcement of any such payment; (ii) waivers of past defaults; and (iii) amendments and waivers that require the consent of each affected holder;

•	waive a redemption payment with respect to any new debt security;

•	in the case of any new debt security that is subject to a guarantee, release the guarantor of such guarantee from any of its obligations under such guarantee, except in accordance with the terms of the applicable base indenture and such new debt security;

•	make any change in the ranking or priority of any new debt security or any guarantee thereof that would adversely affect the holders of such new debt security; or

•	in the case of any new debt security that provides that the holder thereof may require the applicable issuer to repurchase or convert such new debt security, impair such holder’s right to require such repurchase or effect such conversion of such Security in accordance with the applicable base indenture and the terms of such new debt security.

Except in certain circumstances, the holders of at least a majority in principal amount of the outstanding new debt securities of any series may on behalf of the holders of all new debt securities of that series waive compliance by the applicable issuer or any guarantor of new debt securities of that series with provisions of the applicable base indenture or guarantee. The holders of a majority in principal amount of the outstanding new debt securities of any series may, on behalf of the holders of all the new debt securities of such series, waive any past default under the applicable base indenture with respect to that series and its consequences, except a default in the payment of the principal of, or any premium or interest on, any new debt security of that series. The holders of a majority in principal amount of the outstanding new debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of New Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The applicable base indenture will provide that, unless otherwise provided by the terms of the applicable series of new debt securities, the applicable issuer and the guarantors, if any, will be deemed to have paid and discharged the entire indebtedness on all the outstanding new debt securities of any series on the 123rd day after the date of the deposit referred to below, and the provisions of the applicable base indenture, as it relates to such outstanding new debt securities of such series, will no longer be in effect, except as to certain specified rights, powers, immunities and provisions. In order to effect such legal defeasance, the following conditions, among others, must be satisfied:

•	subject to certain rights of the applicable issuer and guarantors, if any, the applicable issuer or, if applicable, any guarantor(s), must deposit, or cause to be irrevocably deposited, with the trustee money or U.S. government obligations or, in the case of new debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants or investment bank, to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of all the new debt securities of that series on the stated maturity of those payments in accordance with the terms of the applicable base indenture and those new debt securities; and

•	such deposit will not result in a breach or violation of, or constitute a default under, the applicable base indenture or any other agreement or instrument to which the applicable issuer is a party or by which it is bound;

•	no default or Event of Default with respect to the new debt securities of such series shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after such date; and

•	the applicable issuer or guarantor(s) must deliver to the trustee an opinion of counsel stating that the applicable issuer or guarantor(s), as applicable, have received from, or there has been published by, the U.S. Internal Revenue Service a ruling or, since the date of execution of the applicable base indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the new debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants. The applicable base indenture will provide that, unless otherwise provided by the terms of the applicable series of new debt securities, upon compliance with certain conditions:

•	the applicable issuer and, if applicable, may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the applicable base indenture, as well as any additional covenants which may be described in the applicable prospectus supplement; and

•	any omission to comply with those covenants, or with certain other Events of Default, will not constitute a default or an Event of Default with respect to the new debt securities of that series (“covenant defeasance”).

The conditions include the following, among others:

•	subject to certain rights of the applicable issuer and guarantors, if any, the applicable issuer or, if applicable, any guarantor(s), must deposit, or cause to be irrevocably deposited, with the trustee money or U.S. government obligations or, in the case of new debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants or investment bank, to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of all the new debt securities of that series on the stated maturity of those payments in accordance with the terms of the applicable base indenture and those new debt securities; and

•	the applicable issuer or guarantor(s) must deliver to the trustee an opinion of counsel to the effect that the holders of the new debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default. In the event the applicable issuer exercises its option to effect covenant defeasance with respect to any series of new debt securities, and the new debt securities of that series are declared due and payable immediately following an acceleration after the occurrence of any Event of Default, the amount of money or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the new debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the new debt securities of that series at the time of such acceleration. However, the applicable issuer shall remain liable for those payments.

Governing Law

The applicable base indenture and the new debt securities, including any claim or controversy arising out of or relating to the applicable base indenture or the securities, will be governed by the laws of the State of New York (without regard to the conflicts of laws provisions thereof, other than Section 5-1401 of the General Obligations Law).

DESCRIPTION OF GUARANTEES

To the extent provided in the applicable supplement to this prospectus, the debt securities offered and sold pursuant to this prospectus may be guaranteed by one or more guarantors. Each guarantee will be issued under a supplement to the applicable indenture. The prospectus supplement relating to a particular issue of guarantees will describe the terms of those guarantees, including the following, to the extent applicable:

•	the series of debt securities to which the guarantees apply;

•	whether the guarantees are secured or unsecured;

•	whether the guarantees are senior, senior subordinated or subordinated;

•	the terms under which the guarantees may be amended, modified, waived, released or otherwise terminated, if different from the provisions applicable to the guaranteed debt securities; and

•	any additional terms of the guarantees.

PLAN OF DISTRIBUTION

The issuers may sell the securities domestically or abroad to one or more underwriters for public offering and sale by them or may sell the securities to investors directly or through dealers or agents, or through a combination of methods. Any underwriter, dealer or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

Underwriters may offer and sell the securities at: (i) a fixed price or prices, which may be changed, (ii) market prices prevailing at the time of sale, (iii) prices related to the prevailing market prices at the time of sale or (iv) negotiated prices. The issuers also may, from time to time, authorize underwriters acting as their agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from the applicable issuer in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation paid by an issuer to underwriters, dealers or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with any of the issuers, to indemnification against and contribution toward civil liabilities, including liabilities under the Securities Act. Any indemnification agreement will be described in the applicable prospectus supplement.

Unless specified otherwise in the applicable prospectus supplement, any series of securities issued hereunder will be a new issue with no established trading market (other than Kennedy-Wilson Holdings’ common stock, which is listed on the NYSE). If Kennedy-Wilson Holdings sells any shares of its common stock pursuant to a prospectus supplement, such shares will be listed on the NYSE, subject to official notice of issuance. The issuers may elect to list any other securities issued hereunder on any exchange, but the issuers are not obligated to do so. Any underwriters or agents to or through whom such securities are sold for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such securities.

If indicated in the applicable prospectus supplement, the issuers may authorize underwriters or other persons acting as the issuers’ agents to solicit offers by institutions or other suitable purchasers to purchase the securities from the issuers at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

To facilitate the offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than the issuers sold to them. In these circumstances, these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with and perform services for the issuers in the ordinary course of business.

The specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation, will be identified in a prospectus supplement.

LEGAL MATTERS

Certain matters will be passed upon for the issuers by Latham & Watkins LLP, Los Angeles, California. Certain other matters will be passed on for the issuers by Kulik, Gottesman & Siegel LLP, Los Angeles, California.

EXPERTS

The consolidated balance sheets of Kennedy-Wilson Holdings, Inc. and subsidiaries (the Company) as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2012, the financial statement schedules III and IV, and the effectiveness of internal control over financial reporting as of December 31, 2012 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, which reports appear in the Current Report on Form 8-K of Kennedy-Wilson Holdings, Inc. filed with the SEC on November 1, 2013, and are incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated balance sheets of KW Residential, LLC and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive income (loss), members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, have been incorporated by reference herein in reliance upon the report of KPMG AZSA LLC, independent auditors, which report appears in the Amendment No. 1 to the December 31, 2012 Annual Report on Form 10-K of Kennedy-Wilson Holdings, Inc., and is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The combined statements of operations, partners’ capital, and cash flows of KW Property Fund III, L.P. and KW Property Fund III (QP-A), L.P. for the year ended December 31, 2010, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, which report appears in Amendment No. 1 to the December 31, 2012 Annual Report on Form 10-K of Kennedy-Wilson Holdings, Inc., and is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The combined statements of operations, equity, and cash flows of KW/WDC Portfolio Member LLC and subsidiaries and One Carlsbad for the year ended December 31, 2010, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, which report appears in Amendment No. 1 to the December 31, 2012 Annual Report on Form 10-K of Kennedy-Wilson Holdings, Inc., and is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated balance sheets of Bay Fund Opportunity, LLC and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, members’ equity, and cash flows for each of the years in the two-year period then ended, and the related notes to the consolidated financial statements, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, which report appears in Amendment No. 1 to the December 31, 2012 Annual Report on Form 10-K of Kennedy-Wilson Holdings, Inc., and is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated balance sheets of KWF Real Estate Venture VI, L.P. and subsidiary as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive income (loss), partners’ capital and cash flows for the year ended December 31, 2012 and the period from October 5, 2011 (inception) through December 31, 2011, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, which report appears in Amendment No. 1 to the December 31, 2012 Annual Report on Form 10-K of Kennedy-Wilson Holdings, Inc., and is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The balance sheets of Bay Area Smart Growth Fund II, LLC as of December 31, 2012 and 2011, and the related statements of operations, members’ equity and cash flows for each of the years in the two-year period then ended, and the related notes to the financial statements, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, which report appears in amendment no.1 to the December 31, 2012 Annual Report on Form 10-K of Kennedy-Wilson Holdings, Inc., and is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The combined balance sheet of KWI America Multifamily, LLC and subsidiaries and KW SV Investment West Coast, LLC as of December 31, 2011, and the related combined statements of operations, members’ equity and cash flows for the year then ended, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, which report appears in Amendment No. 1 to the December 31, 2011 Annual Report on Form 10-K of Kennedy-Wilson Holdings, Inc., and is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated balance sheet of SJ Real Estate Investors, LLC and subsidiaries as of December 31, 2011, and the related consolidated statements of operations, members’ equity and cash flows for the year then ended, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, which report appears in Amendment No. 1 to the December 31, 2012 Annual Report on Form 10-K of Kennedy-Wilson Holdings, Inc., and is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated balance sheet of KW Property Fund II, L.P. and subsidiaries as of December 31, 2012, and the related consolidated statements of operations, partners’ capital and cash flows for the year then ended, and the related notes to the consolidated financial statements, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, which report appears in Amendment No. 1 to the December 31, 2012 Annual Report on Form 10-K of Kennedy-Wilson Holdings, Inc., and is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The statements of financial condition of Kennedy Wilson Real Estate Fund IV, L.P., including the schedules of investments, as of December 31, 2012, and the related statements of operations, partners’ capital and cash flows for the year then ended, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, which report appears in Amendment No. 1 to the December 31, 2012 Annual Report on Form 10-K of Kennedy-Wilson Holdings, Inc., and is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated balance sheet of KW Stadium Gateway Partners, LLC and subsidiary as of December 31, 2012, and the related consolidated statements of operations, members’ capital, and cash flows for the period from April 9, 2012 (inception) through December 31, 2012, and the related notes to the consolidated financial statements, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, which report appears in Amendment No. 1 to the December 31, 2012 Annual Report on Form 10-K of Kennedy-Wilson Holdings, Inc., and is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The statement of revenues and certain expenses of 950 Harrington Avenue for the year ended December 31, 2011, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, which report appears in the Current Report on Form 8-K of Kennedy-Wilson Holdings, Inc. filed with the SEC on February 14, 2013, and is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The statement of revenues and certain expenses of 1492 East Spring Lane for the year ended December 31, 2011, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, which report appears in the Current Report on Form 8-K of Kennedy-Wilson Holdings, Inc. filed with the SEC on February 14, 2013, and is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The statements of revenues and certain expenses of 433 Buena Vista for the years ended December 31, 2012 and 2011 and for the eight months ended December 31, 2010, and the related notes, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, which report appears in the Current Report on Form 8-K of Kennedy-Wilson Holdings, Inc. filed with the SEC on November 1, 2013, and is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The statement of revenues and certain expenses of 2260 Foothill Drive for the year ended December 31, 2012, and the related notes, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, which report appears in the Current Report on Form 8-K of Kennedy-Wilson Holdings, Inc. filed with the SEC on November 1, 2013, and is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The statement of revenues and certain expenses of 5161 Lankershim Boulevard for the year ended December 31, 2012, and the related notes, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, which report appears in the Current Report on Form 8-K of Kennedy-Wilson Holdings, Inc. filed with the SEC on November 1, 2013, and is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The statement of revenues and certain expenses of 1201 and 1235 Radio Road for the year ended December 31, 2012, and the related notes, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, which report appears in the Current Report on Form 8-K of Kennedy-Wilson Holdings, Inc. filed with the SEC on November 1, 2013, and is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The statement of revenues and certain expenses of 655 Tennyson Road for the year ended December 31, 2012, and the related notes, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, which report appears in the Current Report on Form 8-K of Kennedy-Wilson Holdings, Inc. filed with the SEC on November 1, 2013, and is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The combined statement of revenues and certain expenses of 150 and 151 El Camino Drive for the year ended December 31, 2012, and the related notes, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, which report appears in the Current Report on Form 8-K of Kennedy-Wilson Holdings, Inc. filed with the SEC on November 1, 2013, and is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

KPMG LLP’s reports refer to the fact that the statements of revenues and certain expenses of (1) 950 Harrington Avenue for the year ended December 31, 2011, (2) 1492 East Spring Lane for the year ended December 31, 2011, (3) 433 Buena Vista for the years ended December 31, 2012 and 2011 and for the eight months ended December 31, 2010, (4) 2260 Foothill Drive for the year ended December 31, 2012, (5) 5161 Lankershim Boulevard for the year ended December 31, 2012, (6) 1201 and 1235 Radio Road for the year ended December 31, 2012, (7) 655 Tennyson Road for the year ended December 31, 2012, and (8) 150 and 151 El Camino Drive for the year ended December 31, 2012 were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of revenues and expenses.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for Kennedy-Wilson Holdings common stock is Continental Stock Transfer & Trust Company. Its telephone number is (212) 509-4000.

Kennedy-Wilson, Inc.

$250,000,000

    % Senior Notes due 2024

PRELIMINARY    PROSPECTUS    SUPPLEMENT

Joint Book-Running Managers:

BofA Merrill Lynch

Deutsche Bank Securities

Co-Manager:

US Bancorp

March     , 2014